As filed with the Securities and Exchange Commission on March 16, 1994

                                                 Registration No. 33-_____
___________________________________________________________________________

                            SECURITIES AND EXCHANGE COMMISSION
                                  WASHINGTON, D.C.  20549
                                   ____________________

                                         FORM S-4
                                  REGISTRATION STATEMENT
                                           UNDER
                                THE SECURITIES ACT OF 1933
                                   ____________________

                                   MERIDIAN BANCORP, INC.
                  (Exact name of registrant as specified in its charter)

        Pennsylvania                     6711               23-2237529
(State or other jurisdiction of    (Primary Standard     (I.R.S. Employer
incorporation or organization)     Industrial            Identification No.)
                                   Classification
                                   Code Number)

                                   35 North Sixth Street
                               Reading, Pennsylvania  19601
                                     (215) 655-2000
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      David E. Sparks
                         Vice Chairman and Chief Financial Officer
                                  Meridian Bancorp, Inc.
                                   35 North Sixth Street
                               Reading, Pennsylvania  19601
                                       (215) 655-2000
                 (Name, address, including zip code, and telephone number,
                        including area code, of agent for service)
                         ________________________________________

                                        Copies to:

      Joseph M. Harenza, Esquire           Charles J. Ferry, Esquire
      David W. Swartz, Esquire             Rhoads & Sinon
      Stevens & Lee                        Dauphin Bank Building, 12th Floor
      607 Washington Street                One South Market Square
      P.O. Box 679                         P.O. Box 1146
      Reading, Pennsylvania 19603          Harrisburg, Pennsylvania 17108-1146

                         ________________________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                      CALCULATION OF REGISTRATION FEE
___________________________________________________________________________

Title of
each class of                       offering      aggregate     Amount of
securities to     Amount to be      price per     offering      registra-
be registered     registered(1)     unit          price         tion fee(2)
___________________________________________________________________________

Common Stock,     166,500           Not           Not           $1,033.53
par value         shares            applicable    applicable
$5.00 per share   (with Rights)
(and associated
stock purchase
rights)(3)
___________________________________________________________________________

(1) Based on the maximum number of shares of the Registrant's common stock which may be issued in connection with the proposed merger of The Grange National Bank of Susquehanna County ("Grange") with and into the Registrant.

(2) Computed, in accordance with Rule 457(f)(2), on the basis of the book value of the common stock of Grange on December 31, 1993 of $119.89 per share and based on 25,000 shares of Grange common stock outstanding.

(3) Prior to the occurrence of certain events, the stock purchase rights will not be evidenced separately from the common stock.

                                   ____________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
___________________________________________________________________________

                            MERIDIAN BANCORP, INC.

                             CROSS-REFERENCE SHEET

             Pursuant to Item 501(b) of Regulation S-K showing the
               location in the Proxy Statement/Prospectus of the
                  information required by Part I of Form S-4

                                                Location in Proxy
      Form S-4 Item No.                         Statement/Prospectus

A.    Information About the Transaction.

      1.    Forepart of Registration
            Statement and Outside Front
            Cover Page of Prospectus ...        Outside front cover page

      2.    Inside Front and Outside
            Back Cover Pages of
            Prospectus .................        Table of Contents;
                                                Available Information;
                                                Incorporation of Certain
                                                Documents by Reference

      3.    Risk Factors, Ratio of
            Earnings to Fixed Charges
            and Other Information ......        Summary

      4.    Terms of the Transaction ...        Introduction; The
                                                Meetings; The Merger;
                                                Interests of Certain
                                                Persons in the Merger;
                                                Certain Related
                                                Transactions; Description
                                                of Meridian Capital
                                                Securities; Comparison of
                                                Shareholder Rights

      5.    Pro Forma Financial
            Information ................        Not Applicable

      6.    Material Contacts with the
            Company Being Acquired .....        The Merger; Interests of
                                                Certain Persons in the
                                                Merger; Certain Related
                                                Transactions

      7.    Additional Information
            Required for Reoffering by
            Persons and Parties Deemed
            to be Underwriters .........        Not Applicable

      8.    Interests of Named Experts
            and Counsel ................        Legal Matters

      9.    Disclosure of Commission
            Position on Indemnifica-
            tion for Securities Act
            Liabilities ................        Not Applicable

B.    Information About the Registrant.

      10.   Information with Respect to
            S-3 Registrants ............        Summary; Description of
                                                Meridian

      11.   Incorporation of Certain
            Information by Reference ...        Incorporation of Certain
                                                Documents by Reference

      12.   Information with Respect to
            S-2 or S-3 Registrants .....        Not Applicable

      13.   Incorporation of Certain
            Information by Reference ...        Not Applicable

      14.   Information with Respect
            to Registrants Other Than
            S-2 or S-3 Registrants .....        Not Applicable

C.    Information About the Company
      Being Acquired.

      15.   Information with Respect
            to S-3 Companies ...........        Not Applicable

      16.   Information with Respect
            to S-2 or S-3 Companies ....        Not Applicable

      17.   Information with Respect to
            Companies Other Than S-2 or
            S-3 Companies ..............        Summary; Introduction;
                                                Grange:  Selected
                                                Financial Data; Grange:
                                                Management's Discussion
                                                and Analysis of Financial
                                                Condition and Results of
                                                Operations; Description
                                                of Grange; Index to
                                                Grange Financial
                                                Statements

D.    Voting and Management Information.

      18.   Information if Proxies,
            Consents or Authorizations
            are to be Solicited ........        Incorporation of Certain
                                                Documents by Reference;
                                                Summary; The Meeting; The
                                                Merger; The Merger --
                                                Dissenters' Rights; The
                                                Merger -- Management and
                                                Operations After the
                                                Merger; The Merger --
                                                Interests of Certain
                                                Persons in the Merger

      19.   Information if Proxies,
            Consents or Authorizations
            are not to be Solicited
            or in an Exchange Offer ....        Not Applicable

                    [LETTERHEAD OF THE GRANGE NATIONAL BANK
                            OF SUSQUEHANNA COUNTY]

Dear Fellow Shareholder:

      A Special Meeting of the shareholders of The Grange National Bank of Susquehanna County ("Grange") will be held on Monday, April 25, 1994, at 2:00 p.m., local time, at the Green Gables
Restaurant, Main Street, New Milford, Pennsylvania.

      At the Special Meeting, you will be asked to consider and vote upon the merger agreement, as amended, among Grange, Meridian Bancorp and Meridian Bank, providing for the merger (the "Merger") of Grange with and into Meridian Bank, a wholly owned banking subsidiary of Meridian Bancorp. As you may know, Meridian succeeded to all of the rights of Commonwealth Bancshares Corporation and Commonwealth Bank to acquire Grange when Commonwealth merged with Meridian on August 31, 1993. Meridian is a bank and financial services holding company headquartered in Reading, Pennsylvania. Through its subsidiary banks, Meridian currently maintains 303 banking offices in eastern and central Pennsylvania and in New Jersey and Delaware.

      If the Merger is approved and completed prior to June 1, 1994, each outstanding share of Grange common stock will be converted into 5.66 shares of Meridian common stock, subject to upward adjustment to a maximum of 6.66 shares as provided in the merger agreement which is more fully described in the attached Proxy Statement/Prospectus.

      The attached Proxy Statement/Prospectus contains important information concerning the Merger. We urge you to give it your careful attention.

      The Board of Directors of Grange has carefully considered the Merger Agreement and believes that the Merger is in the best interests of Grange and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      Your participation in the Special Meeting, in person or by proxy, is important. Please mark, sign, date and return as soon as possible the enclosed proxy card in the accompanying return envelope, whether or not you plan to attend the Special Meeting. Returning the proxy card does not prejudice your right to vote your shares in person at the Special Meeting if you choose to do so.

                                    Sincerely yours,


                                    Agnes M. Jones,
                                    President and
                                    Chief Executive Officer

                THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY
                                220 Main Street
                        New Milford, Pennsylvania 18834
                             ____________________

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         To Be Held on April 25, 1994
                             ____________________

      A Special Meeting of Shareholders of The Grange National Bank of Susquehanna County ("Grange") will be held on Monday, April 25, 1994, at 2:00 p.m., local time, at the Green Gables Restaurant, Main Street, New Milford, Pennsylvania, to consider the following matters:

      1. The approval and adoption of the Joint Plan of Merger, dated as of April 26, 1993, among The Grange National Bank of Susquehanna County ("Grange"), Commonwealth Bank and Commonwealth Bancshares Corporation ("Commonwealth"), as supplemented by a Supplemental Agreement to Joint Plan of Merger, dated as of April 26, 1993, among Grange, Commonwealth Bank, Commonwealth, Meridian Bancorp, Inc. ("Meridian") and Meridian Bank, and a Second Supplemental Agreement to Joint Plan of Merger, dated as of February 17, 1994, among Grange, Meridian and Meridian Bank (collectively, the "Merger Agreement"), attached as Annex A to the accompanying Proxy Statement/Prospectus, providing for the merger (the "Merger") of Grange with and into Meridian Bank, pursuant to which each share of outstanding common stock of Grange will be converted into 5.66 shares of common stock of Meridian, subject to upward adjustment as provided in the Merger Agreement, all as more fully described in the accompanying Proxy Statement/Prospectus.

      2. To vote on adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement.

      3. Such other matters as may properly be brought before the Special Meeting or any adjournments thereof.

      The Board of Directors of Grange has fixed the close of business on March 18, 1994, as the record date for determining shareholders entitled to notice of, and to vote at, the Special
Meeting and any adjournments thereof.

      A Proxy Statement/Prospectus is set forth on the following pages and a form of proxy is enclosed herewith. To ensure that your vote is counted, please complete, sign, date and return the proxy in the enclosed return envelope, whether or not you plan to attend the Special Meeting in person. If you attend the Special Meeting, you may revoke your proxy and vote your shares in person.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    /s/ William S. Kane
                                    William S. Kane,
                                    Secretary

New Milford, Pennsylvania
March 25, 1994

_________________________________________________________________

                THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                                PROXY STATEMENT

                             ____________________

                            MERIDIAN BANCORP, INC.

                                  PROSPECTUS

                        166,500 SHARES OF COMMON STOCK
_________________________________________________________________

            This Proxy Statement/Prospectus ("Proxy
Statement/Prospectus") is being furnished to shareholders of The Grange National Bank of Susquehanna County ("Grange") in connection with the solicitation of proxies by the Board of Directors of Grange for use at the Special Meeting of Shareholders (including any adjournments or postponements thereof) which is to be held on April 25, 1994 to consider and take action upon the proposed merger (the "Merger") of Grange with and into Meridian Bank ("Meridian Bank"), which is a wholly owned subsidiary of Meridian Bancorp, Inc. ("Meridian"), pursuant to the Joint Plan of Merger, dated as of April 26, 1993, among Grange, Commonwealth Bancshares Corporation ("Commonwealth"), and Commonwealth Bank, as supplemented by a Supplemental Agreement to the Joint Plan of Merger, dated as of April 26, 1993 (the "Supplemental Agreement"), among Grange, Commonwealth, Commonwealth Bank, Meridian and Meridian Bank, and a Second Supplemental Agreement to Joint Plan of Merger, dated as of February 17, 1994, among Grange, Meridian and Meridian Bank (collectively, the "Merger Agreement").

            This Proxy Statement/Prospectus also constitutes a prospectus of Meridian with respect to shares of Meridian common stock, $5.00 par value (the "Meridian Common Stock"), issuable to Grange shareholders in the Merger.

            This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of Grange on or about March 25, 1994.

            THE SHARES OF MERIDIAN COMMON STOCK OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF MERIDIAN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR
SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                               ________________

            The date of this Proxy Statement/Prospectus is March 25, 1994.

                               Table of Contents

                                                                          Page


AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . .   1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . .   2

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      The Companies. . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
      The Special Meeting. . . . . . . . . . . . . . . . . . . . . . . . .   4
      The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      Certain Related Transactions . . . . . . . . . . . . . . . . . . . .   9
      Condensed Consolidated Financial and Other Data. . . . . . . . . . .  10

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

DESCRIPTION OF MERIDIAN. . . . . . . . . . . . . . . . . . . . . . . . . .  20

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Matters to be Considered at the Special Meeting. . . . . . . . . . .  23
      Votes Required; Quorum . . . . . . . . . . . . . . . . . . . . . . .  23
      Voting of Proxies. . . . . . . . . . . . . . . . . . . . . . . . . .  23
      Revocability of Proxies. . . . . . . . . . . . . . . . . . . . . . .  23
      Record Date; Stock Entitled to Vote. . . . . . . . . . . . . . . . .  24
      Grange Stock Owned by Principal Shareholders, Directors
            and Executive Officers . . . . . . . . . . . . . . . . . . . .  24
      Solicitation of Proxies. . . . . . . . . . . . . . . . . . . . . . .  25

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
      Background of and Reasons for the Merger;
            Recommendation of Grange Board of Directors. . . . . . . . . .  26
      Terms of the Merger. . . . . . . . . . . . . . . . . . . . . . . . .  29
      Opinion of Grange Financial Advisor. . . . . . . . . . . . . . . . .  30
      Effective Date of the Merger . . . . . . . . . . . . . . . . . . . .  34
      Exchange of Grange Stock Certificates. . . . . . . . . . . . . . . .  34
      Conditions to the Merger . . . . . . . . . . . . . . . . . . . . . .  35
      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . .  36
      Representations and Warranties . . . . . . . . . . . . . . . . . . .  36
      Business Pending the Merger. . . . . . . . . . . . . . . . . . . . .  37
      Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Restrictions on Other Business Combinations or
            Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . .  38
      Amendment; Waivers . . . . . . . . . . . . . . . . . . . . . . . . .  39
      Termination; Effect of Termination . . . . . . . . . . . . . . . . .  39
      Management and Operations after the Merger . . . . . . . . . . . . .  39
      Interests of Certain Persons in the Merger . . . . . . . . . . . . .  40
      Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . . . .  40
      Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . .  40
      Certain Federal Income Tax Consequences. . . . . . . . . . . . . . .  41
      Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
      Resale of Meridian Common Stock. . . . . . . . . . . . . . . . . . .  42
      Dividend Reinvestment Plan . . . . . . . . . . . . . . . . . . . . .  42
      Dissenters' Rights . . . . . . . . . . . . . . . . . . . . . . . . .  43

GRANGE SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . .  44

GRANGE:  MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. . . . . .  46

DESCRIPTION OF GRANGE. . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
      Supervision and Regulation . . . . . . . . . . . . . . . . . . . . .  49
      Legal Proceedings. . . . . . . . . . . . . . . . . . . . . . . . . .  51
      Market Price of Grange Common Stock. . . . . . . . . . . . . . . . .  51
      Dividends Per Share on Grange Common Stock . . . . . . . . . . . . .  52

DESCRIPTION OF MERIDIAN CAPITAL SECURITIES . . . . . . . . . . . . . . . .  53
      Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
      Preferred Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .  54
      Capital Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
      Shareholder Rights Plan. . . . . . . . . . . . . . . . . . . . . . .  55
      Special Charter and Pennsylvania Corporate Law
            Provisions . . . . . . . . . . . . . . . . . . . . . . . . . .  56

COMPARISON OF SHAREHOLDER RIGHTS . . . . . . . . . . . . . . . . . . . . .  57
      Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
      Shareholders' Meetings . . . . . . . . . . . . . . . . . . . . . . .  59
      Required Shareholder Vote. . . . . . . . . . . . . . . . . . . . . .  59
      Shareholder Rights Plans . . . . . . . . . . . . . . . . . . . . . .  60
      Amendment of Bylaws. . . . . . . . . . . . . . . . . . . . . . . . .  61
      Mandatory Tender Offer Provision . . . . . . . . . . . . . . . . . .  61

ADJOURNMENT OF SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . .  61

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62

INDEX TO GRANGE FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . F-1

ANNEXES

A.    Plan of Merger, Supplemental Agreement and
      Second Supplemental Agreement . . . . . . . . . . . . . .A-1

B.    Opinion of McConnell, Budd & Downes, Inc. . . . . . . . .B-1

C.    Excerpts from National Bank Act Relating to
      Dissenters' Rights  . . . . . . . . . . . . . . . . . . .C-1

            No persons have been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by Meridian or Grange. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of Meridian or Grange since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

            All information concerning Meridian and its subsidiaries contained herein, incorporated herein by reference or supplied herewith has been furnished by Meridian, and all information concerning Grange and its subsidiaries contained herein or supplied herewith has been furnished by Grange.

                             AVAILABLE INFORMATION

            Meridian is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Meridian and Commonwealth with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

            Meridian has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Meridian Common Stock to be issued pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference or supplied herewith as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by Meridian (File No. 0-12364) pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

            1. Meridian's Annual Report on Form 10-K for the year ended December 31, 1993 (including certain information contained in Meridian's Proxy
                  Statement dated March 21, 1994 used in connection with Meridian's 1994 Annual Meeting of
                  Shareholders and incorporated by reference in the Form 10-K).

            2. Meridian's Registration Statement on Form 8-A dated August 14, 1989, with respect to Preferred Stock Purchase Rights registered pursuant to
                  Section 12(g) of the Exchange Act.

            All documents and reports filed by Meridian pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the special meeting of Grange's shareholders shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

            THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED
HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, ON WRITTEN OR ORAL REQUEST. DOCUMENTS RELATING TO MERIDIAN MAY BE REQUESTED FROM MERIDIAN BANCORP, INC., 35 NORTH SIXTH STREET, READING, PENNSYLVANIA 19601 (TELEPHONE NUMBER (215) 655-2438), ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE DELIVERY OF THE DOCUMENTS PRIOR TO THE SPECIAL MEETING OF
GRANGE'S SHAREHOLDERS, REQUESTS SHOULD BE RECEIVED BY APRIL 15,
1994.

                                    SUMMARY

            The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus.
Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy Statement/Prospectus and the Annexes hereto.

The Companies

      Meridian

            Meridian is a Pennsylvania business corporation and is a multi-bank holding company headquartered in Reading, Pennsylvania. Its banking subsidiaries consist of Meridian Bank, Delaware Trust Company and Meridian Bank, New Jersey. At
December 31, 1993, Meridian and its subsidiaries had total consolidated assets, deposits and shareholders' equity of approximately $14.1 billion, $11.3 billion and $1.2 billion, respectively. For additional information on Meridian and its subsidiaries, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," and "DESCRIPTION OF MERIDIAN."

            The principal executive offices of Meridian are located at 35 North Sixth Street, Reading, Pennsylvania 19601, and its telephone number is (610) 655-2000. See "DESCRIPTION OF
MERIDIAN-General."

      Grange

            Grange is a nationally chartered bank engaged in general commercial and retail banking. Grange is a member of the Federal Reserve System. At December 31, 1993, Grange reported total assets, deposits and shareholders' equity of $28.5 million, $25.3 million and $3.0 million, respectively. For additional information concerning Grange, its business, financial condition, and results of operations, see "GRANGE SELECTED HISTORICAL FINANCIAL DATA," "DESCRIPTION OF GRANGE" and "INDEX TO GRANGE FINANCIAL STATEMENTS."

            The principal executive offices of Grange are located at 220 Main Street, New Milford, Pennsylvania 18834, and its telephone number is (717) 465-3206. See "DESCRIPTION OF
GRANGE--Business."

The Special Meeting

      General

            A special meeting of the shareholders of Grange will be held at the Green Gables Restaurant, Main Street, New Milford,
Pennsylvania, on Monday, April 25, 1994, at 2:00 p.m., local time
(the "Special Meeting").  See "THE SPECIAL MEETING."

      Matters to be Considered at the Special Meeting

            At the Special Meeting, holders of Grange common stock, $8.00 par value per share (the "Grange Common Stock"), will consider and vote upon the approval and adoption of the Joint
Plan of Merger, dated as of April 26, 1993 (the "Plan of
Merger"), among Grange, Commonwealth and Commonwealth Bank, as amended by a Supplemental Agreement to Joint Plan of Merger, dated as of April 26, 1993, among Grange, Commonwealth, Commonwealth Bank, Meridian and Meridian Bank, and a Second Supplemental Agreement, dated as of February 17, 1994, among Grange, Meridian and Meridian Bank (the Plan of Merger as amended is attached as Annex A to this Proxy Statement/Prospectus and is hereinafter referred to as the "Merger Agreement"), providing for the merger of Grange with and into Meridian Bank (the "Merger").
In addition to the Merger Agreement, shareholders of Grange are being asked to approve a proposal to adjourn the Special
Meeting, if necessary, to permit further solicitation of proxies. See "ADJOURNMENT OF SPECIAL MEETING." Shareholders will also consider and vote upon any other matter that may properly come before the Special Meeting. See "THE SPECIAL MEETING--Matters to be Considered at the Special Meeting."

      Vote and Quorum Requirements

            The Merger will require the approval of the Merger
Agreement by the affirmative vote of 66-2/3% of the outstanding shares of Grange Common Stock. See "THE SPECIAL MEETING--Votes
Required; Quorum."

      Record Date

            The record date for the Special Meeting is March 18, 1994. See "THE MEETING--Record Date; Stock Entitled to Vote."

The Merger

      Effect of Merger

            At the effective date of the Merger (the "Effective Date"), each outstanding share of Grange Common Stock, except shares, if any, held by shareholders who have duly exercised dissenters' rights under federal law, will be automatically converted into and become a right to receive 5.66 shares of Meridian Common Stock, unless the market value of a share of Meridian Common Stock is less than $32.685 per share in which case each share of Grange Common Stock will be automatically converted and become a right to receive the lesser of (a) such number of shares of Meridian Common Stock as shall have a market value of $185.00 or (b) 6.50 shares of Meridian Common Stock. If the Effective Date occurs on or after June 1, 1994, however, each share of Grange Common Stock, except shares, if any, held by shareholders who have duly exercised dissenters' rights under federal law, will be automatically converted and become a right to receive 6.66 shares of Meridian Common Stock. Meridian will pay cash to Grange shareholders in lieu of issuing fractions of a whole share of Meridian Common Stock. See "THE MERGER--Terms of the Merger."

            The Merger is intended to qualify as a pooling of interests for financial accounting purposes and is expected to constitute a tax-free reorganization for federal income tax purposes. Qualification of the Merger for pooling of interests accounting treatment is not a condition to Meridian's obligation to complete the Merger. See "THE MERGER--Accounting Treatment" and "THE MERGER--Certain Federal Income Tax Consequences."

            In an effort to assure that Grange shareholders receive a dividend for each calendar quarter during the pendency of the Merger, the Merger Agreement, subject to certain restrictions, permits Grange to pay its regular quarterly cash dividend of not more than $.60 per share on the first day of each calendar quarter. The Merger Agreement, as amended, permits Grange to pay a cash dividend of $1.00 per share on April 1, 1994 and, if the Effective Date has not occurred prior to May 15, 1994, permits Grange to pay immediately prior to the Effective Date a cash dividend equal to $.32 (Meridian's present quarterly dividend rate) multiplied by the number of shares of Meridian Common Stock into which each share of Grange Common Stock will be converted on the Effective Date. See "THE MERGER--Dividends."

      Recommendation of the Board of Directors and Reasons for the Merger

            The Board of Directors of Grange unanimously recommends that its shareholders approve and adopt the Merger Agreement.
See "THE MERGER--Background of and Reasons for the Merger;
Recommendations of the Meridian and Grange Boards of Directors."

            The Board of Directors of Grange believes that the terms of the Merger are fair and in the best interests of Grange shareholders and has unanimously approved the Merger Agreement. The Board of Directors of Grange believes that the Merger will result in a stronger and more effective competitor in the Susquehanna County market served by Grange, while providing Grange shareholders the opportunity to continue as equity participants with a more liquid investment in a larger regional bank. The Board of Directors of Grange also believes that the Merger will result in a broader range of products and services for Grange's customers than Grange presently offers as an independent entity. For information on the matters considered by Grange's Board of Directors in approving and recommending the Merger, see "THE MERGER--Background of and Reasons for the Merger; Recommendation of the Grange Board of Directors."

      Opinion of Financial Advisor

            McConnell, Budd & Downes, Inc. ("MB&D") has delivered to the Board of Directors of Grange its opinion that, as of January 25, 1994, the Exchange Ratio is fair from a financial point of view to the shareholders of Grange. For information on the assumptions made, matters considered and limitations on the review undertaken by MB&D, see "THE MERGER--Opinion of Grange's Financial Advisor." Shareholders are urged to read in its entirety the opinion of MB&D, dated March 14, 1994, attached as Annex B to this Proxy Statement/Prospectus.

      Representations, Warranties, and Covenants

            The Merger Agreement contains customary
representations, warranties, and covenants for transactions similar to the Merger. In addition, Meridian has agreed to operate former Grange branches as part of the Commonwealth Division of Meridian Bank following completion of the Merger. See "THE MERGER--Conditions to the Merger," "--Representations and Warranties," "--Management and Operations after the Merger."

      Conditions to the Merger

            The obligations of Meridian and Grange to complete the Merger are subject to various conditions, including, among other things, obtaining required approval of shareholders of Grange, obtaining required approvals from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking of the Commonwealth of Pennsylvania (the
"Department"), receipt of an opinion of counsel at the closing of the Merger with respect to certain federal income tax consequences of the Merger and other conditions precedent customary in transactions such as the Merger. As of the date of this Proxy Statement/Prospectus regulatory approvals of the Federal Reserve and the Department have been obtained. No assurance can be made that any of such other conditions will be satisfied. See "THE MERGER--Conditions to the Merger."

            Under Pennsylvania law and other applicable rules and regulations, approval of the Merger Agreement by the shareholders of Meridian is not required.

      Termination; Effect of Termination

            The Merger Agreement may be terminated at any time prior to the Effective Date by (a) mutual written consent of Meridian and Grange or (b) by either party if (i) at any time prior to the Effective Date any event shall have occurred or any state of facts shall exist that renders it impossible for such party to fulfill any of the conditions or obligations under the Merger Agreement, or (ii) the Effective Date has not occurred on or before June 1, 1994 or such later date as determined by Meridian and Grange. See "THE MERGER--Termination; Effect of Termination."

      Differences in Shareholder Rights

            Upon completion of the Merger, shareholders of Grange will become shareholders of Meridian and their rights as such will be governed by Meridian's Articles of Incorporation and Bylaws and will be governed by Pennsylvania law. The rights of shareholders of Meridian are different in certain respects from the rights of shareholders of Grange. See "COMPARISON OF SHAREHOLDER RIGHTS."

      Dissenters' Rights of Grange Shareholders

            Any shareholder who objects to the Merger is entitled to the rights and remedies of a dissenting shareholder as provided in Section 214a of Title 12 of the United States Code, as amended (the "U.S. Code"), but only on the condition that the dissenting shareholder takes the necessary steps to perfect his rights. The Merger Agreement provides that one of the conditions to Meridian's obligation to consummate the Merger is that shareholders holding 10% or more of the outstanding shares of Grange Common Stock shall not have asserted and duly perfected their dissenters' rights.

            If the Merger is completed, any Grange shareholder who follows the procedures set forth in the U.S. Code will be entitled to receive from Meridian a cash payment equal to the fair market value of his shares of Grange Common Stock determined as described below, as of the Effective Date. The U.S. Code provides that any shareholder of Grange who has voted against the Merger at the Special Meeting, or who has given notice in writing at or prior to the Special Meeting to the Chairman and Chief Executive Officer of Grange that he dissents from the Merger and does not thereafter vote in favor of the Merger, shall be entitled to receive the fair value of the shares of Grange Common Stock held by him when the Merger becomes effective, provided, however, that such shareholder makes a written request to Meridian at any time thirty days after the Effective Date, accompanied by the surrender of his share certificate. A description of the appraisal process is provided in "THE MEETING--Dissenters' Rights."

            The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting shareholders, and such summary is qualified in its entirety by reference to the applicable provisions of the U.S. Code, which are reproduced in full in Annex E to this Proxy Statement/Prospectus.

      Management and Operations after the Merger

            The Boards of Directors and executive officers of Meridian and Meridian Bank in office immediately prior to completion of the Merger will remain as Meridian's and Meridian Bank's Boards and executive officers upon completion of the Merger. Upon completion of the Merger, Meridian Bank intends to operate former Grange branches as part of the Commonwealth Division of Meridian Bank. See "THE MERGER--Management and Operations After the Merger."

            All persons who are employees of Grange immediately prior to the Effective Date will become employed by Meridian Bank, to the extent Meridian Bank in good faith deems appropriate, on the terms and conditions, including titles, salaries and benefits, comparable to those made available to employees of Meridian Bank holding similar positions. See "THE MERGER--Management and Operations After the Merger."

Certain Related Transactions

      Restrictions on Other Business Combinations or Acquisitions

            Grange has agreed in the Merger Agreement that it will not enter into an agreement with any other party relating to a business combination or other acquisition involving Grange or any material portion of its assets, except under certain limited circumstances. Grange has further agreed that it will not authorize or permit any officer, director, employee or other representative to solicit, encourage or negotiate any proposal for a business combination or acquisition with a party other than Meridian and Meridian Bank, unless the Board of Directors is advised that in the opinion of counsel they are required to do so by applicable principles of fiduciary duty. See "THE MERGER--Restrictions on Other Business Combinations or Acquisitions." In addition, the directors and executive officers of Grange have agreed to vote their shares of Grange Common Stock in favor of the Merger Agreement. See "THE MEETING--Matters to be Considered at the Meeting."

            The above described agreements of Grange and of such directors and executive officers may have the effect of precluding or discouraging persons who might now or prior to the Effective Date be interested in acquiring all of or a significant interest in Grange from considering or proposing such an acquisition, even if such persons were willing to pay a higher price per share for Grange Common Stock than the price per share implicit in the Merger consideration at that time, or might result in a potential acquiror proposing to pay a lower per share price to acquire Grange than it might otherwise have proposed to pay. See "THE MEETING--Matters to be Considered at the Meeting."

      Interests of Certain Persons in the Merger

            Agnes M. Jones, President and Chief Executive Officer of Grange, has entered into an agreement with Meridian Bank which provides, among other things, that Mrs. Jones will be employed by Meridian Bank for two years following the Effective Date at an annual salary of $57,000 per year (or, at the option of Mrs. Jones during the second year of the Agreement, will be engaged on a part-time basis for a salary of $28,500), will receive payments equal to $50,000 in consideration of cancellation of her existing employment contract, and will receive certain severance payments equal to the then remaining payments under the agreement in the event of termination of her employment without cause prior to the end of the employment period. See "THE MERGER--Interests of Certain Persons in the Merger."

Condensed Consolidated Financial and Other Data

      Meridian Selected Financial Data

            The following table sets forth certain selected historical consolidated financial data for Meridian. This information is derived from, and should be read in conjunction with, the consolidated financial statements of Meridian, including the notes thereto, which are incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION." The data for the years ended December 31, 1989 through December 31, 1993 are derived from Meridian's consolidated financial statements, which have been audited by Meridian's independent auditors.

                          MERIDIAN SELECTED HISTORICAL FINANCIAL DATA

                                            At or for the Year Ended December 31,
                                 1993         1992         1991         1990         1989
                                        (Dollars in thousands, except per share data)
Results of Operations
Interest Income                $961,690     $1,016,181   $1,123,711   $1,246,867    $1,120,165
Interest Expense                344,398        442,998      623,675      775,495       703,116

Net Interest Income             612,292        573,183      500,036      471,372       417,049
Provision for Possible
  Loan Losses                    56,101         68,827      106,750      140,746        30,517

Net Interest Income After
  Provision for Possible
  Loan Losses                   561,191        504,356      393,286      330,626       386,532
Other Income                    285,270        242,878      261,200      188,227       147,632
Other Expenses                  636,853        561,850      486,427      432,380       383,528

Income from Continuing
  Operations Before Income
  Taxes and Cumulative
  Effect of Change in
  Accounting Principle          209,608        185,384      168,059       86,473       150,636
Provision for Income Taxes       59,068         48,679       43,873       23,806        33,671

Income from Continuing
  Operations Before
  Cumulative Effect of
  Change in Accounting
  Principle                     150,540        136,705      124,186       62,667       116,965

Loss from Discontinued
  Operations (Net of Taxes)          --             --       (6,500)     (25,983)     (11,114)

Income before Cumulative
  Effect of Change in
  Accounting Principle          150,540        136,705      117,686       36,684      105,851

Cumulative Effect on Prior
Years of Change in Method
of Accounting for Income
Taxes                             7,221              --           --           --          --

Net Income                      157,761         136,705      117,686       36,684     105,851

Less: Preferred Dividends            --              --           --           --       1,885

Net Income Applicable to
Common Stock                   $157,761     $   136,705  $   117,686  $    36,684  $  103,966

Fully Diluted Earnings Per
  Share:
  Income from Continuing
    Operations Before
    Cumulative Effect of
    Change in Accounting
    Principle                      2.61            2.44        2.35          1.22        2.30


  Loss from Discontinued
  Operations (Net of
  Taxes)                             --              --        (.12)         (.51)       (.22)


  Cumulative Effect on
    Prior Years of Change
    in Method of
    Accounting for Income
    Taxes                           .13              --          --             --         --

  Net Income                       2.74            2.44        2.23            .71       2.08
  Dividends Declared
  Per Common Share(2)              1.26             .90        1.20           1.20       1.13


Net Interest Margin
  (Taxable Equivalent)             4.96%           4.77%       4.47%          4.16%      4.26%

Return on Average
Assets(1)                          1.11%           1.00%        .96%           .47%      1.00%

Return on Average Common
  Shareholders' Equity(1)         14.17%          13.63%      14.31%          7.46%     14.61%

Ratio of Dividends
  Declared to Net Income(2)          43%             35%         48%           149%        48%
________________

(1) Meridian adopted a new dividend schedule effective in 1992, in which Meridian's Board of Directors will consider declaring dividends at its meetings scheduled in January, April, July and October for payment on March 1, June 1, September 1 and December 1 of each year. In addition to the dividend of $.30 per share paid on January 1, 1992 (declared November 1991), Meridian's Board of Directors declared a dividend of $.30 per share on April 20, 1992, which was paid on June 1, 1992. Accordingly, a dividend was not declared in the quarter ended March 31, 1992.

(2)   Calculation is based on continuing operations.

                  MERIDIAN SELECTED HISTORICAL FINANCIAL DATA

                                            At or for the Year Ended December 31,

                             1993          1992          1991          1990          1989
                                       (Dollars in thousands, except per share data)
At Year-End

Securities                $ 3,060,147  $ 3,405,727   $ 2,853,581   $ 2,153,977  $ 2,233,674

Loans                       8,988,044    8,551,597     8,498,050     9,440,894    8,976,844

Assets                     14,084,787   14,290,325    13,205,391    13,444,753   13,411,530

Deposits                   11,346,151   11,774,702    10,948,133    10,573,972   10,854,666

Total Shareholders'
 Equity                     1,185,633    1,059,319       947,733       817,413      829,682

Book Value Per Common           20.39        18.75         17.21         15.88        16.33
Share

Common Shares
 Outstanding               58,154,486   56,491,396    55,064,521    51,475,965   50,808,962

Total Shareholders'
 Equity                          8.42%        7.41%         7.18%         6.08%        6.19%
  to Assets

Total Risk-Based Capital
  Ratio                         13.67        11.61         10.37          8.23         8.72

Allowance for Possible
  Loan Losses to Loans           1.93         1.94          2.11          1.67         1.09

Non-Performing Assets as
  Percentage of Total
  Period-End Loans and
  Assets Acquired in
  Foreclosures                   1.98         2.48          2.87          1.96         1.04

Non-Performing Assets and
Loans Past Due 90 or more
Days as to Interest or
Principal as a Percentage
of Loan and Assets
Acquired in Foreclosures         2.25%        2.96%         3.51%         2.56%         1.58%

      Grange Selected Financial Data

            Selected unaudited historical consolidated financial data for Grange is set forth in this Proxy Statement/Prospectus at "GRANGE SELECTED FINANCIAL DATA."

      Comparative Per Common Share Data

            The following table sets forth certain unaudited comparative per share data relating to book value per common share, cash dividends declared per common share, and income from continuing operations per common share, (i) on an historical basis for Meridian and Grange, (ii) on a pro forma basis per share of Meridian Common Stock to reflect completion of the Merger and (iii) on an equivalent pro forma basis per share of Grange Common Stock to reflect completion of the Merger. The following equivalent per share data assume an exchange ratio of
6.50 shares of Meridian Common Stock for each share of Grange Common Stock outstanding. The exchange ratio is subject to adjustment up to a maximum of 6.66 shares and a minimum of
5.66 shares of Meridian Common Stock. See "THE MERGER -- Terms of the Merger. This information should be read in conjunction with the consolidated financial statements of Meridian, including the notes thereto, incorporated by reference in this Proxy Statement/Prospectus, the consolidated financial statements of Grange, including the notes thereto, of Grange appearing elsewhere in this Proxy Statement/Prospectus and the other financial data appearing elsewhere in this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "AVAILABLE INFORMATION" and "INDEX TO GRANGE FINANCIAL STATEMENTS."

                                          SUMMARY

                                            At or for the Year Ended December 31,

                                    1993        1992        1991        1990        1989

Book Value Per Common
Share:

  Historical:

    Meridian                        $ 20.39     $ 18.75     $ 17.21     $ 15.88     $ 16.33
    Grange                           119.90      109.80      101.51       94.06       87.99

  Pro Forma(1):

    Pro Forma Per Share of
    Meridian Common Stock             20.38       18.75       17.21       15.88       16.32

    Equivalent Pro Forma
    Per Share of Grange
    Common Stock                     132.47      121.88      111.87      103.22      106.08

Cash Dividends Declared
Per Common Share:

  Historical:

    Meridian                        $  1.26     $   .90(2)  $  1.20     $  1.20     $  1.13
    Grange                             2.40        2.40        2.40        2.90        2.40
  Pro Forma(1):

    Pro Forma Per Share of
    Meridian Common Stock              1.26         .90        1.20        1.20        1.13

    Equivalent Pro Forma
    Per Share of Grange
    Common Stock(3)                    8.19        5.85(2)     7.80        7.80        7.35

Income from Continuing Operations
Per Common Share(4):

  Historical:

    Meridian

      Primary                       $  2.61     $  2.45     $  2.36     $  1.22     $  2.35
      Fully Diluted                    2.61        2.44        2.35        1.22        2.30

    Grange

      Primary                         12.49       10.69        9.85        8.97       10.30
      Fully Diluted                   12.49       10.69        9.85        8.97       10.30

  Pro Forma(1):

    Per Share of Meridian
    Common Stock

      Primary                          2.61        2.45        2.36        1.22        2.35
      Fully Diluted                    2.61        2.44        2.35        1.22        2.30

    Equivalent Pro Forma
    Per Share of Grange
    Common Stock

      Primary                         16.97       15.93       15.34        7.93       15.28
      Fully Diluted                   16.97       15.86       15.28        7.93       14.95


(1) The Grange pro forma equivalent amounts reflect Meridian pro forma amounts multiplied by the exchange ratio of 6.50 shares of Meridian Common Stock for each share of Grange Common Stock. The exchange ratio is subject to adjustment up to a maximum of 6.66 shares and a minimum of 5.66 shares of Meridian Common Stock. See "THE MERGER -- Terms of the Merger."

(2) Meridian adopted a new dividend schedule effective in 1992, in which Meridian's Board of Directors will consider declaring dividends at its meetings scheduled in January, April, July and October for payment on March 1, June 1, September 1, and December 1 of each year. Meridian's Board of Directors declared a dividend of $.30 per share on April 20, 1992, which was paid on June 1, 1992. On June 1, September 1 and December 1, 1993, Meridian paid a quarterly cash dividend of $.32 per share to shareholders of record on May 15, August 15 and November 15, 1993, respectively. This represents an increase from the prior $.30 per share quarterly dividend amount.

(3) Meridian pro forma dividends per share represent historical dividends paid by Meridian. Grange pro forma equivalent dividends per share represent 6.50 multiplied by such amounts. The exchange ratio is subject to adjustment up to a maximum of 6.66 shares and a minimum of 5.66 shares of Meridian Common Stock. See "THE MERGER -- Terms of the Merger." See "DESCRIPTION OF MERIDIAN--Market Price of and Dividends on Meridian Common Stock"; "THE MERGER--Terms of the Merger--Management and Operations After the Merger; Post-Merger Dividend Policy."

(4) The effect of Meridian Common Stock which may be issued in connection with Meridian's Floating Rate Subordinated Capital Notes (the "Notes") has not been included in the computation of earnings per share. At their maturity date of December 1, 1996, the Notes must be exchanged for capital securities having a market value equal to the principal amount of the Notes. Since December 1, 1988, Meridian has had the option to exchange the Notes for capital securities or, under certain circumstances, cash, prior to the December 1, 1996 maturity date. In December 1993, Meridian received approval from the Federal Reserve Bank to revoke its obligation to exchange the Notes for capital securities at maturity. If Meridian Common Stock had been issued in exchange for the Notes at the beginning of the respective periods below, fully diluted earnings per share would have been as follows:

                                                      For the Year
                                                    Ended
                                                December 31,

                                                    1993

 Meridian historical fully
  diluted earnings per share,
  assuming exchange of the
  Notes                                             2.54

Meridian pro forma fully
  diluted earnings per share,
  assuming exchange of the
  Notes                                             2.54

Grange equivalent pro forma
  fully diluted earnings per
  share, assuming exchange
  of the Notes                                     16.51


      Market Value of Securities

            The following table sets forth the market value per share of Meridian Common Stock and Grange Common Stock and the equivalent market value per share of Grange Common Stock on April 23, 1993, the last business day preceding public announcement of the Merger. The equivalent market value per share of Grange Common Stock shown in the table is based upon the an exchange ratio of 6.04 shares of Meridian Common Stock for each share of Grange Common Stock. Under the Merger Agreement, if the market value of a share of Meridian Common Stock is less than $32.685, each share of Grange Common Stock will be converted into the lesser of such number of shares of Meridian Common Stock as shall have a market value of $185.00 or 6.50 shares of Meridian Common Stock. The exchange ratio is subject to further adjustment up to a maximum of 6.66 shares of Meridian Common Stock if the Merger is not completed prior to June 1, 1994. See "THE MERGER -- Terms of the Merger." The historical market value per share of Meridian Common Stock is the last per share sales price on April 23, 1993, as reported on the National Association of Securities Dealers, Inc. Automated Quotations ("NASDAQ") National Market System. Grange Common Stock is not traded on any national securities exchange or in the over-the-counter market. Formal bid and asked quotations for Grange do not exist. The historical market value per share of Grange Common Stock set forth in the following table is based upon the last sale of such Common Stock known to management prior to April 26, 1993.

                                                         Grange

                               Meridian
                              Historical        Historical        Equivalent

April 23, 1993                $30.625           $100.00           $185.00

                               [END OF SUMMARY]

                                 INTRODUCTION

            This Proxy Statement/Prospectus is being furnished to shareholders of The Grange National Bank of Susquehanna County ("Grange") in connection with the solicitation of proxies by the Board of Directors of Grange for use at the Special Meeting of shareholders of Grange (the "Special Meeting") to be held at the Green Gables Restaurant, Main Street, New Milford, Pennsylvania, on April 25, 1994, at 2:00 p.m., local time, and at any adjournments thereof.

            At the Special Meeting, shareholders of Grange will be asked to approve the Joint Plan of Merger, dated as of April 26, 1993 (the "Plan of Merger"), among Grange, Commonwealth
Bancshares Corporation ("Commonwealth") and Commonwealth Bank, as supplemented by a Supplemental Agreement to the Joint Plan of Merger, dated as of April 26, 1993 (the "Supplemental
Agreement"), among Grange, Commonwealth, Commonwealth Bank, Meridian and Meridian Bank, and a Second Supplemental Agreement to Joint Plan of Merger, dated as of February 17, 1994, among Grange, Meridian and Meridian Bank (collectively, the "Merger Agreement"), providing for the merger of Grange with and into Meridian Bank (the "Merger"). The Merger Agreement is incorporated by reference and more fully described herein. In addition to the Merger Agreement, shareholders of Grange will also be asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement. The description of the Merger Agreement set forth herein is qualified in its entirety by reference to the Merger Agreement.

            The approximate date on which this Proxy
Statement/Prospectus is first being sent to shareholders of Grange is on or about March 25, 1994.

                            DESCRIPTION OF MERIDIAN

General

      Meridian

            Meridian is a Pennsylvania multi-bank holding company headquartered in Reading, Pennsylvania. At December 31, 1993,
Meridian and its subsidiaries had total consolidated assets, deposits, and shareholders' equity of approximately $14.1 billion, $11.3 billion and $1.2 billion, respectively.

            The principal executive offices of Meridian are located at 35 North Sixth Street, Reading, Pennsylvania 19601, and its telephone number is (610) 655-2000.

            Meridian is a legal entity separate and distinct from its subsidiary banks and direct and indirect nonbanking subsidiaries. Accordingly, the right of Meridian, and consequently the right of creditors and shareholders of Meridian, to participate in any distribution of the assets or earnings of any affiliated bank is necessarily subject to the prior claims of creditors of the affiliated bank, except to the extent that claims of Meridian in its capacity as a creditor may be recognized. The principal source of Meridian's revenue and cash flow is dividends from its affiliated banks and other subsidiaries.

      Banking

            As of December 31, 1993, Meridian's banking subsidiaries consist of Meridian Bank (with total assets, deposits and shareholders' equity of $12.3 billion, $10.1 billion and $1.0 billion, respectively, at December 31, 1993), Delaware Trust Company (with total assets, deposits and shareholders' equity of $1.4 billion, $1.2 billion and $133 million, respectively, at December 31, 1993), and Meridian Bank, New Jersey (with total assets, deposits and shareholders' equity of $196 million, $176 million and $15 million, respectively, at December 31, 1993). As of December 31, 1993, Meridian's banking subsidiaries operated 303 branches in eastern and central Pennsylvania and the States of Delaware and New Jersey.

      Financial Services

            Meridian's financial services subsidiaries offer mortgage banking, asset management and securities services. Meridian Mortgage Corporation, a subsidiary of Meridian Bank, is engaged primarily in the origination and servicing of residential (1-4 family) mortgages, and also sells mortgages and loan servicing in the secondary markets. Meridian Asset Management, Inc., a subsidiary of Meridian, Delaware Trust Capital Management, Inc., a subsidiary of Delaware Trust Company and Meridian Trust of New Jersey, a subsidiary of Meridian Bank, New Jersey, provide corporate trust, asset management, fiduciary and related services, as well as investment advisory services. Meridian Capital Markets, Inc., a division of Meridian Bank, securitizes assets, buys and sells, as principal and agent, mortgages, mortgage related product, securities and loan servicing and interest rate products, underwrites municipal obligations and mortgage-backed securities, and engages in various related activities.

      Other

            Meridian regularly explores opportunities for possible acquisitions of financial institutions and related businesses, including failed institutions operated by the Federal Deposit Insurance Corporation and the Resolution Trust Corporation, as well as, independent agencies.

            At the date hereof, Meridian has not entered into any agreements or understandings with respect to any significant acquisitions or similar transactions. For additional information concerning Meridian, its business, financial condition, and results of operations, and the foregoing transactions, reference should be made to the Meridian documents incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

Market Price of and Dividends on Meridian Common Stock

            Meridian Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ/NMS, under the symbol MRDN.
As of February 15, 1994, there were approximately 27,500 shareholders of record, which does not include the number of persons or entities whose stock is held in street name through various brokerage firms or banks.

            The table below sets forth the quarterly ranges of high and low bid prices for Meridian Common Stock as reported by the NASDAQ/NMS and does not necessarily reflect mark-ups, mark-downs or commissions. The table also reflects dividends paid during the periods indicated.

                        Quarterly
Quarter Ended           Dividend(1)          High        Low

March 31, 1994(2)         $.32               $______     $______
December 31, 1993          .32                33-1/8      27-3/4
September 30, 1993         .32                34-5/8      30-1/4
June 30, 1993              .32                34          26-3/4
March 31, 1993             .30                35-3/4      29-3/4
December 31, 1992          .30                32          26-1/8
September 30, 1992         .30                29-3/8      24-5/8
June 30, 1992              .30                28          23
March 31, 1992              __                26-5/8      22-1/8
December 31, 1991          .30                24-1/8      19-1/8
September 30, 1991         .30                20-1/2      16
June 30, 1991              .30                17-5/8      15-3/8
_________________________
(1) Meridian adopted a new dividend schedule effective in 1992, in which Meridian's Board of Directors will consider declaring dividends at its meetings scheduled in January, April, July and October for payment on March 1, June 1, September 1 and December 1 of each year. In addition to the dividend of $.30 per share paid on January 1, 1992 (declared November 1991), Meridian's Board of Directors declared a dividend of $.30 Per share on April 20, 1992, which was paid on June 1, 1992. Accordingly, a dividend was not declared in the quarter ended March 31, 1992. No assurance can be given as to the timing or amount of any future dividends.

(2)   Through March 21, 1994.

            For certain limitations on the ability of Meridian Bank to pay dividends to Meridian, see Note 7 to Notes to Consolidated Financial Statements set forth in Meridian's 1993 Annual Report to Shareholders, which financial statements are incorporated herein by reference to Meridian's Annual Report on Form 10-K for the year ended December 31, 1993. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                              THE SPECIAL MEETING

Matters to be Considered at the Special Meeting

            At the Special Meeting, shareholders of Grange will consider and vote upon the approval and adoption of the Merger Agreement. In addition to the Merger Agreement, shareholders of Grange will be asked to approve a proposal to adjourn the Special Meeting, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to constitute a quorum or to approve the Merger Agreement. Shareholders will also consider and vote upon such other matters, if any, as may be properly brought before the Special Meeting.

            The Board of Directors of Grange has unanimously approved the Merger Agreement and recommends a vote FOR approval and adoption of the Merger Agreement and FOR the proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies.

Votes Required; Quorum

            The affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Grange Common Stock is required to approve the Merger Agreement. Each share of Grange Common Stock is entitled to one vote.

Voting of Proxies

            Shares of Grange Common Stock represented by all properly executed proxies received in time for the Special Meeting will be voted at such meeting in the manner specified by the holders thereof. Shares represented by proxies which do not contain voting instructions will be voted in favor of approval and adoption of the Merger Agreement and in favor of the proposal to adjourn the Meeting, if necessary, to solicit additional proxies. Abstentions and broker nonvotes will not constitute or be counted as "votes" cast for purposes of the Special Meeting.

            It is not expected that any matter other than those referred to herein will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

Revocability of Proxies

            The grant of a proxy on the enclosed Grange proxy card does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of Grange a duly executed revocation or a proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting will not of itself constitute revocation of a proxy.

Record Date; Stock Entitled to Vote

            Only shareholders of record of Grange at the close of business on March 18, 1994, will be entitled to receive notice of the Special Meeting, and only shareholders of record of Grange Common Stock at that time will be entitled to vote at the Special Meeting. At February 4, 1994, Grange had outstanding 25,000 shares of Grange Common Stock. A majority of the outstanding shares of Grange Common Stock must be represented in person or by proxy at the Special Meeting in order for a quorum to be present.

Grange Stock Owned by Principal Shareholders, Directors and
Executive Officers

            The following table sets forth as of March 1, 1994, information concerning each person known by Grange to beneficially own more than 5% of the outstanding shares of Grange Common Stock and the beneficial ownership of Grange Common Stock for each director of Grange and for all directors and officers of Grange as a group. Except as otherwise specified, the named beneficial owner has sole voting and investment power with respect to the shares listed.


                                                Amount and
                                                Nature of
Name and Address                                Beneficial        Percent
of Beneficial Owner                             Ownership         of Class


Ann B. Robinson(1)                               2,950              11.8%
424 Northern Pike
Monroeville, PA  15146

Doris B. Robinson(1)                             4,550              18.2
P.O. Box 928
New Milford, PA  18834

G. Gilmour Robinson, Jr.                         2,100               8.4
P.O. Box 568
New Milford, PA  18834

Directors

Henry T. Butler, Jr.                             50                  0.2
P.O. Box 173
Harford, PA  18823

Thomas F. Chamberlain                            125                 0.5
P.O. Box 431
New Milford, PA  18834

Donald E. Doran                                  25                  0.1
RR 2, Box 242A
New Milford, PA  18834

Lynn D. Joines                                   50                  0.2
RR 1, Box 113A
Susquehanna, PA  18847

Agnes M. Jones                                   1,000               4.0
338 Main Street
New Milford, PA  18834

LeRoy W. Morgan                                  100                 0.4
P.O. Box 103
Montrose, PA  18801

G. Gilmour Robinson, Jr.                         2,100               8.4
P.O. Box 568
New Milford, PA  18834

Mary E. Snyder                                   450                 1.8
Riverside Drive
Susquehanna, PA  18847

Carlton W. Whitehead                             50                  0.2
RD 2, Box 157
New Milford, PA  18834

All Directors and Officers                       3,950              15.8

__________________________

(1)   Sister-in-law of G. Gilmour Robinson, Jr., a director of
      Grange.

Solicitation of Proxies

            Grange will bear the cost of the solicitation of proxies from its shareholders, except that Meridian and Grange will each pay one-half of the first $15,000 of costs incurred in connection with printing this Proxy Statement/Prospectus and Meridian will pay any printing costs in excess of $15,000. In addition to solicitations by mail, the directors, officers and employees of Grange may solicit proxies from Grange shareholders by telephone or telegram or in person. None of such persons will be specially engaged for such purpose or will receive any compensation for assisting in the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Grange will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

            SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH
THEIR PROXY CARDS.

                                  THE MERGER

Background of and Reasons for the Merger; Recommendation of Grange Board of Directors

            This section of the Proxy Statement/Prospectus describes certain important aspects of the proposed Merger.
Other important aspects of the Merger are described under "SUMMARY--The Merger" which should be read in conjunction with this section. The description of the Merger Agreement in this Proxy Statement/Prospectus does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement which is annexed hereto. All Grange Shareholders are urged to read the Merger Agreement in its entirety.

      Background of the Merger

            The Board of Directors of Grange has reviewed and evaluated the various options and alternatives available to Grange as part of its long-range planning, including various capital-raising options and alternatives. Grange has been substantially dependent on Agnes Jones, its President and CEO and the Board of Directors has been concerned with management succession upon her eventual retirement. In addition, whether or not Agnes Jones retired, if Grange were to remain independent the Board of Grange had been advised that the hiring of at least two additional experienced management personnel may be necessary. As a result and in response to the many recent changes in federal and state banking laws and their impact upon the financial services industry, in October 1992, Grange engaged a financial advisor to assist it in an evaluation of strategic options. As a result of this review, the Board of Directors determined to explore the possible sale of Grange. See "THE MERGER--Opinion of Grange Financial Advisor." On February 9, 1993, Commonwealth submitted a letter of interest to Grange's financial advisor regarding a possible acquisition of Grange by Commonwealth.

            Subsequently, Grange entered into negotiations with Commonwealth concerning such a transaction. On March 30, 1993, Commonwealth entered into a definitive merger agreement with Meridian. As a result, Grange entered into negotiations with both Commonwealth and Meridian with respect to the timing of the respective mergers and the consideration to be paid to Grange shareholders.

            Upon approval of its Board of Directors on April 26, 1993, Grange entered into the Plan of Merger and the First Supplemental Agreement. The Plan of Merger provides for, among other things, the merger of Grange with and into either
(i) Commonwealth Bank, with Commonwealth Bank surviving the merger, or (ii) Meridian Bank, with Meridian Bank surviving the merger, in the event a merger of Commonwealth Bank and Meridian Bank was completed prior to the completion of a merger of Grange and Commonwealth Bank. Under the First Supplemental Agreement,
(i) Meridian agreed, among other things, to acquire all rights and assume all obligations of Commonwealth under the Plan of Merger in the event a merger of Meridian and Commonwealth was completed, and (ii) Meridian Bank agreed, among other things, to acquire all rights and assume all obligations of Commonwealth Bank under the Plan of Merger in the event a merger of Meridian Bank and Commonwealth Bank was completed.

            On August 31, 1993, Meridian completed a merger with Commonwealth, with Meridian surviving the merger, and Meridian Bank completed a merger with Commonwealth Bank, with Meridian Bank surviving the merger (collectively, the "Commonwealth Merger"). Upon the completion of the Commonwealth Merger, Meridian and Meridian Bank acquired all rights and assumed all obligations of Commonwealth and Commonwealth Bank, respectively, under the Merger Agreement.

      Reasons for the Merger

            At its meeting on April 26, 1993, the Board of Directors of Grange unanimously determined that the terms of the Merger Agreement were fair to and in the best interests of Grange and the shareholders of Grange, and approved the Merger Agreement. In making its determination, the Board concluded, among other things, that the Merger Agreement was superior to the other alternatives available to Grange shareholders and to the possibility of continuing to operate Grange as an independent entity.

            In the course of reaching its decision to approve the Merger Agreement, the Grange Board of Directors consulted with its legal and financial advisors, as well as Grange's management, and considered, among other things, the factors described above and the following:

                  (i) the opinion of Grange's financial advisors that the consideration to be received by Grange shareholders was fair from a financial point of view;

                  (ii) the Board's familiarity with and review of Grange's business, prospects and financial condition, including its capital position and future prospects were it to remain independent;

                  (iii) the increasing level of competition in the markets served by Grange;

                  (iv) a determination by Grange's management that a business combination with Meridian would expand Grange's lending capabilities and significantly increase the range of financial products and services available to Grange's customers;

                  (v)  the Board's concerns with management
      succession if Grange were to remain independent, upon the retirement of Agnes M. Jones, Grange's President and Chief Executive Officer, and the potential need to hire two additional experienced management personnel;

                  (vi) the historical prices at which shares of Grange Common Stock have traded, and the historical, current and projected price to earnings and price to book value multiples at which shares of Grange Common Stock have traded and may trade in the future;

                  (vii) the prices, multiples of earnings per share and premiums over book value and market value paid in recent acquisitions of banks;

                  (viii)  the earnings and financial condition of
      Meridian;

                  (ix) the historical market prices for shares of Meridian Common Stock, and historical price to earnings and price to book value trading multiples for such shares;

                  (x) the liquidity of Meridian Common Stock, which is publicly-traded, compared to the relatively illiquid market for Grange Common Stock;

                  (xi)  Meridian's agreement to, in good faith,
      endeavor to employ employees of Grange immediately prior to the Effective Date on terms and conditions, including salaries and benefits, comparable to those made available to employees of Meridian holding similar positions; and

                  (xii) Meridian's agreement that the directors of Grange in office immediately prior to the Merger would become members of the advisory board of the Grange Office of Meridian and, in addition, five members of the Grange Board, elected by a majority of that Board, would become members of the successor to the Commonwealth County Bank Regional
      Board.

      Recommendations of Grange Board of Directors

            The Board of Directors of Grange believes that the terms of the Merger are fair and in the best interests of the Grange shareholders and have unanimously approved the Merger Agreement. The Board of Directors of Grange unanimously recommends that Grange shareholders approve and adopt the Merger Agreement.

      Meridian

            Meridian has undertaken the Merger as part of its ongoing acquisition strategy. Meridian's strategy focuses on fill-in acquisitions within Meridian's existing marketplace and market extension acquisitions.

Terms of the Merger

            Upon completion of the Merger, the separate existence of Grange will cease. All property, rights, powers, duties, obligations and liabilities of Grange will automatically be transferred to Meridian Bank, in accordance with federal and Pennsylvania law. Meridian Bank, as the surviving corporation, will be governed by the articles of incorporation and bylaws of Meridian Bank in effect immediately prior to consummation of the Merger. The directors and executive officers of Meridian Bank prior to the Merger will continue, in their respective capacities, as the directors and executive officers of Meridian Bank after the Merger.

            Upon completion of the Merger, each outstanding share of Meridian Common Stock will continue to be outstanding as an identical share of Meridian Common Stock. Under the Merger Agreement, each outstanding share of Grange Common Stock, except shares, if any, held by shareholders who have duly exercised dissenters' rights under Federal law, will be converted automatically into and become a right to receive 5.66 shares of Meridian Common Stock, unless the market value of a share of Meridian Common Stock is less than $32.685 per share in which case each share of Grange Common Stock will be automatically converted into and become a right to receive the lesser of
(a) such number of shares of Meridian Common Stock as shall have a market value of $185.00 or (b) 6.50 shares of Meridian Common Stock. If the Effective Date occurs on or after June 1, 1994, however, each outstanding share of Grange Common Stock, except shares, if any, held by shareholders who have duly exercised dissenters' rights under federal law, will be converted automatically into and become a right to receive, 6.66 shares of Meridian Common Stock. The market value of a share of Meridian Common Stock will be deemed to be the average of the last quoted per share sales price for Meridian Common Stock for the twenty trading days immediately preceding the Effective Date. The adjusted final exchange ratio is referred to herein as the "Exchange Ratio." Grange shareholders will receive cash in lieu of fractional shares of Meridian Common Stock. See "Exchange of Grange Stock Certificates" herein.

            If Meridian, at any time before completion of the Merger, pays or effects a stock dividend, stock split, reverse stock split or reclassification of the Meridian Common Stock, the Exchange Ratio will be adjusted so that each Grange shareholder will be entitled to receive such number of shares of Meridian Common Stock as he would have been entitled to receive if the Merger had been completed prior to the happening of such event.

Opinion of Grange Financial Advisor

            Grange engaged McConnell, Budd & Downes, Inc. ("MB&D") to assist it in connection with Grange's review of strategic planning alternatives, including the possibility of entering into a merger with another financial institution. Representatives of MB&D attended several meetings of the Grange Board of Directors in connection with this process to enumerate and analyze Grange's options. MB&D was retained based on its qualifications and experience in the financial analysis of financial institutions and merger and acquisition transactions involving financial institutions. MB&D of Morristown, New Jersey, is a financial consulting and investment banking firm specializing in the banking and financial services industry. MB&D is also a NASDAQ broker-dealer and produces equity research for investors in the securities of financial institutions.

            MB&D has delivered its oral and written opinions to the Board of Directors of Grange that subject to the limitations set forth in the opinion, as of April 26, 1993 and as of the date of this Joint Proxy Statement and Prospectus, the Exchange Ratio (including the maximum and minimum ratios permitted) provided for in the Merger Agreement is fair to the holders of Grange Common Stock from a financial point of view.

            The full text of the opinion of MB&D dated March 14, 1994 which sets forth assumptions made, matters considered and limits on the review undertaken is attached hereto as Annex B. Grange's shareholders are urged to read this opinion in its entirety. MB&D's opinion is directed to the possible range of Exchange Ratios which may be obtained in the Merger and does not constitute a recommendation to any holder of Grange Common Stock as to how such holder should vote at the Grange Special Meeting. The summary of the opinion of MB&D set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion itself. The conclusion of the oral opinion of April 26, 1993 is substantially the same as the conclusion of the opinion which appears in Annex B.

            In arriving at its opinion, MB&D reviewed publicly available business and financial information related to Meridian and Grange. MB&D also reviewed the Merger Agreement as well as the Registration Statement on Form S-4 of Meridian, which includes the Proxy Statement/Prospectus. MB&D also reviewed certain other information including internal reports and documents of Grange and other internal, management prepared financial forecasts and projections provided to it by Grange.
Due to Meridian's corporate policy, MB&D was not provided with requested non-public information concerning the company nor were copies of management prepared financial forecasts or projections concerning Meridian's future performance made available. MB&D met with and had discussions with members of the senior management of Grange and Meridian regarding their respective past and current business operations including recent acquisitions, financial condition and future prospects in general. The discussions also encompassed asset quality trends and problem asset resolution and the relative state of the local economy for both institutions.

            In addition, MB&D considered certain financial and stock market data of Meridian, compared that information with similar information for other publicly held bank holding companies, and reviewed other similar transactions which have recently been completed. MB&D's opinion also takes into account its assessment of general economic, market and financial conditions, its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. In the process of its review, MB&D relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by the management of both Grange and Meridian.

            In connection with rendering its opinion to the Board of Directors of Grange, MB&D informed Grange that it performed a number of financial analyses which are summarized below. MB&D has indicated that the various analyses summarized below should be considered as a whole and cautioned against a selective reliance on any single portion of the analyses. MB&D also stated that (i) the preparation of a fairness opinion is an involved process employing both objective and subjective judgments, the evaluation of many factors and varies as to the steps involved based on the form of the specific transaction and the identities and historical performances of the parties to the transaction;
(ii) estimates which comprise a part of MB&D's analysis are not necessarily indicative of future results or values; and
(iii) estimates of values referenced in any such analysis are not intended to be appraisals and may not reflect the price at which the companies or their securities may actually be sold.

            The following is a summary of the analyses completed by MB&D in connection with rendering and reaffirming its opinion:

            (a) Analysis of the Anticipated Transaction. MB&D described the terms of the proposed transaction as reflected in the proposed Merger Agreement. Since the proposed transaction is a pooling of interest, MB&D analyzed the anticipated impact of the transaction on the projected future results of Meridian and on its projected consolidated pro forma balance sheet. Due to the relative size of the interested parties, the proposed merger would have virtually no effect on Meridian's future results.
MB&D explained that the consideration to be received per share of Grange Common Stock would be the number of shares of Meridian Common Stock with a market value of $185.00 constrained by a minimum (5.66 shares of Meridian Common Stock) and a maximum (6.5 shares of Meridian Common Stock). The Merger Agreement contains a provision which allows the maximum number of shares of Meridian Common Stock to increase to 6.66 shares if the transaction closes after June 1, 1994. MB&D believes the transaction will close prior to June 1, 1994 and that this provision will not be relevant. At a value of $185.00, Meridian's offer represents a price to book value multiple of 1.64 based of Grange's book value as of the quarter ended just prior to the announcement date. As of December 31, 1993, Meridian's offer represents a price to book value multiple of 1.54 and a price to 1993 earnings of 14.81 times.

            (b) Exchange Analysis. MB&D considered the effect of the Exchange Ratio collar contained in the Merger Agreement. The effect of collar is that shareholders of Grange could receive Meridian common stock valued at less than $185.00 per share of Grange if the Closing Value of Meridian common stock is less than $28.463. The Exchange Ratio at this price level is 6.5 shares of Meridian for every share of Grange. Contractually (provided the transaction closes prior to June 1, 1994) this is the greatest number of shares of Meridian Common Stock that a share of Grange Common Stock will be exchanged for. If the closing value of Meridian Common Stock is $28.462 or less the Exchange Ratio becomes fixed at 6.5 shares of Meridian Common Stock. Grange shareholders are subject to price risk below this closing value level. Conversely, a shareholder of Grange could receive
Meridian common stock valued at greater than $185.00 per share of Grange if the Closing Value of Meridian is greater than $32.685. The exchange ratio at this price level is 5.66 shares of Meridian Common Stock for every share of Grange Common Stock. This is the minimum number of Meridian shares of Common Stock that each share of Grange Common Stock will be exchanged for. If the closing value of Meridian Common Stock is $32.685 or greater the exchange ratio becomes fixed at 5.66 shares of Meridian Common Stock for each share of Grange Common Stock. If the closing value of Meridian is greater than $32.685, then the value of the 5.66 shares of Meridian to be exchanged for each Grange share will be greater than $185.00.

            (c) Discounted Cash Flow Analysis. MB&D analyzed a projected five-year period assuming an annual growth rate in assets of 4.8% and an average return on assets of 0.72%. The assumptions employed are based on an analysis of Grange's historic trends, MB&D's assessment of the current banking environment and extensive discussions with Grange's management. Using these assumptions, a range of possible terminal values based on price earnings multiples of from 10x to 14x applied to projected earnings for the twelve months ended December 31, 1997 and annual dividends based on an average dividend payout ratio of 27.3% applied to the projected income stream. The discount rates applied to the resulting cash flows ranged from 10x to 14x and incorporated both concepts of the time value of money and risk. The analysis resulted in a range of present discounted values with a high of $152.42 per share and a low of $106.78 per share. MB&D cautioned that the results produced in this analysis do not purport to be indicative of the actual values of the securities of Grange.

            (d) Analysis of Other Comparable Transactions. MB&D indicated that it reviewed a selection of other publicly announced acquisitions of financial institutions which can be compared to Grange. MB&D stated that it does not place undue reliance on comparables analysis as a methodology due to what is perceived as the inherent limitations of the practice adding that comparables analysis often fails to adequately take into consideration such factors as differences in the underlying capitalization of the acquiror or the acquired institution, the historic earnings patterns recorded by the two institutions, differences in the form or forms of consideration used to complete the transaction and differences between the planned method of accounting for the completed transaction.
Nevertheless, in April 1993 MB&D reviewed the publicly available information concerning ten transactions, which had occurred in the past twelve months, where Pennsylvania commercial banks were acquired by other banking entities. The average announced transaction value for the ten transactions reviewed was $126 million. The Grange transaction consequently was smaller than nine of the transactions reviewed. The median multiple of book value (unadjusted for intangibles) represented by the announced transaction price in the ten examples considered was
1.93 times the most recent quarter end unadjusted book value of the acquired entity. MB&D stated that the transaction price of $185.00 per share of Grange Common Stock represents approximately
1.64 times the unadjusted book value of Grange Common Stock as of March 31, 1993 and 1.54 times the unadjusted book value of Grange Common Stock as of December 31, 1993. Based on publicly reported information, the median multiple of the earnings reported for the twelve months prior to the public announcements for the ten example transactions reviewed was 17.20 times. Based on the assumed transaction price of $185.00 per share of Grange Common Stock, the multiple of 1993 budgeted earnings was 15.70 times. Based on 1992 full year earnings (which was the most recently reported full year earnings at the time of the announcement), a transaction price of $185.00 represented 17.31 times.

            Pursuant to a letter agreement with Grange dated October 30, 1992, MB&D received a fee of $10,000 to perform an evaluation study and present the results to the Board of Grange. A subsequent letter agreement dated December 8, 1992 between Grange and MB&D provided for MB&D to receive a fee of $75,000 for its services in connection with the Merger and for rendering its opinion, such fee payable one-third at the time the Merger Agreement was signed by Grange and Meridian (a $10,000 credit for the original evaluation study was applied to this payment resulting in a net payment of $15,000), one-third on the date of Meridian's mailing of the Proxy Statement/Prospectus, and one-third at the Effective Date. In addition, Grange is to reimburse MB&D for its reasonable out-of-pocket expenses incurred in connection with the Merger. Grange has agreed to indemnify MB&D and its directors, officers and employees against certain losses, claims, damages and liabilities relating to or arising out of MB&D's engagement, including liabilities under the federal securities laws.

            MB&D's opinion does not constitute a recommendation to any Grange stockholder as to how such stockholder should vote on the Merger proposal.

Effective Date of the Merger

            The Merger will become effective upon the filing of Articles of Merger between Meridian Bank and Grange with the Pennsylvania Department of State (the "Effective Date") or such later date as is specified in such Articles of Merger. The Merger Agreement may be terminated by either party if the Merger shall not have been completed on or before June 1, 1994 or such later date as determined by Meridian and Grange. The Merger Agreement may be terminated by Meridian or Grange prior thereto under certain limited circumstances. See "THE MERGER--Termination; Effect of Termination."

Exchange of Grange Stock Certificates

            The conversion of Grange Common Stock into Meridian
Common Stock (other than shares as to which dissenters' rights are properly exercised) will occur automatically at the Effective
Date.

            As soon as practicable after the Effective Date, Meridian, or a bank or trust company designated by Meridian, in the capacity of exchange agent (the "Exchange Agent"), will send a transmittal form to each Grange shareholder. The transmittal form will contain instructions with respect to the surrender of certificates representing Grange Common Stock to be exchanged for Meridian Common Stock.

            GRANGE SHAREHOLDERS SHOULD NOT FORWARD GRANGE STOCK
CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED
TRANSMITTAL FORMS.  GRANGE SHAREHOLDERS SHOULD NOT RETURN STOCK
CERTIFICATES WITH THE ENCLOSED PROXY.

            Until the certificates representing shares of Grange Common Stock are surrendered for exchange after completion of the Merger, holders of such certificates will not be paid dividends on the Meridian Common Stock into which such shares have been converted. When such certificates are surrendered, any unpaid dividends will be paid without interest. For all other purposes, however, each certificate which represents shares of Grange Common Stock outstanding at the Effective Date will be deemed to evidence ownership of the shares of Meridian Common Stock into which those shares have been converted by virtue of the Merger.

            All shares of Meridian Common Stock issued upon conversion of shares of Grange Common Stock shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Grange Common Stock, subject, however, to Meridian's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Date which may have been declared or made by Grange on such shares of Grange Common Stock in accordance with the Merger Agreement on or prior to the Effective Date and which remain unpaid at the Effective Date.

            No fractional shares of Meridian Common Stock will be issued to any Grange shareholder upon completion of the Merger. For each fractional share that would otherwise be issued, Meridian will pay by check an amount equal to the product obtained by multiplying the fractional share interest to which such holder would otherwise be entitled by the value of a share of Meridian Common Stock, such value being determined as provided in the Merger Agreement.

Conditions to the Merger

            The obligations of Meridian and Grange to effect the Merger are subject to various conditions which include, in addition to other customary closing conditions, the following:

                  (a)   approval of the Merger Agreement by the
holders of Grange Common Stock;

                  (b)   receipt of all necessary governmental
approvals for the Merger and expiration of all waiting periods required by law or imposed by any governmental authority with respect to the Merger;

                  (c)   the absence of any order, decree, or
injunction in effect preventing the completion of the Merger;

                  (d) delivery of an opinion of counsel that, among other things, the Merger will be treated for Federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended
(see "THE MERGER--Certain Federal Income Tax Consequences"); and

                  (e) the absence of any material adverse change in the consolidated assets, business, financial condition or results of operations of the other since December 31, 1992.

            In addition, Meridian's obligation to effect the Merger is subject to, among others, the following additional conditions:

                  (i) the absence in any governmental approval for the Merger of any term or condition that would have a material adverse effect on Meridian Bank taken as a whole upon completion of the Merger; and

                  (ii) dissenters' rights under federal law with respect to the Merger shall not have been perfected by Grange shareholders owning more than 10% of the outstanding shares of Grange.

            Except for closing conditions described above at subparagraphs (a) through (c), each of the conditions described above may be waived in the manner and to the extent described herein at "THE MERGER--Amendment; Waivers."

            Under Pennsylvania law and applicable rules and regulations, the shareholders of Meridian are not required to approve the Merger Agreement.

            In the event that the delivery of the opinion of counsel described at subparagraph (d) above is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, Grange intends to resolicit proxies as required in accordance with the rules and regulations of the Securities and Exchange Commission.

Regulatory Approvals

            The Merger is subject to approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Department of Banking of the Commonwealth of Pennsylvania (the "Department"). In addition, the Merger requires notification to the Office of the Comptroller of the Currency (the "OCC").

            The Merger is subject to approval by the Federal Reserve under Section 18(c) of the Federal Deposit Insurance Act (the "Bank Merger Act"). An application for such approval was filed by Meridian with the Federal Reserve on October 19, 1993 and approved on December 24, 1994.

            The Merger is subject to approval by the Department.
An application for such approval was filed by Meridian Bank with the Department on December 4, 1993 and approved on February 25,
1994.

            On December 21, 1993, Grange gave notice to the OCC of the Merger. OCC approval is not required to complete the Merger.

Representations and Warranties

            The Merger Agreement contains customary representations and warranties relating to, among other things, (a) the corporate organization and capital structure of Meridian, Meridian Bank and Grange; (b) the due authorization, execution, delivery, performance and enforceability of the Merger Agreement;
(c) consents or approvals of regulatory authorities or third parties necessary to complete the Merger; (d) the consistency of financial statements with generally accepted accounting principles; (e) the absence of any material adverse change in Meridian's consolidated business, financial condition, property, operations or prospects, since December 31, 1992, or the absence of any material adverse change in Grange's business, financial condition, loan portfolio, properties, operations, prospects or relations with regulatory authorities, since December 31, 1992;
(f) the absence of undisclosed material pending or threatened litigation; (g) compliance with applicable laws and regulations;
(h) the accuracy of information supplied by Meridian and Grange in connection with the Registration Statement on Form S-4 filed with the Commission in connection with the issuance of Meridian Common Stock in the Merger, this Proxy Statement/Prospectus and all applications filed with regulatory authorities for approval of the Merger; and (i) documents filed with the Commission and the accuracy of information contained therein.

            The Merger Agreement also contains other representations and warranties by Grange relating to, among other things, (i) the filing of tax returns and consents and the payment of taxes; (ii) retirement, pension and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974; (iii) the absence of material environmental violations, actions or liabilities; (iv) the adequacy of Grange's allowance for loan losses in accordance with generally accepted accounting principles and all applicable regulatory criteria;
(v) certain contracts relating to employment, consulting and benefits matters or to certain indebtedness of Grange; (vi) the quality of title to assets and properties; (vii) the absence of outstanding options (and commitments to grant options) to acquire Grange Common Stock; and (viii) transactions between Grange and its affiliates.

Business Pending the Merger

            Pursuant to the Merger Agreement, Grange has agreed to use its best efforts to preserve its business organizations intact, to retain the services of its officers and key employees and to maintain and preserve its advantageous business relationships. In addition, Grange has agreed that Grange will conduct its business only in the ordinary course of business, consistent with past practice, except as otherwise required by the Merger Agreement or with the written consent of Meridian.

            In addition, Grange has agreed that it will not, without the written consent of Meridian, among other things,
(i) change any provision of its articles of association or bylaws; (ii) change the number of authorized or issued shares of its capital stock; (iii) grant options or similar rights with respect to its capital stock or any securities convertible into Grange Common Stock; (iv) declare, set aside or pay any dividend or other distribution in respect of its capital stock except as specifically approved by Meridian in the Merger Agreement (see "THE MERGER--Dividends"); (v) grant any severance pay or increase the compensation of any employee, officer or director of Grange, with specified exceptions, or enter into or amend any employment agreements; (vi) engage in any merger, acquisition or similar transaction; (vii) dispose of any of its material assets or discontinue any of its material businesses; (viii) implement any new employee benefit or welfare plan, or amend any such plan; and
(ix) except as consistent with past practice, make, enter into, compromise, renew, extend or modify any loan or credit facility available to, or any other transaction with, any of its affiliates.

            Meridian and Grange jointly agreed (i) to use their best efforts to obtain the regulatory approvals necessary to complete the Merger, which have been obtained; (ii) to use their best efforts in good faith to take or cause to be taken all actions necessary or desirable to permit the completion of the Merger; (iii) subject to the exception regarding Grange's response to unsolicited inquiries from and discussions with third parties discussed below in "THE MERGER--Restrictions on Other Business Combinations or Acquisitions," to submit the Merger Agreement to its shareholders for approval at a meeting at which the Board of Directors of Grange shall recommend approval of the Merger Agreement to its shareholders; (iv) to cooperate with Meridian and use its best efforts to identify those persons who may be deemed to be affiliates of Grange; and (v) to refrain from issuing any press release regarding the Merger Agreement or the Merger unless such press release has been approved by the other.

Dividends

            The Merger Agreement permits Grange, consistent with past practice as to dividend and payment dates, to pay a regular quarterly cash dividend, not to exceed $.60 per share of Grange Common Stock outstanding, on the first day of each calendar
quarter, prior to the Effective Date.   The Merger Agreement, as
amended, permits Grange to pay a cash dividend of $1.00 per share on April 1, 1994 and, if the Effective Date has not occurred prior to May 15, 1994, permits Grange to pay immediately prior to the Effective Date a cash dividend equal to $.32 (Meridian's present quarterly dividend rate) multiplied by the number of shares of Meridian Common Stock into which each share of Grange Common Stock will be converted on the Effective Date.

            Declaration of any dividend by Grange is also subject to regulatory requirements.

Restrictions on Other Business Combinations or Acquisitions

            The Merger Agreement provides that, except as described below, Grange will not enter into an agreement with any other party for a business combination or other acquisition involving Grange or any material portion of its assets or authorize or permit any of its officers, directors, employees or other representatives to solicit, encourage or negotiate any proposal for such a combination or acquisition. The Board of Directors of Grange may, however, respond to any unsolicited proposal from a third party regarding the acquisition of all of the capital stock or assets of Grange, furnish information regarding Grange to such third party, negotiate the terms of the acquisition of such capital stock or assets and submit the transaction to Grange shareholders for their approval if, in each case, the Board of Directors of Grange is advised that in the opinion of counsel the Board is required by principles of fiduciary duty to take such action. Further, the Merger Agreement requires Grange to notify Meridian immediately of any offer, solicitation or proposal from any person other than Meridian concerning a possible merger, acquisition or similar transaction involving Grange or any of its assets.

Amendment; Waivers

            Subject to applicable law, (i) the Merger Agreement may be amended at any time by written action taken by duly authorized officers of Meridian and Grange, and (ii) Meridian or Grange, by written action taken by a duly authorized officer, may extend the time for performance of the obligations of the other under the Merger Agreement and may waive conditions for their respective benefit contained in the Merger Agreement.

Termination; Effect of Termination

            The Merger Agreement may be terminated at any time prior to the Effective Date by (a) mutual consent of Meridian and Grange or (b) by either party if (i) at any time prior to the Effective Date any event shall have occurred or any state of facts shall exist that renders it impossible for such party to fulfill any of the conditions or obligations under the Merger Agreement, or (ii) the Effective Date shall not have occurred on or before June 1, 1994 or such later date as determined by Meridian and Grange.

            If the Merger Agreement is terminated pursuant to its terms, it shall become void. Meridian's or Grange's termination of the Merger Agreement shall not relieve the other party of any liability for any breach of the Merger Agreement.

Management and Operations after the Merger

            Upon completion of the Merger, Meridian will operate the former branches of Grange as part of the Commonwealth Division of Meridian Bank. The Merger will have no effect on the composition of the Boards of Directors and executive officers of Meridian and Meridian Bank. The directors of Grange in office immediately prior to the Merger will cease to be directors of Grange on the Effective Date and will thereafter serve for at least one year as a newly constituted advisory board of the Grange Office of Meridian Bank (the "Advisory Board"). In addition, five members of Grange's Board of Directors, elected by a majority of the Board, will, on the Effective Date, become members of the successor to the County Bank Regional Board of Commonwealth Bank (the "Regional Board"). Members of the Advisory Board and the Regional Board will serve at the discretion of the Board of Directors of Meridian Bank and will receive compensation from Meridian Bank.

            All persons who are employees of Grange immediately prior to the Effective Date will be placed as "employees-at-will" of Meridian Bank, to the extent Meridian Bank in good faith deems appropriate, on the terms and conditions, including titles, salaries and benefits, comparable to those made available to employees of Meridian Bank holding similar positions.

Interests of Certain Persons in the Merger

            The directors and executive officers of Grange own approximately 3,950 shares of Grange Common Stock or approximately 15.8% of the outstanding shares of Grange Common
Stock which are entitled to be voted at the Special Meeting.

            Meridian has entered into an agreement with Agnes M. Jones, Chief Executive Officer of Grange, pursuant to which she will continue to be employed by Meridian Bank as a vice president for up to two years after the Effective Date at an annual salary of $57,000 per year (or, at the option of Ms. Jones during the second year of the Agreement, will be engaged on a part-time basis at a salary of $28,500), will receive payments equal to $50,000 in consideration of cancellation of her existing employment contract, and will receive certain severance payments, equal to the then remaining payments under the agreement, in the event of termination of her employment without cause prior to the end of the employment period.

Employee Benefits

            To the extent permitted under applicable law, each employee of Grange who will be employed with Meridian will receive full credit for each year of service with Grange for purposes of determining eligibility for participation and vesting, but not benefit accrual, in Meridian's employee benefit plans. The employee benefits provided by Meridian, after completion of the Merger, to former employees of Grange will be no less favorable, in the aggregate, than are such benefits provided to employees of Meridian and its subsidiaries. Subject to the foregoing, Meridian may discontinue or amend the employee benefit plans of Grange after completion of the Merger.

Accounting Treatment

            The Merger is expected to qualify as a "pooling of interests" for accounting and financial reporting purposes.
Under this method of accounting, the recorded assets and liabilities of Meridian and Grange will be carried forward to the combined corporation at their recorded amounts and income of the combined corporation will include income of both Meridian and Grange for the entire fiscal year in which the Merger occurs. Qualification of the Merger for pooling of interests accounting treatment, however, is not a condition to Meridian's obligation to complete the Merger. See "THE MERGER--Conditions to the Merger."

Certain Federal Income Tax Consequences

            Completion of the Merger is conditioned upon there being delivered to both Meridian and Grange the opinion of Stevens & Lee, counsel to Meridian, substantially to the effect that for federal income tax purposes, under current law, assuming that the Merger and related transactions will take place as described in the Merger Agreement, among other things, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code), and Meridian and Grange will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

            In that case, in the opinion of Stevens & Lee, the following would be material federal income tax consequences of the Merger:

                  (i)  no gain or loss will be recognized by
Meridian or Grange in the Merger;

                  (ii) no gain or loss will be recognized by the shareholders of Grange upon their receipt of Meridian Common Stock in exchange for their Grange Common Stock, except that shareholders who receive cash proceeds for fractional interests in Meridian Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests, and such gain or loss will constitute capital gain or loss if their Grange Common Stock is held as a capital asset at the Effective Date;

                  (iii)  the tax basis of the shares of Meridian
Common Stock (including fractional share interests) received by the shareholders of Grange will be the same as the tax basis of their Grange Common Stock exchanged therefor; and

                  (iv) the holding period of the Meridian Common Stock in the hands of the Grange shareholders will include the holding period of their Grange Common Stock exchanged therefor, provided such Grange Common Stock is held as a capital asset at the Effective Date.

            Under the Merger Agreement, the condition that Stevens & Lee deliver the opinion described above can be waived by Meridian and Grange. However, in the event that the delivery of such opinion of counsel is waived, or such opinion would otherwise set forth tax consequences materially different to a shareholder than those described above, Grange intends to resolicit proxies as required in accordance with the rules and regulations of the Securities and Exchange Commission.

            THE DISCUSSION SET FORTH ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. EACH GRANGE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

Expenses

            Meridian and Grange will each pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of financial consultants, accountants and legal counsel, except that
(i) Meridian will pay all application fees in connection with obtaining regulatory approvals for the Merger, and (ii) Meridian and Grange will each pay half the fees for filings with Commission and state securities authorities, and (iii) Meridian and Grange will each pay one-half of the first $15,000 of costs incurred in connection with printing this Proxy Statement/Prospectus and Meridian will pay any printing costs in excess of $15,000.

Resale of Meridian Common Stock

            The Meridian Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any Grange shareholder who may be deemed to be an "affiliate" of Grange or Meridian for purposes of Rule 145 under the Securities Act. Each such affiliate will enter into an agreement with Meridian providing that such affiliate will not transfer any Meridian Common Stock received in the Merger except in compliance with the Securities Act and will make no dispositions of any Meridian Common Stock or Grange Common Stock (or any interest therein) during the period commencing 30 days prior to the Effective Date through the date on which financial results covering at least 30 days of combined operations of Meridian and Grange after the Merger have been published. This Proxy Statement/Prospectus does not cover resales of Meridian Common Stock received by any person who may be deemed an affiliate of Grange or Meridian.

Dividend Reinvestment Plan

            Meridian currently maintains a Dividend Reinvestment and Stock Purchase Plan. This plan provides shareholders of Meridian with a method of investing cash dividends, as well as voluntary cash payments, in additional shares of Meridian Common Stock, without payment of any brokerage commission or service charge. It is anticipated that, after the Effective Date, Meridian will continue to offer this plan and shareholders of Grange who become shareholders of Meridian will be eligible to participate therein.

Dissenters' Rights

            Pursuant to the provisions of Section 214a of Title 12 of the United States Code, as amended (the "U.S. Code"), any shareholder of Grange has the right to dissent from the Merger and to obtain payment of the "value" (as defined therein) of his Grange Common Stock if the Merger is consummated.

            Any shareholder of Grange who contemplates exercising the right to dissent is urged to read carefully the provisions of
Section 214a of Title 12 of the U.S. Code.

            The following summary of the steps to be taken if the right to dissent is to be exercised is qualified in its entirety by the full text of Section 214a of Title 12 of the U.S. Code, which is attached as Annex E to this Proxy Statement/Prospectus.

            Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any shareholder to comply with the aforesaid steps will result in the shareholder receiving the consideration contemplated by the Merger Agreement. See "THE MERGER--Terms of the Merger."

            If the Merger is consummated, any Grange shareholder who follows the procedures set forth in the U.S. Code will be entitled to receive from Meridian a cash payment equal to the "value" of his shares of Grange Common Stock determined as described below, as of the Effective Date. The U.S. Code provides that any shareholder of Grange who has voted against the Merger at the Special Meeting, or who has given notice in writing at or prior to the Special Meeting to Grange that he dissents from the Merger and does not thereafter vote in favor of the Merger, shall be entitled to receive the "value" of the shares of Grange Common Stock held by him when the Merger becomes effective, provided, however, that such shareholder makes a written request to Meridian at any time thirty days after the Effective Date, accompanied by the surrender of his or her share certificate.

            The number of shares represented by proxies that are returned signed but unmarked as to voting instructions will be voted in favor of the Merger, and therefore will have waived their rights to dissent.

            Any shareholder of Grange who votes against the Merger at the Special Meeting, or who gives a notice in writing to Grange at or prior to the Special Meeting that he dissents and does not thereafter vote in favor of the Merger, will be notified in writing of the Effective Date of the Merger. The Merger Agreement provides that one of the conditions to Meridian's obligation to consummate the Merger is that shareholders holding more than 10% of the outstanding shares of Grange Common Stock shall not have asserted and duly perfected their dissenters' rights.

            In accordance with the U.S. Code, the "value" of the shares of any dissenting shareholder shall be ascertained, as of the Effective Date of the Merger, by an appraisal made by a committee of three persons composed of (i) one person selected by the vote of the holders of a majority of the shares whose owners are entitled to payment in cash (by reason of such requests for appraisal), (ii) one person selected by the Board of Directors of Meridian and (iii) one person selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller of the Currency, who is required to cause a reappraisal to be made. The Comptroller's appraisal will be final and binding as to the value of the dissenters' shares. If for any reason one or more of the appraisers is not selected as above provided within ninety days from the Effective Date, or of the appraisers fail to determine the value of such shares, the Comptroller is required, upon written request of any interested party, to cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, will be paid by Meridian.

            The value of the shares ascertained is required to be paid by Meridian promptly to dissenting shareholders.

            The foregoing summary does not purport to be a complete statement of the appraisal rights of dissenting shareholders, and such summary is qualified in its entirety by reference to the applicable provisions of the U.S. Code, which are reproduced in full in Annex E to this Proxy Statement/Prospectus.

                        GRANGE SELECTED FINANCIAL DATA

            The following selected financial data for Grange for the years ended December 31, 1993, 1992, 1991, 1990 and 1989 have been derived from the financial statements of Grange included elsewhere herein, which statements have been audited by Davidson, Fox & Co., independent certified public accountants. The following information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Proxy Statement/Prospectus. See "GRANGE: MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "INDEX TO GRANGE FINANCIAL STATEMENTS."


Grange Selected Financial Information

                                                                    Year Ended December 31,
                                       1993               1992                1991               1990               1989

SUMMARY OF INCOME
  Net interest income              $ 1,249,456        $ 1,166,062         $   952,304        $   869,202        $   871,768
  Loan loss provision                    2,649             59,000              25,000              4,500                ---
  Non-interest income                  111,443            117,728             145,024             91,916            135,790
  Non-interest expense                 902,146            950,056             794,884            681,797            672,396
  Gain (Loss) on sale of
    securities                             ---            (20,066)              2,000                ---               (266)
  Applicable income tax
    expense                            156,689             66,535              56,099             55,095             77,663
  Net income                           312,286            267,199             246,345            224,226            257,499

PER SHARE DATA
  Net income                             12.49              10.69                9.85               8.97              10.30
  Cash dividends declared                 2.40               2.40                2.40               2.90               2.40
  Book value                            119.89             109.80              101.51              94.06              87.99
  Average number of shares
    outstanding                         25,000             25,000              25,000             25,000             25,000

STATEMENT OF CONDITION
  (End of Period)
  Total assets                     $28,519,368        $30,400,651         $27,282,032        $24,424,063        $22,659,689
  Net loans                         15,234,316         16,434,142          14,675,516         14,415,202         12,889,936
  Deposits                          25,259,995         27,401,447          24,384,767         21,706,739         20,053,422
  Investment securities              7,425,930          7,548,703           6,789,210          6,095,832          4,237,916
  Stockholders' equity               2,997,271          2,744,985           2,537,786          2,351,441          2,199,715
  Reserve for loan losses              135,000            142,617             102,516             95,118             90,222
  Long-term debt                           ---                ---                 ---                ---                ---
  Capital lease obligations                ---                ---               5,343             18,166             30,988
  Number of shares
    outstanding                         25,000             25,000              25,000             25,000             25,000

SIGNIFICANT RATIOS
  Return on average equity               10.42               9.73                9.71               9.54              11.71
  Return on average assets                1.11                .91                 .96                .91               1.14
  Net loans as a percentage
    of deposits                          60.31              59.97               60.18              66.41              64.28
  Tier 1 risk-based capital              25.74              21.39               19.73              18.21               19.0
  Total risk-based capital               25.74              21.39               19.73              18.21               19.0
  Leverage capital                       10.46               9.07                9.47
  Equity to assets                       10.51               9.03                9.31               9.63               9.71
  Cash dividends paid as a
    percentage of net income             19.21              22.47               24.10              32.33              23.30
  Reserve for loan losses
    to net loans                           .89                .86                 .70                .66                .70

AVERAGE ASSETS                     $28,030,000        $29,336,000         $25,659,000        $24,527,000        $22,557,000


                 GRANGE:  MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The purpose of the following discussion is to provide additional information concerning Grange's financial condition and results of operations. For a clear understanding of this discussion, reference should be made to the financial statements of Grange and the selected financial data presented elsewhere in this Proxy Statement/Prospectus. See "GRANGE SELECTED FINANCIAL DATA" and "INDEX TO GRANGE FINANCIAL STATEMENTS."

1993 Compared to 1992

Financial Highlights

            Net income was $312,286 ($12.49 per share) in 1993 compared to $267,199 ($10.69 per share) in 1992, for an increase of $45,087 or 16.9%, of which $10,222 ($.41 per share) was the result of a one-time cumulative effect adjustment for the Company's adoption of FAS No. 109 "Accounting for Income Taxes." Other factors contributing to the increase were as follows:

            Net interest income was $1,249,456 in 1993 and $1,166,062 in 1992. The increase of $83,394 resulted from an increase in the net interest margin from 4.18% in 1992 to 4.59% in 1993. The increase in the net interest margin was a result of a decrease in the cost of funds due to the general level of interest rates and a shift in deposits from certificates of deposit to savings accounts. During 1993, average earning assets declined by $467,520 or 1.66% as a result of decreased deposit levels. The following table provides additional information:

                                           1993           1992

Yield on Interest-Earning Assets
(tax-equivalent basis)                       8.17%          8.17%

Cost of Funds                                4.17%          5.19%

Net Interest Spread                          4.00%          3.52%

Effect of Non-Interest Bearing Funds         0.59%          0.66%
Net Interest Margin                          4.59%          4.18%

Average Earning Assets                 $27,699,372    $28,166,892

      Other income was comparable in the periods and aggregated
$111,443 in 1993 and $117,728 in 1992.

            Other expenses were $902,146 in 1993 and $950,056 in 1992. The decrease of $47,910 reflects decreases in salaries, benefits, and other operating expenses, as a result of reduced staff levels in 1993. Also, 1992 expenses include approximately $150,000 related to the opening of the Harford branch.

            The provision for loan losses was $2,649 in 1993 and $59,000 in 1992. The allowance for loan losses, which is an estimate made by management of loans believed uncollectible, was $135,000 at December 31, 1993 and $142,617 at the end of 1992.
Nonaccrual loans were $0 and $12,751 in 1993 and 1992, respectively.

            Income tax expense increased by $90,154 between the years as a result of: (i) the increase in pre-tax income of $125,019, and (ii) an increase in the effective tax rate (34% in 1993, 20% in 1992) as a result of permanent differences (consisting of a decrease in tax-exempt income and increases in non-tax deductible expenses) increasing taxable income in 1993.

Capital Adequacy

            Total equity to total assets was 10.51% at December 31, 1993 and 9.03% at December 31, 1992. The increase resulted from 1993 earnings retained, net of dividend payments, and a decline in assets. The total risk-based capital ratio was 25.74% at December 31, 1993, compared to 21.39% at the end of 1992. These capital ratios exceed regulatory requirements.

Liquidity

            Liquidity is the bank's ability to meet the needs of deposit withdrawals, maturing liabilities, and asset growth.

            Management believes its liquidity levels are sufficient to meet the ongoing operations needs of the business. Cash and due from banks, interest bearing deposits at banks, investment securities due in one year, and federal funds sold were
$8,044,473, or 31.5% of total liabilities, at December 31, 1993 and $8,194,901, or 29.6% of total liabilities, at December 31,
1992

1992 Compared to 1991

Financial Highlights

            Net income was $267,199 ($10.69 per share) in 1992 compared to $246,345 ($9.85 per share) in 1991, for an increase of $20,854 or 8.5%. Factors contributing to this increase were as follows:

            Net increase income was $1,166,062 in 1992 and $952,304 in 1991. The increase of $213,758 resulted from an increase in the net interest margin from 3.56% in 1991 to 4.18% in 1992. The increase in the net interest margin was the result of a decrease in the cost of funds due to the general level of interest rates and a shift in deposits from certificates of deposit to savings accounts. Also during 1992, average earning assets increased by $1,672,665 as a result of increased deposit levels. The following table provides additional information.

                                           1992          1991

Yield on Interest-Earning Assets
(tax-equivalent basis)                       8.71%         8.94%

Cost of Funds                                5.19%         6.36%

Net Interest Spread                          3.52%         2.58%

Effect of Non-Interest Bearing Funds         0.66%         0.98%

Net Interest Margin                          4.18%         3.56%

Average Earning Assets                 $28,166,892   $26,494,227

            Other income was $117,728, in 1992, and $145,024 in
1991. The decrease of $27,296 was primarily the result of losses incurred on securities sold and called in 1992, and income received on other real estate in 1991 which was not received in 1992.

            Operating expenses were $950,056 in 1992 and $794,884 in 1991. The increase of $155,172 was a result of expenses incurred for the previously noted opening of the Harford Branch.

            The effective tax rates in 1992 and 1991 were 20% and 19%, respectively.

                             DESCRIPTION OF GRANGE

Business

            Grange was formed as a national bank on April 25, 1907. Grange's main office is located in the building Grange owns in New Milford, Pennsylvania. In 1992, Grange opened its only branch office in Harford, Pennsylvania, which it operates at a leased location. At December 31, 1993, Grange had total assets, deposits and shareholders' equity of approximately $28.5 million, $25.3 million and $3.0 million, respectively.

            Except for trust services for which it lacks authorization, Grange is engaged in general commercial and retail banking business. It offers commercial loans of all types, real estate loans, including home equity loans, personal, auto and home modernization loans, safe deposit boxes and night depository.

            Grange, as a national bank, is a member of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") and as such, its deposits are insured up to applicable limits. Its deposit services include business and individual demand and time deposit accounts, N.O.W. accounts, money market accounts, Individual Retirement Accounts and Christmas Clubs.

            The local banking environment in the area served by Grange is competitive, with active involvement by "Regional" and "Super Regional" banks. Competitors include the Commonwealth Division of Meridian Bank; Meridian Bank; Community Bank and Trust Company, Forest City, Pennsylvania; Peoples National Bank of Susquehanna County and BSB Bancorp, Inc., Binghamton, New York, as well as other financial institutions, finance companies, mortgage banking companies and brokerage companies operating in the area.

            The principal executive offices of Grange are located at 220 Main Street, New Milford, Pennsylvania 18834, and its telephone number is (717) 465-3206.

Supervision and Regulation

            Grange, as a national bank, is subject to the National Bank Act. Grange is also subject to the supervision of, and is regularly examined by, the Comptroller of the Currency (the "Comptroller") and is required to furnish quarterly reports to the Comptroller. The approval of the Comptroller is required for the establishment of additional branch offices by any national bank, subject to applicable state law restrictions.

            Grange is a member of the FDIC and a member of the Federal Reserve System and, therefore, is subject to additional regulation by these agencies. Some of the aspects of the lending and deposit business of Grange which are regulated by these agencies include personal lending, mortgage lending, interest rates both as they relate to lending and interest paid on deposits, and reserve requirements.

            In addition, the National Bank Act and regulations of the Comptroller impose restrictions on the payment of dividends to Grange's shareholders.

            The operations of Grange are also subject to numerous federal, state and local laws and regulations which set forth specific restrictions and procedural requirements with respect to the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

            As a consequence of the extensive regulation of commercial banking activities in the United States, Grange's business is particularly susceptible to being affected by Federal and state legislation and regulations which may have the effect of increasing the costs of doing business.

            The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "Improvement Act") was entered to provide for the recapitalization of the FDIC's Bank Insurance Fund, which had fallen to undesirably low levels as a result of increased bank failures during the late 1980's and the early 1990's. The Improvement Act increased the FDIC's authority to borrow from the U.S. Treasury from $5 billion to $30 billion, and designated this credit line as the FDIC's primary funding source. The Improvement Act also gave the FDIC unlimited authority to assess insured institutions in amounts necessary to repay its borrowings from the Treasury, and thus removed the existing cap on the amount the FDIC may charge as premiums for insuring an institution's deposits. The Improvement Act also authorized the FDIC to adopt variable risk based assessment (premium) rates in lieu of the prior flat rate applicable to the deposits of all institutions and beginning on January 1, 1993, the FDIC started to phase in a schedule of such rates.

            The Improvement Act also mandates improved financial management and reporting by insured institutions, and more frequent and more rigorous FDIC examinations of most such institutions. The Act makes significant changes in the methods to be utilized by the FDIC in resolving failed institutions, and authorizes the FDIC to set substantive standards for the operation of insured institutions.

            In addition, as required by the Improvement Act, federal banking agencies have revised their risk-based capital standards for insured institutions. Finally, the Improvement Act provides for "Truth in Savings" disclosures and advertising so that consumers may have a better understanding of the interest payable on deposit accounts and fees which may be charged.

            It is not clear at this point whether the Improvement
Act has or will have a material effect on the operations of Grange.

            The Community Reinvestment Act of 1977 ("CRA") mandates that the Comptroller review the extent to which each national bank serves all neighborhoods in the community in which it is located. Grange has not received a rating under the CRA by the Comptroller.

            As with other types of companies, Grange is subject to additional regulation of federal, state and local authorities in the areas of workplace safety, discrimination in employment practices and public accommodation (whether by race, sex, religion or disability) and environmental protection, among other areas. Grange believes that it is in compliance with such regulation in all material respects.

            In addition to being affected by general economic conditions, the earnings and growth of Grange is and will be affected by the policies of regulatory authorities, including the Comptroller, the Federal Reserve Board and the FDIC. An important function of the Federal Reserve Board is to regulate the money supply, credit conditions and interest rates. Among the instruments used to implement these objectives are open market operations in United States Government securities, changes in reserve requirements against bank deposits and limitations on interest rates that member banks may pay on time and savings deposits. These instruments are used in varying combinations to influence overall growth and distribution of credit, bank loans, investments and deposits, and their use may also affect interest rates charged on loans or paid on deposits.

            The monetary policies and regulations of the Federal
Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

Legal Proceedings

            Other than routine litigation incidental to its business, neither Grange nor any of its properties is subject to any material legal proceedings, nor are any such proceedings known to be contemplated by any governmental authorities.

Market Price of Grange Common Stock

            Grange Common Stock is not traded on any exchange, organized market or in the over-the-counter market. Sales and purchase of the shares of Grange Common Stock are infrequent and isolated and generally are effected in private transactions between buyer and seller. Grange may not have been advised as to the purchase price involved in each transaction, and therefore the information set forth below is based on transactions known to management. The price information is obtained from data about actual trades. To the best of Grange's knowledge, the following table sets forth the high and low prices for Grange's shares for each quarter since the beginning of 1992.

     1992                         High                     Low

First Quarter                   $100.00                  $100.00
Second Quarter                     --                       --
Third Quarter                    100.00                   100.00
Fourth Quarter                   100.00                   100.00

    1993(1)

First Quarter                   $  --                    $  --
Second Quarter                     --                       --
Third Quarter                      --                       --
Fourth Quarter                     --                       --

    1994(1)

First Quarter                   $  --                    $  --
_________________________

(1) There were no sales of Grange Common Stock reported during 1993 or through March 25, 1994.

            As of March, 1994, there were 100 record holders of shares of Grange Common Stock.

            The declaration and payment of dividends is in the sole discretion of the Board of Directors and the amount, if any, depends upon the earnings, financial condition and capital needs of Grange and certain other factors, including restrictions arising from federal banking laws and regulations to which Grange is subject.

            Grange, through the Effective Date, is subject to certain limitations in the payment of dividends by the terms of the Merger Agreement. See "THE MERGER--Dividends.

            Grange is subject to certain limitations on the amount of cash dividends that it can pay. The prior approval of the Comptroller is required if the total of all cash dividends declared by a national bank, such as Grange, in any calendar year will exceed the sum of such bank's net profits (as defined by statute) for that year combined with the retained net profits for the preceding two calendar years, less any required transfers to surplus. Under this formula, as of December 31, 1993, $__________ of accumulated earnings of Grange were available for distribution as dividends without prior regulatory approval. In addition, the Comptroller is authorized to determine under certain circumstances relating to the financial condition of a national bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof.

            The following table sets forth the cash dividends declared by Grange during each quarter since the beginning of 1991.

Dividends Per Share on Grange Common Stock

                    1992


               First Quarter                  $ .60
               Second Quarter                   .60
               Third Quarter                    .60
               Fourth Quarter                   .60
                    Total                     $2.40

                    1993

               First Quarter                  $ .60
               Second Quarter                   .60
               Third Quarter                    .60
               Fourth Quarter                   .60
                    Total                     $2.40

                    1994

               First Quarter                  $1.00

_______________________
(1) Grange, through the Effective Date, is subject to certain limitations in the payment of dividends by the terms of the Merger Agreement. See "THE MERGER--Dividends."

                  DESCRIPTION OF MERIDIAN CAPITAL SECURITIES

            The authorized capital stock of Meridian consists of 100,000,000 shares of common stock, par value $5.00 per share ("Meridian Common Stock"), and 25,000,000 shares of preferred stock, par value $25.00 per share ("Meridian Preferred Stock"). As of February 15, 1994, there were 58,162,266 shares of Meridian Common Stock and no shares of Meridian Preferred Stock issued and outstanding. There are no other shares of capital stock of Meridian authorized, issued or outstanding. Meridian has no options, warrants, or other rights authorized, issued or outstanding, other than as described herein under "Capital Notes" and "Shareholder Rights Plan" and options granted under the Meridian Bancorp, Inc. Stock Option Plan.

Common Stock

            The holders of Meridian Common Stock are entitled to share ratably in dividends when and if declared by the Meridian
Board of Directors from funds legally available therefor.

            Each holder of Meridian Common Stock has one vote for each share held of record on each matter presented for consideration by Meridian shareholders. Meridian shareholders are not entitled to cumulate votes in the election of directors.

            The Meridian Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Meridian are elected at each annual meeting of shareholders of Meridian. Classification of the Meridian Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Meridian Board of Directors and thereby could impede a change of control of Meridian.

            The holders of Meridian Common Stock have no preemptive rights to acquire any additional shares of Meridian.

            Meridian's articles of incorporation authorize the Meridian Board of Directors to issue authorized shares of Meridian Common Stock and Meridian Preferred Stock without shareholder approval. Meridian Common Stock is included for quotation on the NASDAQ National Market System. As a result, in order to maintain such inclusion, approval of Meridian's shareholders is required for the issuance of additional shares of Meridian Common Stock or securities convertible into Meridian Common Stock if the issuance of such securities (1) is in connection with the acquisition of a company, is not in connection with a public offering for cash, and the securities issued have or will have voting power equal to or in excess of 20% of the voting power outstanding before such issuance; (2) is in connection with the acquisition of a company in which a director, officer or substantial shareholder of Meridian has a 5% or greater interest and the issuance of the securities could result in an increase in outstanding common stock or voting power of 5% or more; (3) is in connection with a transaction other than a public offering at a price less than the greater of book or market value, and will equal 20% or more of the common stock or 20% or more of the voting power outstanding before issuance; or
(4) would result in a change in control of Meridian. Under NASDAQ National Market System rules, shareholder approval is also required for the establishment of a stock option or purchase plan in which stock may be acquired by officers and directors other than a broadly-based plan in which other security holders of Meridian or employees of Meridian participate. Under applicable NASDAQ National Market System rules, approval of Meridian shareholders is not required for issuance of the shares of Meridian Common Stock issuable to Grange shareholders in the Merger.

            In the event of liquidation, dissolution or winding-up of Meridian, whether voluntary or involuntary, holders of Meridian Common Stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after payment of any liquidation preferences of any outstanding Meridian Preferred Stock.

Preferred Stock

            Meridian Preferred Stock may be issued from time to time as a class, without series or in one or more series, by resolution of the Meridian Board of Directors. Each series or class will have such dividend rate, payment dates and dates from which dividends cumulate, and such general voting, redemption, liquidation, conversion and sinking fund rights as the Meridian Board of Directors may determine. All shares of one series must be identical, and all series will rank equally except with respect to the rights particular to each series fixed by the Board. Each series is entitled to receive, when and as declared by the Board of Directors and before any dividends (other than dividends payable in Meridian Common Stock) are paid on Meridian Common Stock, dividends at the rate fixed by the Board for such series.

Capital Notes

            In December 1984, Meridian issued $75 million in principal amount of Floating Rate Subordinated Capital Notes due December 1, 1996 (the "Notes") pursuant to an indenture dated as of December 1, 1984, between Meridian and Morgan Guaranty Trust Company of New York, as trustee. The Notes bear interest at a rate of 1/8 of 1% above the arithmetic mean of London interbank offering quotations for three-month Eurodollar deposits, adjusted quarterly. The Notes mature on December 1, 1996, and are subordinate and junior in right of payment to senior indebtedness of Meridian. Since December 1, 1988, Meridian has had the option to exchange the Notes for capital securities or, under certain circumstances, for cash. In December 1993, Meridian received approval from the Federal Reserve Bank to revoke its obligation to exchange the Notes for capital securities at maturity.
Holders of Notes have none of the rights or privileges of shareholders of Meridian until the Notes are exchanged for capital stock.

Shareholder Rights Plan

            Each share of Meridian Common Stock has attached to it one right (a "Meridian Right") issued pursuant to a Rights Agreement dated July 25, 1989 (the "Meridian Rights Agreement"). One Meridian Right will be issued with each share of Meridian Common Stock issued in connection with the Merger. Each Meridian Right will initially entitle a holder to buy one unit of a newly authorized series of junior participating preferred stock at an exercise price of $85.00. The Meridian Rights become exercisable if a person, group or other entity acquires or announces a tender offer for 19.9% or more of either the Meridian Common Stock outstanding or voting securities representing a minimum of 19.9% of Meridian's total voting power. They can also be exercised if a person or group who has become a beneficial owner of at least 4.9% (with certain exceptions) of the Meridian Common Stock outstanding or total voting power is declared by Meridian's Board of Directors to be an "adverse person" (as defined in the Meridian Rights Agreement). After the Meridian Rights become exercisable, the Meridian Rights (other than rights held by a 19.9% beneficial owner or an "adverse person") will entitle the holders to purchase, under certain circumstances, either Meridian Common Stock or common stock of the potential acquiror at a substantially reduced price. Meridian is generally entitled to redeem the Meridian Rights at $.001 per Meridian Right at any time until the tenth business day following public announcement that a 19.9% position has been acquired. The Meridian Rights can also be redeemed by shareholder action under certain circumstances. The Meridian Rights are not redeemable following an "adverse person" determination. The Meridian Rights expire on July 25, 1994.

            The Meridian Rights Agreement is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE." The foregoing description of the Meridian Rights does not purport to be complete and is qualified in its entirety by reference to the Meridian Rights Agreement.

Special Charter and Pennsylvania Corporate Law Provisions

            Meridian's Articles of Incorporation and Bylaws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for Meridian stock, a proxy contest for control of Meridian, the assumption of control of Meridian by a holder of a large block of Meridian's stock and the removal of Meridian's management. These provisions: (1) empower the Meridian Board of Directors, without shareholder approval, to issue preferred stock the terms of which, including voting power, are set by the Meridian Board; (2) divide the Meridian Board of Directors into three classes serving staggered three-year terms; (3) restrict the ability of shareholders to remove directors; (4) require that shares with at least 80% of total voting power approve mergers and other similar transactions with a person or entity holding stock with more than 5% of Meridian's voting power, if the transaction is not approved, in advance, by the Meridian Board of Directors; (5) prohibit shareholders' actions without a meeting;
(6) require that shares with at least 80%, or in certain instances two-thirds, of total voting power approve repeal or amendment of certain provisions of Meridian's Articles of Incorporation; (7) require any person who acquires stock of Meridian with voting power of 25% or more to offer to purchase for cash all remaining shares of Meridian's voting stock at the highest price paid by such person for shares of Meridian's voting stock during the preceding year; (8) eliminate cumulative voting in elections of directors; (9) require that shares with at least two-thirds of total voting power approve repeal or amendment of Meridian's bylaws; and (10) require advance notice of nominations for the election of directors and the presentation of shareholder proposals at meetings of shareholders.

            The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contains certain provisions applicable to Meridian which may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

            In April 1990, Pennsylvania adopted legislation further amending the BCL. To the extent applicable to Meridian at the present time, this legislation generally (1) expands the factors and groups (including shareholders) which the Meridian Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) provides that the Meridian Board of Directors need not consider the interests of any particular group as dominant or controlling; (3) provides that Meridian's directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) provides that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) provides that the fiduciary duty of Meridian's directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of the April 1990 fiduciary duty statutory provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Meridian Board of Directors in a potential change in control context. Meridian opted out of coverage by the "disgorgement" and "control-share acquisition" statutes included in the April 1990 legislation, pursuant to a Bylaw amendment as permitted by the legislation; Meridian can reverse this action under certain circumstances.

                       COMPARISON OF SHAREHOLDER RIGHTS

            The following is a summary of material differences between the rights of holders of Meridian Common Stock and the rights of holders of Grange Common Stock. The differences in shareholder rights arise not only from the different statutes under which Meridian and Grange are chartered, but also from various provisions of the articles of incorporation and bylaws of Meridian and Grange and the Meridian Shareholder Rights Plan (as discussed below).

Directors

            Under the National Bank Act and Grange's articles of association, Grange's directors must also be shareholders of Grange. No shareholder requirement applies to Meridian directors.

            Shareholders of Meridian are required to submit, in writing and in advance, any nomination of a candidate for election as a director. Meridian's bylaws provide that such nominations generally must be submitted not more than 50 days, and not less than 30 days, prior to a scheduled meeting for the election of directors. Grange's bylaws require that the credentials for nominees for director must be submitted in writing to the President of Grange and the OCC not more than 50 days, and not less than 14 days, prior to the meeting scheduled for election of directors; provided, however, that if less than 21 days notice of such meeting is given to Grange shareholders, nominations must be submitted to the President of Grange and the OCC not later than the close of business on the seventh day following the day on which notice of the meeting was mailed.

            Pursuant to Meridian's articles of incorporation, Meridian directors may be removed from office without cause by the affirmative vote of a majority of outstanding voting shares. Neither Grange's articles of association nor Grange's bylaws provide for the removal of directors.

            The Meridian Board of Directors is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Meridian are elected at each annual meeting of shareholders of Meridian. Classification of the Meridian Board of Directors has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Meridian Board of Directors and thereby could impede a change in control of Meridian. Grange's Board of Directors is not classified. All directors of Grange are elected at each annual meeting of shareholders of Grange. Therefore, any person who seeks to elect its designees to a majority of the seats on the Grange Board of Directors could do so at any annual meeting.

            The shareholders of Meridian are not permitted to cumulate their votes in the election of directors. The shareholders of Grange are permitted to cumulate their votes in the election of directors. This means that each shareholder of Grange is entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and may cast all of such votes for a single nominee, or any two or more nominees for election to the board of directors.

            The bylaws of Meridian and Grange each provide for indemnification of directors, officers and agents for certain litigation-related liabilities and expenses. Meridian's and Grange's bylaws each require specifically that the individual's conduct not have been determined by a court to have constituted willful misconduct or reckless conduct. In addition, Grange's bylaws provide that an individual can be indemnified when a determination (the "Determination") has been made, with the advice of counsel, by disinterested members of Grange's Board of Directors or other specified persons, in a written opinion to the effect that (i) the individual acted or failed to act in good faith and in a manner he believed to be in, or not opposed to, the best interest of Grange, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, (ii) the amount of the proposed indemnification is reasonable, (iii) the proposed indemnification is just and proper and can be legally made by Grange under then existing law, and (iv) the indemnification shall be made by Grange in an amount stated in the Determination.

            Directors of both Grange and Meridian are not personally liable for any action taken or any failure to take any action unless the director breached or failed to perform the duties of his or her office and such breach or failure constitutes self-dealing, willful misconduct or recklessness; provided, however, that there is no such elimination of liability arising under any criminal statute or with respect to the payment of taxes pursuant to local, state or federal law.

Shareholders' Meetings

            Under Meridian's bylaws, no action of shareholders may be taken without a meeting of shareholders. Similarly, Grange's shareholders may only take action at a meeting.

            Shareholders of Meridian are required to submit to Meridian, in writing and in advance, any matter desired to be placed on the agenda of an annual meeting of shareholders. Such proposal generally must be submitted not more than 50 days, and not less than 30 days, prior to the meeting. Grange's bylaws do not contain any comparable requirement.

            Special meetings of Meridian shareholders may be called at any time by any of the following: (1) the Chief Executive Officer, Chairman or President of Meridian, (2) the Board of Directors of Meridian or the Executive Committee thereof, or
(3) Meridian shareholders entitled to cast at least 20% of the votes which all shareholders are entitled to cast at the meeting.
A special meeting of Grange's shareholders may be called by the Board of Directors or by any three shareholders owning, in the aggregate, not less than 10% of Grange Common Stock.

Required Shareholder Vote

      General

            For general corporate action of the shareholders of Meridian and Grange, the affirmative vote of the majority of shares present in person or by proxy at the shareholders' meeting, and entitled to vote on the subject matter, is required for approval. For fundamental corporate changes of Meridian, however, such as an amendment of its articles of incorporation, a merger or consolidation, the sale of all or substantially all of its assets, or its dissolution, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast is required to approve any such transaction. Under Grange's articles of association, a vote of a majority of Grange's outstanding shares is required to amend Grange's articles of association under all circumstances. The National Bank Act requires the affirmative vote of shareholders entitled to cast at least two-thirds of the votes all shareholders are entitled to cast to approve any merger or similar transaction involving Grange.

      Supermajority Voting for Certain Mergers

            In the absence of prior approval by Meridian's Board of Directors, Meridian's articles of incorporation requires a vote of shareholders with at least 80% of Meridian's total voting power to approve mergers and similar transactions involving a shareholder holding 5% or more of Meridian's voting power. The National Bank Act provides that any matter involving the merger or consolidation of Grange with or into any other business entity shall require the affirmative vote of the holder of two-thirds of the outstanding shares of Grange.

      Amendment of Articles of Incorporation

            Meridian's articles of incorporation contain various provisions that require a supermajority vote of shareholders to amend or repeal particular sections of such articles. Amendment or repeal of the provisions of Meridian's articles of incorporation relating to noncumulative voting, the classification of directors, the requirement of holding meetings for shareholder action, the amendment of bylaws generally, and the consideration of non-economic factors by Meridian's Board of Directors if evaluating a tender offer, all require an affirmative vote of two-thirds of Meridian shareholders, absent prior Meridian Board approval. In the case of certain other provisions, including the supermajority vote requirement on a merger or similar transaction with a 5% or greater Meridian shareholder, amendment or repeal requires a vote of shareholders owning 80% of Meridian's outstanding shares or a two-thirds vote of both Meridian's Board of Directors and its shareholders.

            Under Grange's articles of incorporation, a vote of a majority of Grange's outstanding shares is required to amend
Grange's articles of association in all cases.

Shareholder Rights Plans

            Meridian has adopted a shareholder rights plan pursuant to which holders of Meridian Common Stock are entitled, under certain circumstances generally involving an accumulation of Meridian Common Stock, to purchase Meridian Common Stock or common stock of the potential acquiror at a substantially reduced price. See "DESCRIPTION OF MERIDIAN CAPITAL
SECURITIES--Shareholder Rights Plan."

            Grange does not have a shareholder rights plan.

Amendment of Bylaws

            The authority to amend or repeal Meridian's bylaws is vested in Meridian's Board of Directors, subject always to the power of the shareholders of Meridian to change such action by the affirmative vote of shareholders holding at least two-thirds of the voting power (except that any amendment to the indemnification provisions set forth in the bylaws requires the affirmative vote of two-thirds of the Board of Directors or shareholders holding 80% of the voting power).

            The Grange bylaws may be amended or repealed by a majority vote of the Grange Board of Directors.

Mandatory Tender Offer Provision

            Meridian's articles of incorporation provide that any person or entity acquiring Meridian capital stock with 25% or more of Meridian's total voting power is required to offer to purchase, for cash, all shares of Meridian's voting stock, at a price per share equal to the highest price paid by such person for each respective class of Meridian's voting stock within the preceding twelve months. Grange's articles of association contain no equivalent provision. The Pennsylvania BCL also provides that following any acquisition by a person or group of more than 20% of a publicly-held corporation's voting stock, the remaining shareholders have the right to receive payment, in cash, for their shares from such person or group of an amount equal to the "fair value" of their shares.

                        ADJOURNMENT OF SPECIAL MEETING

            In the event there are not sufficient votes to constitute a quorum or approve the adoption of the Merger Agreement at the time of the Special Meeting, such proposal could not be approved unless the Special Meeting is adjourned in order to permit further solicitation of proxies. In order to allow proxies that have been received by Grange at the time of the Special Meeting to be voted for such adjournment, if necessary, Grange has submitted the question of adjournment under such circumstances to its shareholders as a separate matter for their consideration. A majority of the shares represented and voting at the Special Meeting is required in order to approve any such adjournment. The Board of Directors of Grange recommends that shareholders vote their proxies in favor of such adjournment so that their proxies may be used for such purposes in the event it should become necessary. Properly executed proxies will be voted in favor of any such adjournment unless otherwise indicated thereon. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to shareholders other than an announcement of such time and place at the Special Meeting.

                                    EXPERTS

            The consolidated financial statements of Meridian incorporated herein by reference to the Annual Report on Form 10-K of Meridian for the year ended December 31, 1993 and for each of the years in the three-year period ended December 31, 1993 have been examined by KPMG Peat Marwick, independent certified public accountants, and have been so incorporated in reliance on the report of KPMG Peat Marwick also incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

            The consolidated financial statements of Grange as of December 31, 1993 and for each of the years in the three-year period ended December 31, 1993 set forth in this Proxy Statement/Prospectus have been audited by Davidson, Fox & Co., independent certified public accountants, as set forth in its report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

            The validity of the Meridian Common Stock to be issued in the Merger, certain federal income tax consequences of the Merger, and certain other legal matters relating to the Merger are being passed upon for Meridian by the law firm of Stevens & Lee, Reading, Pennsylvania, special counsel to Meridian.
Sidney D. Kline, Jr., a director of Meridian, is a principal of the firm of Stevens & Lee. Certain attorneys at Stevens & Lee and members of their immediate families own or have investment discretion with respect to an aggregate of less than 50,000 shares of Meridian Common Stock.

            Certain legal matters in connection with the Merger are being passed upon for Grange by the law firm of Rhoads & Sinon, Harrisburg, Pennsylvania, special counsel to Grange.

                     INDEX TO GRANGE FINANCIAL STATEMENTS


                                                         Page No.

Independent Auditor's Report . . . . . . . . . . . . . . . F-2
Balance Sheets, December 31, 1993 and 1992 . . . . . . . . F-3
Statements of Income for the Years Ended
  December 31, 1993, 1992 and 1991 . . . . . . . . . . . . F-5
Statements of Shareholders' Equity for the Years
  Ended December 31, 1993, 1992 and 1991 . . . . . . . . . F-6
Statements of Cash Flows for the Years Ended
  December 31, 1993, 1992 and 1991 . . . . . . . . . . . . F-7
Notes to Financial Statements  . . . . . . . . . . . . . . F-9

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors of
The Grange National Bank of Susquehanna County
New Milford, Pennsylvania

      We have audited the accompanying balance sheets of The Grange National Bank of Susquehanna County as of December 31, 1993 and 1992, and the related statements of income, changes in shareholders' equity, and cash flows for the years ended
December 31, 1993, 1992 and 1991. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Grange National Bank as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years ended December 31, 1993, 1992 and 1991 in conformity with generally accepted accounting principles.



Binghamton, New York                /s/Davidson, Fox & Company
January 31, 1994
                THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                                BALANCE SHEETS
                          DECEMBER 31, 1993 AND 1992

                                    ASSETS

                                                 1993               1992

Cash and due from banks (NOTE 2)             $ 1,015,344        $   926,116
Interest-bearing deposits in banks             3,204,252          3,461,717
Investment securities (approximate
  market value of $7,504,386 and
  $7,632,573) (NOTES 1 and 3)                  7,425,930          7,548,703
Federal funds sold                             1,150,000          1,350,000
Loans, less allowance for loan losses
  of $135,000 and $142,617 (NOTES 1,
  4, 8 and 11)                                15,234,316         16,434,142
Property and equipment, net
  (NOTES 1 and 5)                                242,204            285,472
Accrued interest receivable                      195,749            233,203
Deferred income taxes (NOTES 1
  and 6)                                              --             12,873
Other real estate                --           121,106
Prepaid pension costs (NOTE 7)                    26,577                 --
Other assets                                      24,996             27,319
                                             $28,519,368        $30,400,651

                           LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
  Deposits
    Demand                                   $ 6,134,518        $ 6,424,481
    Savings                                    7,482,257          7,091,795
    Time (including approximately
      $1,916,000 and $3,713,000 of
      accounts exceeding $100,000)            11,643,220         13,885,171
        Total deposits                        25,259,995         27,401,447

Accrued interest payable                         133,715            180,108
Accounts payable                                  25,535             52,648
Dividends payable                                 15,000             15,000
Accrued income taxes                              68,666                 --
Deferred income taxes (NOTES 1
  and 6)                                           4,465                 --
Deferred origination fees                          1,476              4,016
Other liabilities                                 13,245              2,447
        Total liabilities                     25,522,097         27,655,666

SHAREHOLDERS' EQUITY:
    Common stock, $8.00 par value
      shares authorized, issued and
      outstanding                                200,000            200,000
    Surplus                                      150,000            150,000
    Undivided profits (NOTES 1
      and 9)                                   2,647,271          2,394,985
        Total shareholders' equity             2,997,271          2,744,985
                                             $28,519,368        $30,400,651

                                  See accompanying notes

                      THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                                   STATEMENTS OF INCOME
                       YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                              1993             1992              1991

INTEREST INCOME:
  Interest and fees on loans               $1,644,843       $1,716,714        $1,624,654
  Interest on investment
    securities:
      U.S. Treasury and government
        agencies                              249,388          239,951           160,946
      Obligations of states and
        political subdivisions                 89,931          114,602           132,452
      Corporate debt securities                49,086          128,856           212,434
  Interest on federal funds sold               21,675           27,096            51,395
  Interest on deposits in banks               180,579          226,737           182,416
                                            2,235,502        2,453,956         2,364,297
Interest expense on deposits                  986,046        1,287,894         1,411,993
          Net interest income               1,249,456        1,166,062           952,304

OTHER INCOME:
      Gain (loss) from securities
        sold and called                            --          (20,066)            2,000
      Gain on sale of fixed asset                  --            2,500                --
      Service fees                             92,183          131,765           111,808
      Insurance premium rebates                 3,660            3,529             3,232
      Other real estate                        15,600               --            27,984
          Total other income                  111,443          117,728           145,024

                                            1,360,899        1,283,790         1,097,328

OTHER EXPENSES:
      Salaries                                299,164          314,927           280,310
      Pension and other employee
        benefits (NOTE 7)                      26,818           50,481            53,882
      Other operating expenses                576,164          584,648           460,692
          Total other expenses                902,146          950,056           794,884
          Income before income taxes          458,753          333,734           302,444

INCOME TAXES (NOTES 1 AND 6)                  156,689           66,535            56,099

INCOME BEFORE CHANGE
IN ACCOUNTING PRINCIPLE                       302,064          267,199           246,345

CHANGE IN ACCOUNTING PRINCIPLE
  Cumulative effect to
    December 31, 1992
    of application of Financial
    Accounting Standards No. 109
    "Accounting for Income Taxes"
    (NOTE 12)                                  10,222               --                --

NET INCOME                                 $  312,286       $  267,199        $  246,345

Earnings per share (NOTE 1)                $    12.49       $    10.69        $     9.85

                                  See accompanying notes

                      THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                       STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


                               Common                        Undivided
                                Stock        Surplus          Profits            Total

December 31, 1990             $ 25,000       $150,000       $2,176,441        $2,351,441

Net income for the year                                        246,345           246,345

Allocation of retained
  earnings to increase
  par value of common
  stock                        175,000                        (175,000)

Cash Dividends
  (2.40 per share)            ________       ________          (60,000)          (60,000)

BALANCE AT
  DECEMBER 31, 1991           $200,000       $150,000       $2,187,786        $2,537,786

Net income for the year             --             --          267,199           267,199

Cash dividends ($2.40
  per share)                        --             --          (60,000)          (60,000)

BALANCE AT
  DECEMBER 31, 1992            200,000        150,000        2,394,985         2,744,985

Net income for the year             --             --          312,286           312,286

Cash dividends ($2.40
  per share)                        --             --          (60,000)          (60,000)

BALANCE AT
  DECEMBER 31, 1993           $200,000       $150,000       $2,647,271        $2,997,271

/TABLE

                      THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                                 STATEMENTS OF CASH FLOWS
                          YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                    1993           1992           1991

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                    $   312,286    $   267,199    $   246,345
  Noncash items included in
    net income:
      Depreciation                                   45,519         40,362         36,939
      Amortization of premiums less
        accretion of discounts of
          Investment Securities                      24,748         21,350          8,894
      Deferred income taxes                          27,560         17,466           (966)
      Provision for loan losses                       2,649         59,000         25,000
  Decrease in deferred origination fees          (    2,540)    (   15,165)       (17,868)
  (Gain) loss from securities sold and called            --         20,066         (2,000)
  (Gain) on sale of fixed assets                         --     (    2,500)            --
  (Increase) decrease in interest receivables        37,454     (    2,956)        (6,691)
  (Gain) on sale of other real estate            (   15,600)            --        (27,984)
  (Decrease) in interest payable                 (   46,393)    (   49,095)        11,529
  Decrease in other assets                            2,323          1,012         52,393
  (Decrease) in other liabilities                (   16,315)    (   35,657)        12,758
  Increase in accrued taxes                          68,666             --             --
  (Increase) in prepaid pension costs            (   26,577)            --             --
  Cumulative effect of change in accounting
    principle                                    (   10,222)            --             --

          NET CASH PROVIDED BY
          OPERATING ACTIVITIES                      403,558        321,082        338,349

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales, maturities and
    principal payments on
      Investment securities
        and interest bearing
        deposits in banks                         4,473,912      5,620,435      5,261,624
Purchases:
  Purchases on Investment
      Securities and interest bearing
        deposits in banks                         4,118,422     (6,867,175)    (6,906,782)
  Net (Increase) decrease in short term loans    (    3,300)         5,692          5,393
  Net (Increase) decrease in federal funds
    sold                                            200,000     (  175,000)      (850,000)
  Net (Increase) decrease in loans
    originated (NOTE 1)                           1,200,476     (1,823,318)      (290,707)
  (Recorded increase to) or decrease in
    proceeds from sale of other
    real estate                                     136,707     (  121,106)        71,329
  Purchase of fixed assets                       (    2,251)    (   48,844)       (17,627)
  Proceeds from sale of fixed assets                     --          2,500             --

          NET CASH PROVIDED (USED) BY
            INVESTING ACTIVITIES                  1,887,122     (3,406,816)    (2,726,770)

                                  See accompanying notes

                   THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                               STATEMENTS OF CASH FLOW
                    YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991


                                              1993           1992          1991

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits and
    savings accounts                          100,499      4,383,759     1,462,291
  Net increase (decrease) in
    certificates of deposit                (2,241,951)    (1,367,079)    1,215,737
  Reduction in capital lease obligation            --     (    5,343)      (12,823)
  Cash dividends                           (   60,000)    (   60,000)      (60,000)

      NET CASH PROVIDED (USED) BY
        FINANCING ACTIVITIES               (2,201,452)     2,951,337     2,605,205

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                             89,228     (  134,397)      216,784

CASH AND CASH EQUIVALENTS, beginning          926,116      1,060,513       843,729

CASH AND CASH EQUIVALENTS, ending         $ 1,015,344    $   926,116    $1,060,513

SUPPLEMENTAL DISCLOSURES:

Cash received and paid; interest and income taxes for 1993, 1992 and 1991 were as follows:

                         1993           1992           1991

Interest received     $2,272,683     $2,461,153     $2,360,949

Interest paid         $1,032,439     $1,336,988     $1,400,464

Income taxes paid
  (received)          $   83,693     $   98,218     $   (2,849)

/TABLE

                THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1992 AND 1991

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity

      The Bank is chartered as a national bank and was incorporated in 1907. The Bank provides a full range of banking services for businesses and individuals.

Investment Securities

      Investment securities are stated at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income. Gains or losses on disposition are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method. All securities are held for investment purposes. Purchases and sales are recorded as of the settlement date.

Loans and allowance for loan losses

      Loans are stated at the amount of unpaid principal, reduced by unearned discount and an allowance for loan losses. Unearned discount on installment loans is recognized as income over the terms of the loans by the sum-of-the-years digits and simple interest methods. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb possible losses on existing evaluation of collectibility of loans and consideration of prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay. Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrowers' financial condition is such that collection of interest is doubtful.

Property and equipment

      Property and equipment are carried at cost. Depreciation of property and equipment is provided using the straight-line and accelerated methods over the following estimated useful lives:

                                         Years

Buildings and improvements             10 - 31.5
Furniture, fixtures and equipment       5 - 12
Vehicles                                  5

      Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.
Expenditures for maintenance and repairs are charged to expenses as incurred.

Income taxes

      Deferred income taxes are provided for based upon the difference in earnings determined for tax and financial reporting purposes. These differences result primarily from:

      (a) Income reported on the cash basis for tax purposes and on the accrual basis for accounting purposes.

      (b) Accretion of discount on bonds and U.S. Treasury bills recorded currently for accounting purposes but recognized for tax purposes upon maturity or sale.

Common stock/undivided profits

      During 1991, the Bank initiated a plan to open a branch in the Town of Harford, Pennsylvania. In order to obtain regulatory approval, the Bank was required by the Office of the Comptroller of the Currency (OCC) to increase the par value of its common stock from $1.00 per share to $8.00 per share. Accordingly, the Bank reallocated a portion of undivided profits to common stock in the amount of $175,000.

Earnings per share

      Earnings per share are calculated on the basis of the weighted average number of shares outstanding.

Fair value of financial instruments

      Cash and short-term investments are reflected at their book values which approximate fair value due to the short maturity of those instruments. The fair values of long-term investments are estimated based on quoted market prices for those or similar investments. For other investments for which there are no quoted prices, a reasonable estimate of fair value could not be made without incurring excessive costs. These investments are shown at amortized cost.

NOTE 2 - CASH AND DUE FROM BANKS

      Cash and due from banks includes balances reserve to meet regulatory requirements of the Federal Reserve Board. Account balances maintained with the Federal Reserve Bank and with other correspondent banks amounted to $830,723 and $743,050 at December 31, 1993 and 1992, respectively.

NOTE 3 - INVESTMENT SECURITIES

      The amortized cost and estimated market values of investment in securities are as follows:

                                             December 31, 1993

                                              Gross       Gross      Estimated
                              Amortized    Unrealized  Unrealized     Market
                                 Cost         Gains      Losses        Value


U.S. Treasury
  securities and
  obligations of U.S.
  government corporations
  and agencies               $4,867,158    $   54,387    $    --    $4,921,545

Obligations of states and
  political subdivisions      1,856,175        12,038         --     1,868,213

Corporate debt securities       692,097        12,031         --       704,128

Totals for debt securities    7,415,430        78,456         --     7,493,886

Federal Reserve Bank stock       10,500            --         --        10,500

                             $7,425,930    $   78,456    $    --    $7,504,386
/TABLE

                                                  December 31, 1992
                                                 Gross         Gross     Estimated
                                  Amortized    Unrealized    Unrealized  Market
                                     Cost         Gains        Losses      Value
U.S. Treasury
  securities and
  obligations of U.S.
  government corporations
  and agencies                     $4,707,861    $   64,367    $    --    $4,772,228

Obligations of states and
  political subdivisions            1,528,176        11,196         --     1,539,372

Corporate debt securities           1,302,166         8,307         --     1,310,473

Totals for debt securities          7,538,203        83,870         --     7,622,073

Federal Reserve Bank stock             10,500            --         --        10,500

                                   $7,548,703    $   83,870    $    --    $7,632,573

      The amortized cost and estimated market value of debt securities for the year ended December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          December 31, 1993
                                     Amortized         Estimated
                                        Cost         Market Value

Due in one year or less             $2,674,877        $2,701,707
Due after one year through
  five years                         4,145,970         4,188,597
Due after five years through
  ten years                            300,000           300,000
Due after ten years                    294,583           303,582

                                    $7,415,430        $7,493,886

      Investment securities with a carrying amount of $1,289,840 at December 31, 1993 are pledged to secure public deposits.

NOTE 4 - LOANS

Major classifications of loans are as follows:

                               1993                     1992

Commercial                $  3,364,360              $  2,696,491
Mortgage                    10,380,096                12,007,291
Installment                  1,662,358                 1,986,827
Redi Reserve                    76,431                    73,131
                            15,483,245                16,763,740
Unearned discount          (   113,929)              (   186,981)
                            15,369,316                16,576,759
Allowance for loan
  losses                   (   135,000)              (   142,617)

Loans, net                 $15,234,316               $16,434,142

      There were no loans on which the accrual of interest has been discontinued or reduced for 1993, 1992 or 1991.

Changes in the allowance for loan losses are as follows:

                                      1993               1992

Balance, beginning of year         $ 142,617          $ 102,516
     Loans charged off              ( 15,470)          ( 26,500)
     Recoveries                        5,204              7,601
     Provision for loan
       losses                          2,649             59,000

Balance, end of year               $ 135,000          $ 142,617

NOTE 5 - PROPERTY AND EQUIPMENT

Major classes of property and equipment consisted of the following:

                                         1993              1992

Land                                 $   13,500        $   13,500
Buildings and improvements              528,111           528,111
Furniture, fixtures and
  equipment                             240,009           237,759
Land improvements                        21,670            21,670
Vehicles                                  8,029             8,029
                                        811,319           809,069
Less accumulated depreciation           569,115           523,597

                                     $  242,204        $  285,472

Depreciation expense amounted to $45,519 in 1993, $40,362 in 1992, and $36,939 in 1991.

NOTE 6 - INCOME TAXES

      The effective tax rate on income before taxes was different than the federal statutory tax rates. The following summary reconciles taxes at the federal statutory rates with the actual taxes on income:

                                           1993         1992         1991

Income taxes at statutory rates         $ 155,976    $ 113,406    $ 101,203
Increase (decrease) in taxes
  resulting from:
    Tax exempt investment income         ( 30,270)    ( 45,909)    ( 53,050)
      Non-deductible interest income        3,985        6,708        7,946
      Non-deductible legal expense         23,748           --           --
      Other                                 3,250     (  7,670)          --
Total taxes on income                   $ 156,689    $  66,535    $  56,099

      Deferred taxes result from temporary differences in the recognition of income and expense for tax and financial reporting purposes. Income is reported on the cash basis for tax purposes and on the accrual basis for financial reporting purposes. Deferred tax adjustments resulting from this difference amounted to $27,560 in 1993, $(17,466) in 1992, and $966 in 1991 (See
Note 12).

NOTE 7 - EMPLOYEE BENEFIT PLAN

      The Bank sponsors a non-contributory defined benefit pension plan.

      The Plan covers substantially all full-time employees who have attained age 21 and have completed 12 months of service.
Benefits vest after 5 years of service and are based upon average compensation and years of credited service.

      The Plan is normally funded on a current basis.
Contributions were made for 1993, 1992 and 1991 in the amounts of $62,025 and $30,578 and $32,726, respectively.

      Plan assets consist primarily of equity securities, bonds, governmental securities and cash equivalents.

      The following table sets forth the Plan's funded status and amounts recognized in the Bank's financial statements at December 31, 1993, 1992 and 1991:

                                          1993          1992          1991

Fair value of plan assets              $ 523,408     $ 417,692     $ 378,520
Actuarial present value of benefit
  obligations:
    Vested                               432,873       367,730       334,602
    Nonvested                              2,777           293           910
      Accumulated benefit
        obligation                       435,650       368,023       335,512
      Additional benefits based
        on estimated future
        compensation increases           124,926       121,813       105,014
    Projected benefit
      obligation (estimated)              560,576       489,836       440,526

Projected benefit obligation in
  excess of plan assets                 ( 37,168)     ( 72,144)     ( 62,006)
Unrecognized net asset at date
  of adoption being recognized
  over 15 years                           34,762        36,935        39,108
Unrecognized gain                         28,983        35,209        22,898
Prepaid pension cost                   $  26,577     $      --     $      --

                                           1993         1992         1991

Net pension expense for 1993 and 1992
  included the following components:
    Service cost of benefits
      earned during the year             $ 28,354     $ 22,998     $ 25,286
    Interest cost on projected
      benefit obligation                   39,770       34,858       28,823
    Actual return on plan assets          (79,733)     (79,733)     (88,799)
    Gain (Loss) deferred                   14,851      (15,065)      65,917
    Amortization of transition
      asset and gain                        2,206        2,173        2,773
      Net pension expense                $  5,448     $ 26,578     $ 34,000

The assumptions used in the determination of net pension income and funded status were:

     Projected benefit obligation discount rate      7.50%
     Future compensation increases                   6.00%
     Expected long-term rate of return               7.50%
     Inflation                                       5.00%

NOTE 8 - RELATED PARTY TRANSACTIONS

      Directors, executive officers and their affiliated companies were customers of and had transactions with the Bank in the ordinary course of business during 1993 and 1992. All loans and commitments included in such transactions were made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with non-related persons and did not involve more than normal risk of collectibility or present other unfavorable features. as of December 31, 1993 and 1992, loans to related parties amounted to approximately $514,000 and $531,000, respectively.

NOTE 9 - COMMITMENTS, CONTINGENT LIABILITIES AND RESTRICTIONS

Litigation

      During 1992, the Bank settled a pending loan collateral lawsuit in full for $6,300.

      In another case, unrelated to the above matter, the Bank has been named as a defendant in a suit filed by a former employee.
The complaint alleges discriminatory termination and damages in excess of $50,000. The Bank has successfully defended its position through two appeals by the complainant.

Credit

      In the normal course of business, there are various commitments to extend credit which are properly not recorded on the balance sheet. These commitments represent contractual agreements to make loans and revolving credits available. Substantially all of these commitments are dependent upon customers maintaining specific credit standards. These commitments amounted to approximately $395,000 and $498,000 in 1993 and 1992, respectively.

Dividend restrictions

      The Bank is subject to legal limitations on the amount of dividends that can be paid to its stockholders. Undivided profits in the amount of approximately $629,000 are free of this limitation as of December 31, 1993.

Service contract

      The Bank entered into a contract with BISYS, Inc. in 1990 for data processing services. The contract term was for 3 years and expired December 31, 1993. The contract called for minimum payments in the amount of $2,250 per month. The Bank currently has a contract with BISYS, Inc. on a month by month basis.

Employment contract

      The Bank has a contract with an officer, extending through 1994, which provides the payment of deferred compensation based on past employment service. The contract provides that dismissal other than for cause would terminate the agreement. In addition, the contract includes a provision that a change in ownership of more than 40% of the Bank's shares could, at the option of the employee, terminate the contract. If the contract were terminated under either of the preceding provisions, the employee would be entitled to cash severance payments.

NOTE 10 - OPERATING LEASES

      The Bank rents various equipment under leases, with terms ranging from two to three years. The Bank is responsible for insurance and maintenance expenses related to the leased property. It is expected that these agreements will be renewed or replaced in the norma course of business. Rent expense relating to these leases was $5,744, $4,766 and $4,566 for 1993, 1992 and 1991, respectively. Rent expense relating to the Harford branch is included in Harford branch expenses rather than equipment rental.

      The Bank also rents operating facilities in Harford, Pennsylvania under a ground lease and a temporary mini-bank lease. The ground lease expired in September 1993 with the Bank renewing the lease for an additional two years. Rent expense on the ground lease amounted to $2,400 in 1993 and 1992, and $600 in 1991. The temporary mini-bank is leased on a month to month basis with the Bank having the option to cancel the lease upon prior written notice of thirty days. Rent expense on the mini-bank amounted to $14,400 in 1993 and 1992, and $3,600 in 1991.
These rentals are included in Harford branch expenses.

      Minimum future rental payments for the next five years are as follows:

                  Year Ended
                 December 31

                  1994                        $2,810
                  1995                         3,000
                  Thereafter                      --
                                              $5,810

NOTE 11 - OFF-BALANCE-SHEET RISK

      The Bank grants commercial, residential, and personal loans to customers from Northeastern Pennsylvania and the Southern Tier of New York. This area, however, is experiencing minimal, if any, growth. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their loans is dependent upon the economic condition of the businesses in the region. The major businesses of this area are defense related, which continues to be exposed to cuts in the federal budget.

      Unsecured loans amounted to approximately $487,000 and $602,000 in 1993 and 1992, respectively. The Bank has a significant residential mortgage loan portfolio including loans secured by second homes. The outstanding balances of such loans amounts to approximately $2,335,000 and $2,500,000 in 1993 and 1992, respectively. The Bank also has a significant commercial mortgage portfolio including loans secured by second homes. The outstanding balances of such amounted to approximately $2,381,000 and $1,737,000 in 1993 and 1992, respectively. The regional real estate market has declined in activity and generally values have remained relatively constant.

NOTE 12 - CHANGE IN ACCOUNTING PRINCIPLE

      Effective January 1, 1993, The Grange National Bank adopted States of Financing Accounting Standards No. 109, Accounting for Income Taxes. The cumulative effect of the change in accounting principle is included in determining net income for 1993. Financial statements for prior years have not been restated.

      The following schedule summarizes the Bank's deferred tax assets and liabilities as of December 31, 1993.

      Deferred tax assets have been recorded as follows (no valuation reserve has been provided):

Accounts payable not recognized for tax purposes          $ 8,682
Accrued interest receivable not recognized for tax
  purposes                                                 45,487
Deferred origination fees recognized for tax purposes         501
Book reserve for loan losses in excess tax reserve         19,443

    Gross deferred tax assets                             $74,113

      Deferred tax liabilities have been recorded for the following items:

Interest receivable not recognized for tax purposes       $53,738
Prepaid expenditures deducted for tax purposes              8,259
Accumulated depreciation for tax purposes in excess
  of amount for accounting purposes                         4,530
Accretion of bond discounts                                 3,015
Prepaid pension costs                                       9,036

    Gross deferred tax liabilities                        $78,578

NOTE 13 - PENDING MERGER

      In calendar year 1994 the Bank is expected to merge with Meridian Bank. The Bank had initially intended to merge with Commonwealth Bank, which was subsequently acquired by Meridian. The Board of Director of The Grange National Bank has approved the merger. A special shareholders' meeting is expected to be held early in 1994 in order to vote on the proposed merger.

                         INDEPENDENT AUDITOR'S REPORT
                         ON SUPPLEMENTARY INFORMATION

      Our examinations of the basic financial statements were made primarily to form an opinion on such financial statements taken as a whole. The schedule of operating expenses is presented for the purpose of additional analysis and, although not required for a fair presentation of financial position, results of operations, and cash flows, was subjected to the audit procedures applied in the examinations of the basic financial statements. In our opinion, the supplementary information is fairly presented in all material respects in relation to the basic financial statements taken as a whole.



Binghamton, New York                /s/Davidson, Fox & Company
January 31, 1994
                THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                              OPERATING EXPENSES
                 YEARS ENDED DECEMBER 31, 1993, 1992 AND 1991

                                         1993         1992         1991

OPERATING EXPENSES:
  Computer and courier services        $ 83,732     $ 87,171     $ 61,722
  Payroll taxes                          29,920       25,125       23,446
  Depreciation                           45,519       40,362       36,939
  Bank examination and accountant
    fees                                 53,269       38,882       34,840
  Repairs and maintenance                12,345       13,323       11,318
  Office expenses                        33,487       31,121       34,157
  PA shares tax                          25,754       17,675       28,630
  Sales tax expense                         864          792           --
  Insurance                              78,851       74,476       64,535
  Dues and subscriptions                  4,262        4,043        2,897
  Utilities                              11,465       10,836        8,392
  Real estate taxes                       6,223        5,933        5,550
  Advertising                             5,754        5,586        5,231
  Telephone                               4,442        5,827        3,980
  Legal fees                             86,601       45,145       19,532
  Postage and shipping                    8,771        9,186        8,127
  Directors' fees                        11,325       10,850       10,835
  Other real estate expense               5,064        7,862       11,454
  Equipment rental                        5,744        4,766        4,966
  Education and meetings                  7,046        9,020        8,898
  Other interest                             13        2,047        4,820
  Provision for loan losses               2,649       59,000       25,000
  Auto expense                              685        2,577        1,174
  Maintenance contracts                  17,347       24,499       14,251
  Harford branch expenses                16,288       21,869       11,732
  Other                                  18,744       26,675       18,266

      Total operating expenses         $576,164     $584,648     $460,692

                                                                       ANNEX A

















                             JOINT PLAN OF MERGER,
                          DATED AS OF APRIL 26, 1993,
                                  AS AMENDED

                             JOINT PLAN OF MERGER

                                    Between

                  GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY

                                      and

                               COMMONWEALTH BANK

                                 Joined in By

                      COMMONWEALTH BANCSHARES CORPORATION

                                  Dated as of

                                April 26, 1993

                               TABLE OF CONTENTS


RECITALS

1.    The Merger
      1.1   Merger of GNB
      1.2   Articles and Bylaws
      1.3   Directors and Officers
      1.4   Conversion of GNB Shares
      1.5   Surrender of Certificates
      1.6   Failure to Surrender Certificates
      1.7   Treasury Stock
      1.8   Transfer After Effective Date
      1.9   Surviving Bank Shares
      1.10  Closing and Effective Date

2. Conditions to Obligations of the Surviving Bank and its Parent
      2.1   Corporate Action
      2.2   Governmental Approvals
      2.3   Proxy/Prospectus
      2.4   State Securities Laws
      2.5   Proceedings
      2.6   Tax Treatment
      2.7   Dissenting Shares
      2.8   Representations and Warranties
      2.9   Performance of Obligations
      2.10  Officer's Certificate
      2.11  Legal Opinion
      2.12  Accounting Treatment
      2.13  Affiliates' Letters
      2.14  Employment Agreement

3.    Conditions to Obligations of GNB
      3.1   Conditions Specified Above
      3.2   Representations and Warranties
      3.3   Performance of Obligations
      3.4   Officers' Certificate
      3.5   Legal Opinion
      3.6   Financial Adviser's Opinion
      3.7   Tax Treatment

4.    Certain Covenants
      4.1   Applications with Government Agencies
      4.2   GNB Meeting
      4.3   Proxy/Prospectus
      4.4   Affiliates
      4.5   Press Releases
      4.6   Best Efforts to Complete Merger
      4.7   Filings

5.    Conduct of Business Prior to Effective Date
      5.1   Ordinary Course
      5.2   Notice of Solicitations
      5.3   Negative Covenants
      5.4   Access to Information
      5.5   Disclosure Letter

6.    Representations and Warranties of GNB
      6.1   Recitals
      6.2   Operations
      6.3   Execution and Delivery of Plan
      6.4   Absence of Violation
      6.5   Compliance with Laws
      6.6   Financial Statements
      6.7   Absence of Certain Events
      6.8   Proceedings
      6.9   Commitments and Arrangements
      6.10  Proxy/Prospectus
      6.11  Other Reports and Returns
      6.12  Related Party Transactions
      6.13  Properties
      6.14  Employee Benefit Plans
      6.15  Representations Concerning Tax-Free Reorganization
      6.16  Full Disclosure

7.    Representations and Warranties of Surviving Bank
      7.1   Recitals
      7.2   Operations
      7.3   Exchange Common Shares
      7.4   Execution and Delivery of Plan
      7.5   Absence of Violation
      7.6   Compliance with Laws
      7.7   SEC Reports
      7.8   Adverse Change
      7.9   Proceedings
      7.10  Proxy/Prospectus

8.    Abandonment and Termination
      8.1   Failure to Satisfy Conditions
      8.2   Other Termination
      8.3   Liability

9.    Expenses

10.   Brokerage Commissions

11.   Miscellaneous
      11.1  Amendment and Waiver
      11.2  Survival
      11.3  Notices
      11.4  Entire Agreement
      11.5  Confidentiality
      11.6  Headings
      11.7  Governing Law
      11.8  Counterparts
JOINT PLAN OF MERGER
BETWEEN
THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY
AND
COMMONWEALTH BANK
JOINED IN BY
COMMONWEALTH BANCSHARES CORPORATION
Dated as of April 26, 1993


            JOINT PLAN OF MERGER (the "Plan") dated as of April 26, 1993, adopted and made by and between THE GRANGE NATIONAL BANK OF
SUSQUEHANNA COUNTY ("GNB") and COMMONWEALTH BANK ("Commonwealth
Bank") and joined in by COMMONWEALTH BANCSHARES CORPORATION
("Commonwealth").

                                   RECITALS

            GNB is a national banking association duly organized, validly existing and in good standing under the laws of the United States with its principal place of business at 220 Main Street, New Milford, Pennsylvania. The entire authorized capital stock of GNB consists of 25,000 shares of common stock of the par value of $8.00 each. Twenty-five thousand common shares of GNB are currently issued and outstanding, all of which have been duly authorized and validly issued and are fully paid and non-assessable, and no shares of which are held by GNB in its treasury. GNB has no commitments to issue or sell any of its shares or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from GNB, any of its shares and no securities or obligations representing such rights are outstanding.

            Commonwealth Bank is a bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania with its principal office at 101 West Third Street, Williamsport, Pennsylvania. The entire authorized capital stock of Commonwealth Bank consists of 1,500,000 common shares of the par value of $10 each. All issued and outstanding common shares of Commonwealth Bank are owned by Commonwealth.

            Commonwealth is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is a bank holding company within the meaning of the Bank Holding Company Act of 1956. Commonwealth has its principal office at 101 West Third Street, Williamsport, Pennsylvania. The entire authorized capital stock of Commonwealth consists of 10,000,000 shares of common stock of the par value of $3.50 each and 2,500,000 of series preferred shares of the par value of $.10 each. Commonwealth has outstanding one preferred share purchase right for each common share outstanding. Such purchase rights are also exercisable, under certain circumstances, for common shares of Commonwealth.

      Commonwealth and Meridian Bancorp, Inc., a Pennsylvania corporation, having its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19603 ("Meridian"), and Commonwealth Bank and Meridian Bank, a Pennsylvania banking corporation and a wholly.owned subsidiary of Meridian, having its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19603 ("Meridian Bank"), are parties to an Agreement and Plan of Merger dated as of March 30, 1993 (the "Meridian/Commonwealth Agreement") pursuant to which it is proposed that Commonwealth would merge with and into Meridian, with Meridian surviving such merger (the "Meridian/Commonwealth Merger"), and Commonwealth Bank would merge with and into Meridian Bank, with Meridian Bank surviving such merger (the "Meridian Bank/Commonwealth Bank Merger") and to an Option Agreement pursuant to which Commonwealth has agreed under certain circumstances to issue to Meridian up to 19.9% of the then issued and outstanding common stock of Commonwealth.

      In a separate Supplemental Agreement to this Plan dated as of the date hereof, by and among Meridian, Meridian Bank, Commonwealth, Commonwealth Bank and GNB (the "Supplemental Agreement"), the parties hereto have supplemented their agreement set forth herein whereby (a) upon the effectiveness of the Meridian/Commonwealth Merger, Meridian shall acquire all rights and assume all obligations of Commonwealth under this Plan upon the terms set forth herein and in the Supplemental Agreement, and
(b) upon the effectiveness of the Meridian Bank/Commonwealth Bank Merger, Meridian Bank shall acquire all rights and assume all obligations of Commonwealth Bank under this Plan upon the terms set forth herein and in the Supplemental Agreement.

      This Plan provides for the merger (the "Merger") either
(a) of GNB with and into Commonwealth Bank or, if the Meridian Bank/Commonwealth Bank Merger is consummated before the Effective Date (as defined below), (b) of GNB with and into Meridian Bank, with Commonwealth Bank or Meridian Bank, as the case may be, being the surviving bank. As used herein, the term "Surviving Bank" shall refer to Commonwealth Bank until such time as the Meridian Bank/Commonwealth Bank Merger has become effective and, thereafter, to Meridian Bank and the term "parent of the Surviving Bank" shall refer to Commonwealth until the Meridian/Commonwealth Merger has become effective and, thereafter, to Meridian.

      Meridian is authorized, by its Articles of Incorporation, to issue (a) 100,000,000 shares of common stock, par value $5 per share, of which, at March 30, 1993, no shares were issued and held by Meridian as treasury stock and 45,691,550 shares were issued and outstanding, and (b) 25,000,000 shares of preferred stock, par value $25 per share, none of which were issued and outstanding at March 30, 1993. Meridian owns all of the outstanding capital stock of Meridian Bank.

      The Boards of Directors of GNB, Commonwealth Bank and
Commonwealth have approved this Plan and have authorized its execution and delivery.

      In consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto adopt and make this Plan as follows:

      1.    The Merger.

            1.1 Merger of GNB. On the Effective Date (as defined below), GNB shall be merged with and into the Surviving Bank pursuant to the provisions of, and with the effect provided in, the Pennsylvania Banking Code of 1965, as amended (the "Banking Code"). Upon completion of the Merger, the corporate existence of GNB and the Surviving Bank shall be merged into and continued in the Surviving Bank, which shall continue as the surviving entity under its present name. The separate existence of GNB shall cease upon consummation of the Merger and: (a) all of the powers, privileges, franchises, property and assets of GNB and the Surviving Bank, including all of the funds, property and investments held by each of them as trustee, guardian, executor, administrator, or other fiduciary, shall be transferred to and vested in the Surviving Bank without further act or deed or any order or decree of any court or other tribunal; (b) all of the liabilities and obligations of GNB and the Surviving Bank shall become the liabilities and obligations of the Surviving Bank without further act or deed or any order or decree of any court or other tribunal.

            1.2   Articles and Bylaws.  The Articles of
Incorporation and Bylaws of the Surviving Bank in effect immediately prior to the Effective Date shall continue thereafter as the Articles of Incorporation and Bylaws, respectively, of the Surviving Bank until amended as provided by law.

            1.3   Directors and Officers.

                  (a) On the Effective Date of the Merger, the Board of Directors of the Surviving Bank in office immediately prior to the Effective Date shall be and remain the directors of the Surviving Bank and shall hold their offices in accordance with the provisions of that bank's Articles of Incorporation and Bylaws.

                  (b) The directors of GNB in office immediately prior to the Effective Date shall cease to be directors of GNA on the Effective Date, and shall thereafter serve as a newly constituted advisory board of the Grange Office of the Surviving Bank (the "New Advisory Board"). The New Advisory Board shall be continued in existence by the Surviving Bank for one year or such longer period as the Board of Directors of the Surviving Bank may determine, and shall meet quarterly or more often as established by the Surviving Bank. In addition, five members of the GNB board of directors, elected by a majority of that board, shall, on the Effective Date, become members of the existing County Bank Regional Board of Commonwealth Bank (or, in the event that Commonwealth Bank shall have merged with Meridian Bank, the successor to such County Bank Regional Board). In each case, members of the New Advisory Board and the County Regional Board (or its successor) shall serve at the discretion of the Board of Directors of the Surviving Bank, and shall receive compensation according to the Surviving Bank's fee schedule from time to time for such boards.

                  (c) The Surviving Bank shall, in good faith, endeavor to place as "employees-at-will" all persons who are employees of GNB immediately prior to the Effective Date on terms and conditions, including salaries and benefits, comparable to those made available to employees of branch offices of the Surviving Bank holding similar positions. Such persons as are so employed after the Effective Date shall have such titles as are appropriate and consistent with the Surviving Bank's then existing personnel structure.

                  (d) Immediately after the Effective Date, former employees of GNB who continue as employees of the Surviving Bank shall be entitled to participate in the Surviving Bank's employee benefit plans, subject, however, to the terms and conditions of those plans and further subject to any limitations and/or qualification conditions imposed on the Surviving Bank's employee benefit plans by the Internal Revenue Code of 1986, as amended, or other applicable laws. To the extent permitted under applicable law, such employees shall be given credit for prior service with GNB for purposes of eligibility to participate and vesting under the Surviving Bank's benefit plans.

            1.4   Conversion of GNB Shares.

                  (a)   Subject to the other provisions of this
Section 1.4 and to the provisions of the Supplemental Agreement, on the Effective Date each common share of GNB issued and outstanding immediately prior thereto shall, by virtue of the Merger, automatically and without need for any other act, be converted into and become: (i) if, but only if, the Meridian/Commonwealth Merger has been consummated before the Effective Date and the Effective Date occurs on or before May 31, 1994, 5.66 common shares of Meridian unless the Closing Value (as defined below) of one Meridian common share is less than $32.685, and, then, into the lesser of such number of Meridian common shares as have a Closing Value of $185.00 or 6.50 Meridian common shares or if the Effective Date occurs after June 1, 1994,
6.66 Meridian common shares; provided, that, (ii) if, but only if, neither the Meridian/Commonwealth Merger is consummated nor the Meridian/Commonwealth Agreement is terminated on or before May 31, 1994, GNB may, at its sole option, by written notice to Meridian Bank and Commonwealth Bank given on June 1, 1994, elect either (A) to terminate this Plan as provided in Section 8.2(b) below or (B) to extend such termination date for up to forty-five
(45) days and to require Commonwealth Bank to consummate the Merger, as provided in the next sentence, in which case each share of GNB Common Stock issued and outstanding immediately prior to the Merger shall be converted, by virtue of the Merger, automatically and without need for any other act, into
4.71 shares of Commonwealth Common Stock; provided further, however, that (iii) if the Merger occurs (whether before or after June 1, 1994) after the Meridian/Commonwealth Agreement has been terminated by the parties thereto, each share of GNB issued and outstanding immediately prior to the Merger shall be converted into five (5) common shares of Commonwealth common stock unless the Closing Value of one share of Commonwealth common stock is less than $34.00 and, then, into such number of Commonwealth common shares as have a Closing Value of $170.00. If GNB elects, to require Commonwealth Bank to effect the Merger with GNB pursuant to Section 1.4(a)(ii)(B) above, each of GNB and Commonwealth Bank agree to use their best efforts to cause the Merger to occur, subject to the satisfaction of the appropriate conditions precedent set forth in Articles 2 and 3, as promptly as practicable and within the forty-five day extension period provided for above. Notwithstanding the foregoing, in the event that the Meridian/Commonwealth Merger is reasonably expected by Meridian and Commonwealth to close within such forty-five day period, Meridian and Commonwealth shall give written notice to GNB of such expectation, and, GNB may, at its sole option, elect to extend the term of this Plan to any date on or before December 31, 1994, in which case, if the Meridian/Commonwealth Merger is consummated before the Effective Date, each share of GNB issued and outstanding immediately prior to the Merger shall be converted, by virtue of the Merger, automatically and without need for any other act, into 6.66 shares of Meridian common stock or, as the case may be, if the Meridian/Commonwealth Merger has not occurred prior to the Effective Date into the same number of Commonwealth common shares as would be issuable pursuant to clause 1.4(a)(ii)(B) or clause 1.4(a)(iii) above, as appropriate.

            GNB understands and agrees that the share exchange rates set forth in this Section 1.4(a) are not subject to any further adjustment regardless of whether the Meridian/Commonwealth Merger is or is not consummated, or the date of such consummation, if it occurs; that there is no assurance that the Meridian/Commonwealth Merger will be consummated; and that neither Commonwealth, Commonwealth Bank, Meridian or Meridian Bank has made any commitment of any kind to GNB to consummate the Meridian/Commonwealth Merger. As used herein the term "Exchange Common Shares" shall mean the common shares of the parent of the Surviving Bank into which the GNB common shares are to be converted, or which are otherwise issued, pursuant to this Section 1.4(a) and the Supplemental Agreement.

                  (b) All Exchange Common Shares shall be, upon issuance, duly authorized, fully paid and non-assessable.

                  (c) The "Closing Value" shall be the average of the last quoted per share sales price for the Exchange Common Shares for the twenty Trading Days (as herein defined) immediately preceding the Effective Date, as reported by the national securities exchange, if any, on which such shares are then listed for sale or on the NASDAQ, as the case may be, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ or such other system then in use for such period. Notwithstanding the preceding sentence, the "Closing Value" for purposes of
Section 1.4(a)(iii) shall be the average of the last reported per share sales price as so reported for the Exchange Common Shares for the twenty Trading Days immediately following the thirtieth Trading Day after the date on which the Meridian/Commonwealth Agreement is terminated by the parties thereto. If on any Trading Day during any such period such Exchange Common Shares are not quoted by any such organization, the Closing Value shall be equal to the average for such period of the closing bid and asked prices per common share as furnished by a professional market maker making a market in such common shares selected by the Board of Directors of the Surviving Bank or its parent. The term "Trading Day" shall mean a day on which the principal national securities exchange or quotation system on which the Exchange Common Shares are listed or admitted to trading is open for the transaction of business.

                  (d) No conversion shall be made in respect of any common share of GNB as to which dissenter's rights have been properly perfected under the National Bank Act ("Dissenting
Shares"). All Dissenting Shares shall, by operation of the Merger and without need for any other act, be converted into and become the right to receive payment for such shares as and to the extent provided by law.

                  (e) No fractional shares shall be issued in the Merger. Each shareholder of GNB receiving Exchange Common Shares will receive cash in lieu of any fractional Exchange Common Share in an amount equal to the product of such fractional share otherwise issuable hereunder and the Closing Value (as defined above). For this purpose, to the extent practicable, the fractional share interests of each shareholder of GNB will be aggregated so that a shareholder of GNB will not receive cash in an amount equal to or greater than the Closing Value of one full Exchange Common Share.

                  (f) If subsequent to the date of this Plan but prior to the Effective Date or the date for determination of the number of additional shares to be issued pursuant to
Section 1.4(a)(iii), the outstanding common shares of Commonwealth or Meridian shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend or stock split or other similar event (including by an exchange of common shares for preferred share purchase rights) or the Commonwealth preferred share purchase rights have become exercisable and are trading separately from the Commonwealth common shares or Commonwealth or Meridian issues rights to holders of its common shares entitling holders to purchase or subscribe for such shares at less than market price and holders of GNB common shares shall not also receive such rights upon conversion, such appropriate and equitable adjustments, if any, shall be made in the number and kind of shares or other securities into which the GNB common shares are to be converted pursuant hereto and in the calculation of the Closing Values and in the "floor" Closing Values of Commonwealth and Meridian common shares or by the issuance of comparable rights to GNB shareholders, as are appropriate to provide GNB common shareholders with the substantially the same consideration as they would have received had such event not occurred; provided, however, that no adjustment shall be made hereunder as a result of any increase in the number of Meridian or Commonwealth common shares outstanding resulting from the issuance of common shares in connection with any acquisition (including, without limitation, in the case of Meridian, the Meridian/Commonwealth Merger and, in the case of Commonwealth, the merger of Commonwealth Bank and Valley Community Bank), the issuance of common shares pursuant to stock option and employee benefit plans or the issuance of common shares for financing purposes.

            1.5 Surrender of Certificates. On and after the Effective Date, a holder of common shares of GNB that were outstanding immediately prior to the Effective Date shall cease to be, and shall have no rights as, a shareholder of GNB. Any certificate for common shares of GNB shall, on and after the Effective Date, be deemed for all purposes to evidence solely the Exchange Common Shares into which such shares shall have been converted in the Merger (and the right to receive cash in lieu of fractional common shares) or, where applicable, any right of appraisal that the holder may have by law. Each holder of common shares of GNB whose certificate(s) are not in the Surviving Bank's possession as of the Effective Date shall be instructed to surrender such certificate(s) to the Surviving Bank or its parent in a form and manner reasonably specified by the Surviving Bank. Upon their proper surrender, certificates representing common shares of GNB shall, on or after the Effective Date, be canceled and exchanged for certificates representing the Exchange Common Shares issuable to the holder thereof (and cash in lieu of fractional shares). If, with respect to any common share of GNB, Exchange Common Shares are to be issued, or payment is to be made, to a person other than the one in whose name the certificate representing such common share is registered, it shall be a condition of such issuance or payment that the certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall have paid any transfer and other taxes required by reason of such issuance or payment. No shareholder of GNB shall be entitled to receive any dividend or distribution payable with respect to the Exchange Common Shares to be issued in respect of the holder's common shares of GNB except upon surrender of the certificate(s) representing his (or her) GNB shares as described. If a certificate for common shares of GNB is surrendered within two years of the Effective Date, any dividends that have accumulated since the Effective Date on the Exchange Common Shares to be delivered in exchange for such certificate shall be paid at the time of surrender, as well as any other distributions to which the holders of shares delivered pursuant to this Plan may have become entitled. No interest shall accrue or otherwise be payable to any person in respect of shares into which his (or her) shares have been converted upon the Merger or in respect of the dividends or distributions payable on such shares as described above.

            1.6 Failure to Surrender Certificates. All certificates representing common shares of GNB must be surrendered for exchange within two years from the Effective Date. If any such certificate is not surrendered for exchange within such two year period, any Exchange Common Shares that would otherwise have been issued in exchange for such unsurrendered certificate may be sold in which event the net proceeds of such sale shall be held for the holder of the unsurrendered certificate. From and after any such sale, the sole right of the holder of any such unsurrendered certificate shall be the right, upon surrender of such certificate to the Surviving Bank, to collect the net sale proceeds and any dividends and distributions accumulated to the date of sale that are held for the holder's account, which right shall be subject to escheat and similar laws as then in effect. No interest shall accrue or be payable in respect of such sale proceeds or any dividends or distributions accumulated to the date of sale. No person shall be liable to any holder of common shares of GNB for any amount paid in good faith to a public official or agency pursuant to any escheat or similar law.

            1.7 Treasury Stock. On the Effective Date, all common shares of GNB, if any, held by it as treasury stock shall be canceled and no Exchange Common Shares shall be issued therefor.

            1.8 Transfer After Effective Date. On and after the Effective Date, the stock transfer books of GNB shall be permanently closed and there shall be no registration or transfer on the stock transfer books of the Surviving Bank or its parent of common shares of GNB that were outstanding prior to the Effective Date.

            1.9 Surviving Bank Shares. The shares of the capital stock of the Surviving Bank and its parent issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, continue to be issued and outstanding.

            1.10 Closing and Effective Date. The closing of the transactions contemplated herein (the "Closing") shall be held at such location as the parties may agree within fifteen business days after the latest of the several events listed in clauses (a)-(c) of the following sentence. Subject to the prior satisfaction or waiver of all of the conditions set forth in this Plan, the Merger shall become effective on such date (the "Effective Date") as is specified by the Pennsylvania Department of Banking in filing with the Pennsylvania Department of State the articles of merger to be prepared by the Surviving Bank and GNB and delivered by them to the Pennsylvania Department of Banking in compliance with the requirements of the Banking Code; provided that the Effective Date shall be no earlier than the latest of:

                  (a) Thirty-one days after the approval of the Merger and the acquisition of GNB by the parent of the Surviving
Bank ("Acquisition") by the Board of Governors of the Federal
Reserve System (the "Federal Reserve Board"); or

                  (b) Immediately following the approval of the Merger and the Acquisition by the Pennsylvania Department of Banking; or

                  (c) The day after the later of as many of the following as may be applicable has been lifted, discharged or dismissed: (i) any stay of the Federal Reserve Board's or the Pennsylvania Department of Banking's approval of the Merger, or
(ii) any injunction against the consummation of the Merger.

      2. Conditions to Obligations of the Surviving Bank and its Parent.

            The Surviving Bank and its parent shall not be obligated to cause the consummation of the Merger at the Closing unless the following conditions shall have then been satisfied:

            2.1 Corporate Action. All additional corporate actions required of the parties to authorize the execution, delivery and performance of this Plan and the Supplemental Agreement and the transactions contemplated herein and therein shall have been duly and validly taken, including, without limitation, the approval of this Plan and the Supplemental Agreement by the shareholders of GNB.

            2.2 Governmental Approvals. The parties shall have received all governmental approvals required for the consummation of the transactions contemplated herein and in the Supplemental Agreement, and all notice and waiting periods required after the granting of such approvals shall have been completed. Such approvals and consents shall not have been conditioned or restricted in a manner which, in the sole judgment of the Surviving Bank, materially adversely affects the value of the transactions contemplated herein and in the Supplemental Agreement so as to render inadvisable the consummation of the Merger.

            2.3 Proxy/Prospectus. The registration statement (including any amendments thereto) containing the Proxy/ Prospectus (as defined in Section 4.3 below) shall have become effective and no stop order with respect thereto shall have been issued by the Securities and Exchange Commission (the "SEC") and no other proceeding shall then be pending or threatened to suspend the effectiveness of such registration statement.

            2.M   State Securities Laws.  The parties shall have
received all permits and other authorizations necessary under state securities laws to consummate the transactions contemplated herein and in the Supplemental Agreement.

            2.5 Proceedings. No suit, action, investigation or legal or administrative proceeding shall then be pending or threatened that could prevent or materially interfere with the consummation of the Merger.

            2.6 Tax Treatment. The Surviving Bank shall have received an opinion of its counsel, dated the date of Closing, substantially to the effect that, provided there is, at the time of the Merger, no plan or intention on the part of the shareholders of GNB to dispose in the aggregate of such number of Exchange Common Shares received in the Merger which would result in their not continuing to hold Exchange Common Shares which are, in the aggregate, equal in value as of the time of the Merger to at least 50 percent of the value of all of the formerly outstanding shares of GNB (including any Dissenting Shares):
(a) the Merger will constitute a reorganization within the meaning of section 368(a)(1)(A) and (a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"); (b) the Surviving Bank and its parent and GNB will be parties to such reorganization; and (c) the conversion of shares of GNB into Exchange Common Shares will (except for the receipt of cash in lieu of fractional shares) constitute a nontaxable exchange with respect to the shareholders of GNB for federal income tax purposes. In issuing such opinion, counsel may rely upon representations of the officers or representatives of GNB and the Surviving Bank and its parent.

            2.7   Dissenting Shares.  The number of Dissenting
Shares shall not exceed 10% of the number of common shares of GNB that are outstanding immediately prior to the Effective Date.

            2.8   Representations and Warranties.  The
representations and warranties of GNB set forth herein and in this Supplemental Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective
Date as though made on and as of the Effective Date.

            2.9 Performance of Obligations. GNB shall have performed and complied with all of its obligations under this Plan and the Supplemental Agreement in all material respects.

            2.10 Officer's Certificate. GNB shall have delivered to the Surviving Bank and its parent a certificate, dated the date of Closing, signed by its Chief Executive Officer and confirming the satisfaction as of such date of the conditions specified in each of the preceding Sections of this Article 2 (except insofar as the same relate to corporate actions by, or governmental approvals relating to, the Surviving Bank and its parent).

            2.11 Legal Opinion. The Surviving Bank and its parent shall have received an opinion, dated the date of Closing, of Rhoads & Sinon, legal counsel to GNB, in form and substance satisfactory to the Surviving Bank and its parent to the effect that:

                  (a) GNB is a banking institution duly organized, validly subsisting and in good standing under the laws of the United States and has the corporate power to carry on its business as now being conducted;

                  (b) all of the issued and outstanding common shares of GNB have been duly authorized and validly issued and are fully paid and non-assessable; and

                  (c)   as to the matters referred to in
Sections 6.1, 6.2, 6.3, 6.4 and 6.9 hereof.

            2.12 Accounting Treatment. The acquisition of GNB by the Surviving Bank in the Merger shall, in the opinion of the Surviving Bank's independent accountants, qualify for pooling of interests accounting treatment.

            2.13 Affiliates' Letters. The Surviving Bank and its parent shall have received from each "affiliate" of GNB (as defined under Rule 145 under the Securities Act of 1933, as amended (the "1933 Act")) an agreement in form reasonably satisfactory to it and its counsel, pertaining to matters required by said Rule, and to the effect that such affiliate will not take any action which could disqualify the Merger for pooling of interests accounting treatment.

            2.14 Employment Agreement. Agnes Jones shall have executed and delivered to Commonwealth Bank a "Change in Control Employment Agreement" in substantially the form previously delivered to her by Commonwealth Bank, which agreement provides, in part, for the automatic termination of her employment contract dated July 20, 1989 with GNB and for her employment for up to two years in accordance with such agreement. Agnes Jones shall have also terminated, to the satisfaction of the Surviving Bank, any and all other agreements between herself and GNB in existence on the date hereof, and shall have irrevocably waived and relinquished any and all past, present and future claims to any compensation or payments (except as otherwise provided for in the Change in Control Employment Agreement referred to above) whatsoever resulting from or related to the change of control of GNB in the Merger.

      3.    Conditions to Obligations of GNB.

            GNB shall not be obligated to consummate the Merger at the Closing unless the following conditions shall have then been satisfied:

            3.1 Conditions Specified Above. The conditions specified in Sections 2.1, 2.3, 2.4, 2.5, and the first sentence of Section 2.2 shall have been satisfied.

            3.2   Representations and Warranties.  The
representations and warranties of the Surviving Bank and its parent set forth herein and in the Supplemental Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Date, as though made on and as of the Effective Date, except as otherwise contemplated by this Plan and by the Meridian/Commonwealth Agreement.

            3.3 Performance of Obligations. The Surviving Bank and its parent shall have performed and complied with all of their obligations under this Plan and the Supplemental Agreement in all material respects.

            3.4 Officers' Certificate. The Surviving Bank and its parent each shall have delivered to GNB a certificate, dated the date of Closing, signed by their respective Chief Executive Officers, and confirming the satisfaction as of such date of the conditions specified in each of the preceding Sections of this
Article 3 (except insofar as the same relate to corporate actions of, or governmental approvals relating to, GNB).

            3.5 Legal Opinion. GNB shall have received an opinion, dated the date of Closing, of counsel to the Surviving
Bank, in form and substance satisfactory to GNB to the effect that:

                  (a)   The parent of the Surviving Bank is a
corporation validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power to carry on its business as now being conducted;

                  (b) The Surviving Bank is a banking institution validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and has all corporate power to carry on its business as now being conducted; and

                  (c)   as to the matters referred to in
Sections 7.1, 7.2, 7.3, 7.4 and 7.5.

            3.6 Financial Adviser's Opinion. GNB shall have received an opinion of McConnell, Budd & Downes, Inc. dated as of the date of the Proxy/Prospectus to the effect that the terms upon which the Merger is to be effected are fair to the shareholders of GNB from a financial point of view.

            3.7 Tax Treatment. GNB shall have received an opinion, dated the date of Closing, of counsel to the Surviving
Bank to the effect set forth in Section 2.6 above.

      4. Certain Covenants. The parties each respectively covenant that:

            4.1 Applications with Government Agencies. The parties shall use their best efforts to obtain the approvals of the Board of Governors of the Federal Reserve System and the Pennsylvania Department of Banking and any other government agencies with jurisdiction for approval of the transactions contemplated herein.

            4.2 GNB Meeting. GNB shall submit this Plan and the Supplemental Agreement to its shareholders for approval at a meeting (the "GNB Meeting") in accordance with applicable law and in connection therewith GNB's Board of Directors shall recommend to the shareholders of GNB that the Merger be approved and, subject only to the proviso to Section 5.2 below, use its best efforts to secure shareholder approval of this Plan.

            4.3 Proxy/Prospectus. The parties shall jointly prepare a proxy statement (the "Proxy/Prospectus") to be distributed to the shareholders of GNB in connection with the transactions contemplated herein, and to be filed with the SEC by the issuer of the Exchange Common Shares as a part of a registration statement registering the Exchange Common Shares to be issued in the Merger (the "Registration Statement"). Each party shall be responsible for the description of its respective businesses contained therein.

            4.4 Affiliates. GNB shall cooperate and use its best efforts to identify those persons who may be deemed to be "affiliates" under Rule 145 promulgated under the Securities Act of 1933, and shall use its best efforts to obtain from each of its affiliates the agreement called for by Section 2.13 above.

            4.5 Press Releases. Unless approved by the other party in advance, each party shall refrain from issuing any press release (or written statement for general circulation) regarding this Plan or the transactions contemplated herein unless such party believes, on the advice of counsel, that it may become subject to liability for the failure to issue such press release.

            4.6   Best Efforts to Complete Merger.  Each party shall
(a) use its best efforts in good faith to take or cause to be taken all action necessary or desirable on its part to permit the consummation of the transactions contemplated herein and shall cooperate fully with the other parties hereto to that end and
(b) furnish such information relating to it as is necessary or appropriate for inclusion in the applications and the proxy solicitation materials referred to in Sections 4.1 and 4.3. This Plan contemplates that the Meridian/Commonwealth Merger shall be consummated prior to the Effective Date, unless GNB shall have exercised its right pursuant to Section 1.4(a)(ii)(B) to require Commonwealth Bank to consummate the Merger with GNB, and, except pursuant to Section 1.4(a)(ii)(B), GNB shall not have the right hereunder to require the Merger to be consummated prior to the consummation of the Meridian/Commonwealth Merger or the termination of the Meridian/Commonwealth Merger Agreement. Furthermore, in the event that GNB exercises its right pursuant to Section 1.4(a)(ii)(B) and the Merger cannot be consummated with Commonwealth Bank because a requisite regulatory approval has not been obtained or because an applicable regulatory waiting period has not yet expired, the Meridian/Commonwealth Merger may be consummated prior to the Merger, provided, however, that, in such event, upon the consummation of the Merger, each share of GNB issued and outstanding immediately prior to the Merger shall be converted, by virtue of the Merger, automatically and without need for any other act, into 6.66 shares of Meridian common stock.

            4.7 Filings. Each of GNB, the Surviving Bank and its parent will use its best reasonable efforts, subject to the satisfaction of the conditions precedent set forth in Sections 2 and 3, to cause the Merger to be consummated as promptly as practicable and, thus, to cause the applications for required federal and state banking approvals referred to in Section 4.1 to be filed as promptly as practicable and to cause the Proxy/Prospectus to be filed with the SEC (a) (as nearly as practicable) contemporaneously with the filing, if any, of the joint proxy statement/prospectus seeking approval of the Meridian/Commonwealth Merger, or (b) as promptly as practicable thereafter, but, in any event, (c) on or before June 30, 1993; provided, however, that no party shall have any liability to any other party or person hereunder if any such filing cannot be made pursuant to applicable federal or state banking or securities laws, the rules and regulations promulgated thereunder or the interpretations thereof by the appropriate agencies or because of the failure, refusal or inability of any third party to cooperate in the making of any such filing, and, provided, further, that any party shall have the right to postpone the making of any such filing for a period of up to thirty (30) days if, in its business judgment, there are valid business reasons (other than the avoidance of its obligations under this Plan or the Supplemental Agreement) for such postponement. If at any time prior to the meeting of the GNB shareholders to vote on this Plan, the Supplemental Agreement and the Merger, or thereafter during the period in which the Registration Statement is effective, there occurs any material development which requires the making of changes in the Proxy/Prospectus or the Registration Statement so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then GNB agrees that it shall postpone any meeting of its shareholders which has been scheduled until the Proxy/Prospectus and the Registration Statement of which it is a part have been amended or supplemented as necessary, or at the request of the Surviving Bank, re-circulate the Proxy/Prospectus, as so amended or supplemented, and reconvene the meeting of GNB shareholders to consider such amendment or supplement.

      5.    Conduct of Business Prior to Effective Date.

            5.1 Ordinary Course. From the date hereof until the Effective Date, GNB shall operate its business solely in the usual, regular and ordinary course consistent with past practice and shall use its best efforts to preserve intact its business organization, maintain and preserve its advantageous business relationships and retain the services of its officers and key employees.

            5.2 Notice of Solicitations. During the period prior to the Effective Date, GNB shall give immediate notice, confirmed in writing, to the other parties of any offer, solicitation or proposal by or on behalf of any person, entity or group with respect to any possible merger, acquisition or similar transaction involving GNB or any of its assets. Until the Effective Date or termination of this Plan in accordance with its terms, GNB will not enter into an agreement with any other party for a business combination or other acquisition involving GNB or any material portion of its assets or authorize or permit any officer, director, employee or other representative to solicit, encourage or negotiate any proposal for such a combination or acquisition; provided, however, that if the Board of Directors of GNB is advised that in the opinion of counsel they are required to do so by applicable principles of fiduciary duty, the Board of Directors of GNB may respond to any unsolicited proposal from a third party regarding the acquisition of all of the capital stock or assets of GNB by a third party, furnish information regarding GNB to such third party, negotiate the terms of the acquisition of all of the capital stock or assets of GNB by such third party and submit such transaction to the GNB shareholders for their approval; provided, further, however, that the Directors of GNB shall not be relieved hereunder of their obligations under this Plan and the Supplemental Agreement to present this Plan, the Supplemental Agreement and the Merger to the GNB shareholders for approval and to vote the shares of GNB common stock held by them in favor of this Plan, the Supplemental Agreement and the Merger, and, unless in the opinion of counsel to do so would violate applicable legal principles of fiduciary duty, to recommend that the GNB shareholders approve this Plan, the Supplemental
Agreement and the Merger.

            5.3 Negative Covenants. Without the prior written consent of the Surviving Bank, GNB shall not, prior to the Effective Date, willfully or intentionally cause or permit to occur any action or event that would cause any of its representations or warranties contained in this Plan to be untrue had such representation or warranty been made as of immediately after such action or event.

            5.4 Access to Information. In connection with this Plan, GNB shall provide the other parties reasonable access to its books, records, reports and facilities and to its employees, accountants and counsel, and shall furnish promptly to the other parties all other information concerning its business as the other parties may reasonably request. GNB shall provide the other parties with copies of all financial statements distributed to its shareholders or board of directors on or after the date hereof and prior to the Effective Date, and all reports, returns and other documents filed by it with any federal or state regulatory or taxing authority during such period. The parent corporation of the Surviving Bank shall deliver to GNB copies of all reports and other documents filed by it pursuant to
Section 13(a), 13(c), 14 or 15(d) or the Exchange Act and available to the public after January 1, 1993 and prior to the earlier to occur of the Effective Date or the termination of this Agreement or, during any period in which the parent of the Surviving Bank is not subject to Section 13 or 15(d) of the Exchange Act, the information required pursuant to Rule 144A(d)(iv) under the Securities Act of 1933.

            5.5 Disclosure Letter. On or before the 15th day after the date hereof, GNB shall deliver to the Surviving Bank a letter (the "Disclosure Letter") signed by the President and principal financial officer of GNB and including the information called for in Sections 6.4, 6.7, 6.8, 6.9, 6.11, 6.12, 6.13 and
6.14 of this Plan. The Surviving Bank shall have five business days from and after its receipt of the Disclosure Letter to accept or reject the Disclosure Letter, and, if the Disclosure Letter is rejected, to terminate this Agreement without further obligation or liability on the part of the Surviving Bank and its parent either hereunder or under the Supplemental Agreement. Notwithstanding the foregoing, no acceptance of the Disclosure Letter by the Surviving Bank shall in any way limit the rights of the Surviving Bank and its parent to terminate this Agreement pursuant to Article 8 hereof.

      6.    Representations and Warranties of GNB.

            GNB hereby represents and warrants to Commonwealth and Commonwealth Bank as follows:

            6.1 Recitals. The facts set forth in the recitals to this Plan with respect to GNB are true and correct.

            6.2 Operations. GNB has the corporate power and authority, and all necessary governmental licenses, approvals and permits, to own its assets and to carry on its business as it as now being conducted. GNB has no subsidiaries and one branch office in Harford, Pennsylvania.

            6.3 Execution and Delivery of Plan. Subject to any necessary receipt of approval by its shareholders, the execution and delivery of this Plan and the Supplemental Agreement and the consummation of the transactions contemplated herein and therein by GNB have been duly and validly authorized by all necessary corporate action, and this Plan and the Supplemental Agreement each is a valid and binding agreement of GNB enforceable against in accordance with its terms.

            6.4 Absence of Violation. Except as set forth in the Disclosure Letter, neither the execution or delivery of this Plan and the Supplemental Agreement, the consummation of the transactions contemplated herein or therein nor the compliance by GNB with any of the provisions of this Plan or the Supplemental Agreement shall breach or violate any provision of the Articles of Incorporation or Bylaws of GNB or conflict with or result in a breach of or default under any material agreement, obligation or instrument to which GNB is a party or by which it is bound, or violate, conflict with or result in a breach of or, default under, any judgment, order or decree of any court or governmental agency, under any law, statute, rule or regulation, or under any governmental permit or license applicable to GNB or its assets.
The consummation by GNB of the transactions contemplated by this Plan and the Supplemental Agreement will not require any consent or approval under any such agreement, obligation or instrument, or any such law, statute, rule, regulation, judgment, decree, order, or governmental permit or license, other than the approval of the shareholders of GNB and the governmental authorities named in Section 4.1 and such approvals, if any, as may be required under applicable federal and state securities laws.

            6.5 Compliance with Laws. GNB has conducted its business in compliance in all material respects with all applicable laws and regulations, including without limitation, applicable banking laws and regulations, and all applicable employment, discrimination, tax and environmental laws and regulations and it is not subject to any memorandum of understanding, agreement or similar arrangement with any regulatory agency.

            6.6   Financial Statements.

                  (a) GNB has previously delivered to Commonwealth and Commonwealth Bank: (i) its balance sheets as at December 31 in each of the years 1991 and 1992, and the related statements of income, changes in stockholders' equity and cash flow for each of the fiscal years then ended, including all notes thereto, together with the report thereon of Davidson, Buccasio and Updyke, independent accountants (the "Audited Financial Statements"); and (ii) an unaudited balance sheet of GNB as at March 31, 1993 (the "Interim Balance Sheet") and the related unaudited statements of income, and changes in stockholders' equity and cash flow for the three (3) months then ended.
GNB's books and records accurately and fairly reflect its business and the results of its operations, and such financial statements and notes fairly present the financial condition, assets and liabilities, cash flow and results of operations of GNB as at the respective dates thereof and for the periods therein referred to, all in accordance with generally accepted United States accounting principles applicable to banking institutions ("GAAP") consistently applied, subject, in the case of the interim financial statements, to normal recurring year-end audit adjustments (which will not be material in amount or effect) and the absence of notes (which, if presented, would not differ materially from those included in the Audited Financial Statements).

                  (b)   The Interim Balance Sheet reflects all
liabilities of GNB, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed in a balance sheet prepared in accordance with GAAP (without reference to any notes thereto). GNB does not have any liabilities or obligations of any nature that are not reflected on the Interim Balance Sheet, other than liabilities incurred since the date thereof in the ordinary course of business consistent in nature and amount with past practice and which are neither inconsistent with any of the representations and warranties contained herein nor material in amount. Except as previously disclosed to Commonwealth Bank in writing, to the best knowledge of GNB there is no basis for the assertion against GNB of any material liability not fully reflected or reserved against in the Interim Balance Sheet.

                  (c) The Interim Balance Sheet reflects reserves or other appropriate provisions at least equal to reasonably anticipated liabilities, losses and expenses of GNB as of the date thereof whether or not required to be disclosed by GAAP or applicable laws and regulations or by accepted banking practice, including without limitation those with respect to possible nonpayment of outstanding loans, income and other taxes
(including alternative minimum tax), salaries, vacation pay, and plans and programs (including medical and other benefit programs) for the benefit of present and former employees.

                  (d) All financial statements delivered by GNB after the date hereof and prior to the Merger shall be prepared on a basis consistent with the financial statements referred to in Section 6.6(a) and shall fairly present the financial condition, assets and liabilities, cash flow and results of operations at the respective dates and for the respective periods reflected therein (subject in the case of interim statements to normal recurring year-end audit adjustments which will not be material in amount or effect).

            6.7 Absence of Certain Events. Except as set forth in the Disclosure Letter, since December 31, 1992 GNB has not:
(a) declared or paid any dividend or distribution to any of its shareholders or combined, purchased, redeemed or otherwise acquired any shares of its capital stock (other than in a fiduciary capacity), except for regular, cash dividends payable on the first day of each calendar quarter to shareholders of record on the fifteenth day of the last month of the immediately preceding calendar quarter in an amount not exceeding $0.60 per common share; (b) authorized the creation or issuance of or issued or sold any additional shares of its capital stock, or any warrants, options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from GNB, shares of its capital stock; (c) entered into or, except as contemplated by Section 2.14 hereof, modified any employment contract with, increased the rate of compensation of, or paid or agreed to pay any bonus to any of its directors, officers or employees; (d) entered into, or substantially modified or increased its contributions to, any pension, retirement, insurance, profit sharing or other benefit plan or arrangement in respect of any of its present or former directors, officers or employees; (e) amended its Articles of Incorporation or Bylaws; (f) disposed of or discontinued any of its material businesses or properties or acquired any material assets (other than cash received in connection with deposits obtained by GNB);
(g) conducted its business in any respect otherwise than in the ordinary course of business consistent with past practice; or
(h) experienced any material adverse change in its business, financial condition, loan portfolio, properties, operations, prospects, or relations with regulatory authorities.
Notwithstanding Section 6.7(b), if during the fiscal quarter in which the Effective Date occurs, the Effective Date occurs on or before the record date for the payment of a quarterly dividend by the parent of the Surviving Bank with the result that GNB shareholders whose shares of GNB common stock are converted into shares of the common stock of the parent of the Surviving Bank are entitled to receive the dividend declared by the parent of the Surviving Bank to its shareholders as of such record date, then, no dividend shall be declared or paid by GNB for the fiscal period with respect to which such dividend is declared by the parent of Surviving Bank. GNB may make such adjustments, if any, to its record date as are necessary to comply with this covenant; provided that the effective rate of the GNB dividend permitted under Section 6.7(b) is not thereby increased.

            6.8 Proceedings. Except as set forth in the Disclosure Letter, no material litigation, proceeding or controversy before any court or governmental agency is pending against GNB, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened or is contemplated. There are no pending tax examinations involving GNB.

            6.9 Commitments and Arrangements. Except as set forth in the Disclosure Letter, GNB is not a party or subject to any material commitment or arrangement of any kind (including, without limitation, any severance or change-in-control agreements) which cannot be terminated without cost or penalty to GNB.

            6.10 Proxy/Prospectus. None of the information relating to and furnished by or on behalf of GNB to be included in the Proxy/Prospectus or in the applications to be filed with governmental agencies as described in Section 4.1 shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at the time the Proxy/Prospectus is distributed to shareholders of GNB (and at the time of the GNB Meeting) or at the time said applications are submitted, as applicable.

            6.11 Other Reports and Returns. Attached as exhibits to the Disclosure Letter are accurate and complete copies of all periodic and annual reports, returns and other filings required to be filed by it with federal and state regulatory authorities since January 1, 1990 and taxing authorities since January 1, 1986. Such reports, returns and filings were filed in compliance with all applicable requirements and the information contained in such reports, returns and other filings was, as of the dates of filing thereof, true, accurate and complete in all material respects.

            6.12  Related Party Transactions.

                  (a) Except as set forth in the Disclosure Letter, there are no transactions, loans, agreements or contracts between GNB and any of its employees, officers or directors, or between GNB and any business of which any of its employees, officers or directors is an affiliate.

                  (b) From and after the date hereof, and prior to earlier to occur of the Effective Date and the termination of this Plan, GNB shall not, without the prior written consent of the Surviving Bank, enter into any transactions, loans, agreements, or contracts between GNB and any of its employees, officers, or directors, or between GNB and any business of which any of its employees, officers or directors is an affiliate, except (a) for renewals and refinancings of existing loans in an amount not exceeding their original principal amount, and
(b) loans not exceeding $250,000 individually or $2,500,000 in aggregate in principal amount made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and which do not involve more than the normal risk of collectibility or present other unfavorable features.

            6.13 Properties. Except as set forth in the Disclosure Letter, GNB has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equities to all of the properties and assets, real and personal, reflected on the Interim Balance Sheet or acquired after such date, except
(a) liens for current taxes not yet due and payable, (b) such imperfections of title, easements and encumbrances, if any, which, either singly or in the aggregate, are not material in character, amount or extent and (c) dispositions and encumbrances in the ordinary course of business. Except as set forth in the Disclosure Letter, all real property now or previously owned, operated, used or leased by GNB is now and has always been in compliance with all applicable laws and regulations concerning or relating to the protection of health and the environment. Except as set forth in the Disclosure Letter, all material leases pursuant to which GNB, as lessee, leases real or personal property, are valid and enforceable in accordance with their respective terms. All such leases, and all other agreements to which GNB is a party, were made in the ordinary course of business, are in full force and effect, and are valid and binding obligations of the parties thereto. GNB is not in default or breach of any such material lease or agreement.

            6.14 Employee Benefit Plans. Except as set forth in the Disclosure Letter, all of GNB's employee benefit and pension plans and practices now or formerly maintained by GNB have been administered in compliance with their terms and are in compliance in all material respects with all applicable laws and regulations. Except as set forth in the Disclosure Letter, all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), that cover any of GNB's employees comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; GNB has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which could result in any material penalties or taxes under Section 502(i) of ERISA or
Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by GNB to be incurred with respect to any such plan which is subject to Title IV of ERISA ("Pension Plan"); no Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the present value of the assets of each Pension Plan exceeds the present value of the liability for accrued benefits under such Pension Plan as of the end of the most recent plan year with respect to the respective Plan ending prior to the date hereof; calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plans as of the date hereof; none of GNB's employees is covered by a collective bargaining agreement; and it has not contributed to a "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980.

            6.15  Representations Concerning Tax-Free
Reorganization. All liabilities of GNB and all liabilities to which assets of GNB are subject have been incurred by GNB in the ordinary course of its business. No intercorporate indebtedness exists between GNB and Commonwealth or Meridian or between GNB and Commonwealth Bank or Meridian Bank. GNB is not an "investment company" as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code. GNB is not the subject of a receivership, insolvency, or similar proceeding in a federal or state court.

            6.16 Full Disclosure. No representation or warranty by GNB in this Plan nor any other information furnished by it in connection with the transactions contemplated herein contains any untrue statement of material fact or omits to state a material fact necessary to make such representations, warranties and information not misleading. GNB has no reason to believe that there is any fact that has not been disclosed to Commonwealth that materially adversely affects or may materially adversely affect GNB's business, financial condition, property, operations or prospects.

      7.    Representations and Warranties of Surviving Bank.

            The Surviving Bank and its parent hereby represent and warrant as follows:

            7.1 Recitals. The facts set forth in the recitals to this Plan with respect to the Surviving Bank and its parent are true and correct.

            7.2 Operations. The Surviving Bank and its parent have the corporate power and authority, and all necessary governmental licenses, approvals and permits, to own their respective assets and to carry on their respective businesses as they are now being conducted.

            7.3 Exchange Common Shares. The Exchange Common Shares to be issued in connection with the Merger pursuant to this Plan, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and non-assessable.

            7.4 Execution and Delivery of Plan. The execution and delivery of this Plan and the Supplemental Agreement and the consummation of the transactions contemplated herein and therein by the Surviving Bank and its parent have been duly and validly authorized by all necessary corporate action, and this Plan and the Supplemental Agreement each is a valid and binding agreement of each of them enforceable against each of them in accordance with its terms.

            7.5 Absence of Violation. Neither the execution or delivery of this Plan and the Supplemental Agreement, the consummation of the transactions contemplated herein or therein nor the compliance by either the Surviving Bank or its parent with any of the provisions of this Plan or the Supplemental Agreement shall breach or violate any provision of their respective Articles of Incorporation or Bylaws or conflict with or result in a breach of or default under, any material agreement, obligation or instrument to which either of them is a party or by which either is bound, or violate or conflict with, or result in a breach of or default under, any judgment, order or decree of any court or governmental agency, under any law, decree of any court or governmental agency, under any law, statute, rule or regulation, or any governmental permit or authorization applicable to either of them or their assets.

            7.6 Compliance with Laws. Each of the Surviving Bank and its parent has conducted its business in compliance in all material respects with all applicable laws and regulations, including without limitation, applicable banking laws and regulations, employment, discrimination and tax laws and regulations and environmental laws and regulations and neither is subject to any memorandum of understanding, written agreement or similar arrangement with any regulatory agency.

            7.7   SEC Reports.

                  (a) The Annual Report on Form 1O-K for the fiscal year ended December 31, 1992, and any other documents filed subsequent to December 31, 1992 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), by the parent of the Surviving Bank with the SEC (collectively, its "Reports") complied, at the time of filing, with the applicable requirements of the Securities Exchange Act and the rules and regulations thereunder.

                  (b) All financial statements delivered by the parent of the Surviving Bank to GNB on or after the date hereof and prior to the Merger shall be prepared on a basis consistent with the financial statements included in the Reports.

            7.8 Adverse Change. There has been no material adverse change in the consolidated business, financial condition, property, operations or prospects of the parent of the Surviving
Bank since December 31, 1992.

            7.9 Proceedings. No material litigation, proceeding or controversy before any court or governmental agency is pending against either of the Surviving Bank or its parent and, to the best of their knowledge, no such litigation, proceeding or controversy is threatened or is contemplated.

            7.10 Proxy/Prospectus. None of the information relating to and furnished by or on behalf of the Surviving Bank or its parent to be included in the Proxy/Prospectus or the applications to be filed with governmental agencies as described in Section 4.1 shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at the time the Proxy/Prospectus is distributed to shareholders of GNB (and at the time of the GNB Meeting) or at the time said applications are submitted, as applicable.

      8.    Abandonment and Termination.

            8.1 Failure to Satisfy Conditions. Notwithstanding the approval of this Plan by the shareholders of GNB, any party to this Plan, acting pursuant to the authorization of its Board of Directors and with or without the approval of its shareholders, may by notice to the other parties terminate this Plan and such party's obligations to proceed with the Merger if at any time prior to the Effective Date any event shall have occurred or any state of facts shall exist that renders it impossible to fulfill any of the conditions to such party's obligations under this Plan.

            8.2 Other Termination. Notwithstanding the approval of this Plan by the shareholders of GNB, the Merger may also be abandoned and this Plan terminated at any time prior to the Effective Date with or without shareholder approval (a) by mutual agreement of the parties approved by their respective Boards of Directors, (b) by any party, acting pursuant to the authorization of its Board of Directors, by notice to the other parties if the Effective Date has not occurred on or before June 1, 1994 as such date may be extended pursuant to Section 1.4(a) above or such later date as the parties may mutually agree upon either before or after approval of this Plan by the shareholders of GNB or
(c) by Commonwealth Bank, by giving written notice to GNB by the close of business on May 15, 1993, if any matter or thing has come to the attention of Commonwealth Bank in the course of its investigation pursuant to Section 5.4 hereof or otherwise with respect to GNB, that, in its sole and exclusive opinion, leads it to believe that any such matter or thing materially adversely affects the financial or business performance or prospects of GNB so that it would be inadvisable for the Surviving Bank to proceed with the Merger or (d) by Commonwealth Bank if it has not received on or before the fifteenth day after the date hereof assurances from its independent accountants satisfactory to it that the consummation of the Merger and the transactions contemplated hereby do not disqualify the Meridian/Commonwealth Merger from "pooling of interests" accounting treatment.

            8.3 Liability. The termination of this Plan and the abandonment of the Merger by any party under Section 8.1 or 8.2(b) shall not relieve any other party of any liability for breach of any provision hereof prior to the date of termination or abandonment. The termination of this Plan and the abandonment of the Merger under Section 8.2(a) or Section 8.2(c) or (d) shall be without liability to any party.

      9.    Expenses.

      Except as set forth in the next sentence, each party shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel. The Surviving Bank and its parent shall pay all application fees in connection with obtaining regulatory approvals; GNB and the parent of the Surviving Bank shall each bear and pay half of all registration and qualification fees payable to federal and state securities authorities in connection with the Proxy/Prospectus and all printing costs; provided that GNB shall not be required to pay more than $7,500 in respect of printing costs, and, if the Merger is abandoned by Commonwealth or Commonwealth Bank because of circumstances relating to their pending mergers with Meridian and Meridian Bank, Commonwealth will reimburse GNB for its legal expenses resulting from the transactions contemplated herein in an amount not to exceed $20,000.

      10.   Brokerage Commissions.

      Except for McConnell, Budd & Downes, Inc., which has been retained by GNB to render the opinion described in Section 3.6 (and which shall be paid by GNB), neither GNB, the Surviving Bank or its parent nor any of their respective officers, directors, employees or agents, has employed or will employ any broker, finder or financial adviser, or has incurred or will incur liability for any fees or commissions payable to any such person, in connection with this Plan or the transactions contemplated herein.

      11.   Miscellaneous.

            11.1 Amendment and Waiver. At any time prior to or (to the fullest extent permitted by law) after approval of this Plan by the shareholders of GNB, (a) the parties hereto may, by written agreement authorized by their respective Boards of Directors and with or without the approval of their shareholders, amend any of the provisions of this Plan, and (b) any party may waive any default by any other party or the failure to satisfy any of the conditions to its obligations; provided that such waiver is in writing and authorized by the Board of Directors of the waiving party, with or without the approval of such party's shareholders.

            11.2 Survival. All representations and warranties contained herein, in the Supplemental Agreement or in any writing delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date if the Merger is consummated; provided that no such representation or warranty shall be deemed to be terminated or extinguished so as to deprive GNB, Commonwealth, Commonwealth Bank, Meridian or Meridian Bank (or any director, officer or controlling person thereof) of any defense that otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of any party, the aforesaid representations and warranties being material inducements to the consummation by the parties of the transactions contemplated herein.

            11.3 Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if made in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the party entitled to notice at its registered or principal office as set forth in the recitals.

            11.4 Entire Agreement. This Plan and the Supplemental Agreement contain the final and entire agreement and understanding of the parties with respect to the transactions contemplated herein and supersede all prior agreements or understandings with respect thereto, written or oral. No party may assign any of its rights or delegate any of its obligations under this Plan and the Supplemental Agreement to any other person, except as expressly contemplated by this Plan and the Supplemental Agreement.

            11.5 Confidentiality. If the Merger contemplated herein is not consummated for any reason, no party shall use or disclose to third parties, or permit any of its employees, agents or representatives to use or disclose to third parties, any information about any other party that is obtained from such party (or such party's employees, agents or representatives) pursuant to Section 5.4 or otherwise in connection with the transactions contemplated hereby, except to the extent such information is publicly available or obtained from independent sources.

            11.6 Headings. The headings contained herein are for convenience only and do not constitute a part of this Plan.

            11.7 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, except to the extent federal laws are applicable.

            11.8 Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

            IN WITNESS WHEREOF, each party has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first above written.

(CORPORATE SEAL)                    COMMONWEALTH BANCSHARES CORPORATION

Attest:

/s/ Anthony W. Boroch               /s/ William D. Davis
Anthony W. Boroch,                  William D. Davis, Chairman and
   Secretary                        Chief Executive Officer

(CORPORATE SEAL)                    THE GRANGE NATIONAL BANK OF
                                    SUSQUEHANNA COUNTY
Attest:

/s/ William S. Kane                 By:/s/ Agnes M. Jones
William S. Kane                                             Agnes M. Jones,
President and
Secretary                                 Chief Executive officer

(CORPORATE SEAL)                    COMMONWEALTH BANK

Attest:

/s/ Anthony W. Boroch               By:/s/ William E. Snell, Jr.
Anthony W. Boroch,                  Title:  William E. Snell, Jr.
Secretary                                    President and
                                             Chief Executive Officer

      The undersigned Directors of The Grange National Bank of
Susquehanna County do hereby consent to the aforesaid Plan and do individually agree to support said Plan and to vote the shares of capital stock each owns in favor of said Plan.

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

__________________________________

SUPPLEMENTAL AGREEMENT
TO
JOINT PLAN OF MERGER
Between
GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY and
COMMONWEALTH BANK


            This Supplemental Agreement (the "Agreement") to the Joint Plan of merger Between Grange National Bank of Susquehanna County and Commonwealth Bank of even date herewith (the "Plan") is dated as of April 26, 1993 and adopted and made by and among Meridian Bancorp, Inc., a Pennsylvania corporation ("Meridian"), having its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19603, Meridian Bank, a Pennsylvania banking corporation and a wholly-owned subsidiary of Meridian ("Meridian Bank"), The Grange National Bank of Susquehanna County ("GNB"), a national banking association, with its principal place of business at 220 Main Street, New Milford, Pennsylvania, Commonwealth Bancshares Corporation, a Pennsylvania corporation ("Commonwealth") having its principal place of business at 101 West Third Street, Williamsport, Pennsylvania 17703, and Commonwealth Bank, a Pennsylvania banking corporation and a wholly-owned subsidiary of Commonwealth ("Commonwealth Bank").

                                   RECITALS

            Commonwealth, Commonwealth Bank and GNB are the parties to the Plan, a copy of which is attached hereto as Annex A.

            Meridian and Commonwealth are parties to an Agreement and Plan of Merger dated as of March 30, 1993, a copy of which is attached hereto as Exhibit B (the "Meridian/Commonwealth Agreement"), pursuant to which Commonwealth is to be merged with and into Meridian, with Meridian being the surviving corporation (the "Meridian/Commonwealth Merger"), and Commonwealth Bank is to be merged with and into Meridian Bank, with Meridian Bank being the surviving corporation (the "Meridian Bank/Commonwealth Bank Merger").

            The purpose of this Agreement is to set forth the understanding of the parties that (a) if the Meridian/Commonwealth Merger is consummated, upon the effectiveness of that merger, Meridian shall acquire all rights and assume all obligations of Commonwealth under the Plan and
(b) if the Meridian Bank/Commonwealth Bank Merger is consummated, upon the effectiveness of such merger, Meridian Bank shall acquire all rights and assume all obligations of Commonwealth Bank under the Plan.

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

            1. Consent to Plan. Each of Meridian and Meridian Bank hereby consents to the execution and delivery of the Plan and this Supplemental Agreement by Commonwealth and Commonwealth Bank and the performance by them of their respective obligations thereunder and hereunder.

            2.  Effect of the Meridian Mergers.

                  (a)   Upon the effectiveness of the
Meridian/Commonwealth Merger, Meridian shall succeed to all rights and assume all obligations of Commonwealth under the Plan, and from and after such time and date, Meridian shall be, and shall be treated for all purposes under the Plan as, the "parent of the Surviving Bank" (as defined in the Plan) as if the Plan had been joined in by it in such capacity the first instance.

                  (b)   Upon the effectiveness of the Meridian
Bank/Commonwealth Bank Merger, Meridian shall succeed to all rights and assume all obligations of Commonwealth Bank under the Plan, and from and after such time and date, Meridian Bank shall be, and shall be treated for all purposes as a "party" to the Joint Plan of Merger set forth in the Plan and as the Surviving Bank (as defined in the Plan) as if the Plan had been executed by it in such capacity in the first instance.

            3. Restatement of Section 1.4(a) of the Plan. If, but only if, the Meridian/Commonwealth Merger has been consummated before the Effective Date (as defined in the Plan), upon the effectiveness of the Meridian/Commonwealth Merger:

                  (a) the first sentence of Section 1.4(a) of the Plan shall be restated to read in its entirety as follows:

                  "Subject to the other provisions of this
                  Section 1.4 and the provisions of the Supplemental Agreement, on the Effective Date each common share of GNB issued and outstanding immediately prior thereto shall, by virtue of the Merger, automatically and without need for any other act, be converted into and become (i) if the Effective Date occurs on or before May 31, 1994, 5.66 common shares of Meridian common stock unless the Closing Value (as defined below) of one Meridian common share is less than $32.685, and, then, into the lesser of such number of Meridian common shares as have a Closing Value of $185.00 or 6.50 Meridian common shares or (ii) if the Effective Date occurs on or after June 1, 1994, 6.66 shares of Meridian common stock"; and

                  (b)   the second and third sentences of such
Section 1.4(a) shall be deleted from the Plan in their entirety.

            4. Limitations on Liability. The obligations and liabilities of the parties are limited as follows:

                  (a) Neither Meridian nor Meridian Bank or any of their respective directors, officers, shareholders, employees, agents, representatives, or their respective heirs, successors or assigns shall have any obligation or liability to GNB, Commonwealth or Commonwealth Bank, or to their respective directors, officers, shareholders, employees, agents or representatives, or to their respective heirs, successors or assigns until such time, if ever, as Meridian and Meridian Bank shall, respectively, have joined in or become party to the Joint Plan of Merger set forth in the Plan as described in Section 2 above, except for such liability, if any, as they may have for any failure by Meridian or Meridian Bank to perform its obligations under this Agreement.

                  (b) Neither Commonwealth nor Commonwealth Bank or any of their respective directors, officers, shareholders, employees, agents, representatives, or their respective heirs, successors or assigns shall have any obligation or liability to Meridian or Meridian Bank or to GNB or to any of their respective directors, officers, shareholders, employees, agents or representatives, or to their respective heirs, successors or assigns for any breach by Meridian or Meridian Bank of any of its obligations or representations and warranties to GNB or any breach by GNB of any of its obligations or representatives and warranties to Meridian or Meridian Bank.

            5. Filings. Each of the parties will use its best reasonable efforts to cause the Merger, subject to the satisfaction of the appropriate conditions in Sections 2 and 3 of the Plan, to be consummated as promptly as practicable, and thus, the applications for required federal and state banking approvals referred to in Section 4.1 of the Plan to be filed as promptly as practicable and to cause the Proxy/Prospectus (as defined in the Plan) to be filed with the SEC (as defined in the Plan) (a) (as nearly as practicable) contemporaneously with the filing, if any, of the joint proxy statement/prospectus seeking approval of the Meridian/Commonwealth Merger, or (b) as promptly as practicable thereafter, but, in any event, (c) on or before June 30, 1993; provided, however, that no party shall have any liability to any other party or person hereunder or under the Plan if any such filing cannot be made pursuant to applicable federal or state banking or securities laws, the rules and regulations promulgated thereunder or the interpretations thereof by the appropriate agencies or because of the failure, refusal or inability of any third party to cooperate in the making of any such filing, and, provided, further, that any party shall have the right to postpone the making of any such filing for a period of up to thirty (30) days if, in its business judgment, there are valid business reasons (other than the avoidance of its obligations under Plan or this Supplemental Agreement) for such postponement. If at any time prior to the meeting of the GNB shareholders to vote on the Plan, this Supplemental Agreement and the Merger (as defined in the Plan), or thereafter during the period in which the Registration Statement (as defined in the Plan) is effective, there occurs any material development which requires the making of changes in the Proxy/Prospectus or the Registration Statement so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then GNB agrees that it shall postpone any meeting of its shareholders which has been scheduled until the Proxy/Prospectus and the Registration Statement of which it is a part have been amended or supplemented as necessary, and at the request of the Surviving Bank, recirculate the Proxy/Prospectus, as so amended or supplemented, and reconvene the meeting of GNB shareholders to consider such amendment or supplement.

            6.  Pooling of Interests.

            Within two business days after the date hereof each of Commonwealth and Meridian shall request from their independent accountants confirmation that consummation of the Merger (as defined in the Plan) and the transactions contemplated by the Plan and this Supplemental Agreement do not cause the acquisition of Commonwealth by Meridian in the Meridian/Commonwealth Merger to fail to qualify for "pooling of interests" accounting treatment. If either Meridian or Commonwealth fails to receive such confirmation in form and substance satisfactory to it, on or before the date on which GNB is required to deliver the Disclosure Letter (as defined in the Plan), GNB and Commonwealth will at the written request of Meridian or Commonwealth delivered on or before May 11, 1993, terminate the Plan; provided, however, that at the written request of GNB delivered on or before May 12, 1993, Commonwealth and Meridian shall negotiate in good faith with GNB to restructure the Plan so that the consummation of the Merger and the transactions contemplated by the Plan in this Supplemental Agreement would not cause the acquisition of Commonwealth by Meridian to fail to qualify for "pooling of interests" accounting treatment; provided, further that this clause shall not impose any obligation on the parties other than to negotiate in good faith.

            7.  Miscellaneous.

                  (a) Timing of Certain Events. In the event that GNB elects pursuant to Section 1.4(a) of the Plan to require Commonwealth Bank to consummate the Merger within forty-five
(45) days, subject to the satisfaction of the appropriate conditions precedent in Sections 2 and 3 of the Plan, each party agrees to use its reasonable best efforts to cause such consummation to occur within such period; provided, however, that if the Meridian/Commonwealth Merger can be consummated during such period, the parties agree that the Meridian/Commonwealth
Merger may be closed prior to the closing of the Merger;
provided, that each of the parties uses their best efforts to cause the Merger to be consummated simultaneously with or as promptly as practicable after the Meridian/Commonwealth Merger.

                  (b) Amendment and Waiver. At any time prior to or (to the fullest extent permitted by law) after approval of the Plan by the shareholders of GNB, (a) the parties hereto may, by written agreement authorized by their respective Boards of Directors and with or without the approval of their shareholders, amend any of the provisions of this Agreement, and (b) any party may waive any default by any other party or the failure to satisfy any of the conditions to its obligations; provided that such waiver is in writing and authorized by the Board of Directors of the waiving party, with or without the approval of such party's shareholders.

                  (c) Termination. This Agreement (except for the provisions of Sections 4 and 7(f) hereof, which shall survive any such termination) shall terminate, without further action by any party, upon the first to occur of the termination of the Meridian/Commonwealth Agreement or the termination of the Plan.

                  (d) Notices. Any notice or other communication required or permitted hereunder shall be sufficiently given if made in writing and delivered personally or sent by registered or certified mail, postage prepaid, to the party entitled to notice at its registered or principal office as set forth in the preamble.

                  (e)   Entire Agreement.  The Plan and this
Agreement contain the final and entire agreement and understanding of the parties with respect to the transactions contemplated therein and herein and supersede all prior agreements or understandings with respect thereto and hereto, written or oral. No party may assign any of its rights or delegate any of its obligations under the Plan and this Agreement to any other person, except as expressly contemplated by the Plan and this Agreement.

                  (f) Confidentiality. If the Merger (as defined in the Plan) is not consummated for any reason, no party shall use or disclose to third parties, or permit any of its employees, agents or representatives to use or disclose to third parties, except to the extent publicly available or obtained from independent sources, any information about any other party that is obtained from such party (or such party's employees, agents or representatives) in connection with the transactions contemplated hereby.

                  (g) Headings. The headings contained herein are for convenience only and do not constitute a part of this Agreement.

                  (h)   Governing Law.  This Agreement shall be
governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

            IN WITNESS WHEREOF, each party hereto has caused this Plan to be executed on its behalf and its corporate seal to be affixed hereto by its duly authorized officers, all as of the day and year first above written.

[CORPORATE SEAL]                    COMMONWEALTH BANCSHARES CORPORATION

                                    By /s/William D. Davis
                                                William D. Davis,
                                                Chairman and Chief
                                                Executive Officer

                                    Attest: /s/Anthony W. Boroch
                                                Anthony W. Boroch,
                                                Secretary

[CORPORATE SEAL]                    THE GRANGE NATIONAL BANK OF
                                    SUSQUEHANNA COUNTY

                                    By /s/Agnes M. Jones
                                                Agnes M. Jones,
                                                President

                                    Attest:/s/ William J. Kane
                                    Secretary

[CORPORATE SEAL]                    COMMONWEALTH BANK

                                    By /s/ William E. Snell, Jr.
                                    Title:

                                    Attest: /s/Anthony W. Boroch
                                    Secretary

[CORPORATE SEAL]                    MERIDIAN BANCORP, INC.

                                    By /s/ David E. Sparks
                                    Title:

                                    Attest: /s/ Dawn P. Smith
                                    Secretary

[CORPORATE SEAL]                    MERIDIAN BANK

                                    By /s/ David E. Sparks
                                    Title:

                                    Attest: /s/ Dawn P. Smith
                                    Secretary

             SECOND SUPPLEMENTAL AGREEMENT TO JOINT PLAN OF MERGER

      THIS SECOND SUPPLEMENTAL AGREEMENT TO JOINT PLAN OF MERGER, dated as of February 17, 1994 (the "Second Supplemental Agreement"), is adopted and made by and among MERIDIAN BANCORP, INC. ("Meridian"), a Pennsylvania business corporation, having its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19601, MERIDIAN BANK ("Meridian Bank"), a Pennsylvania banking corporation and wholly-owned subsidiary of Meridian, with its principal place of business at 35 North Sixth Street, Reading, Pennsylvania 19601, and THE GRANGE NATIONAL BANK OF SUSQUEHANNA COUNTY ("GNB"), a national banking association, with its principal place of business at 220 Main Street, New Milford, Pennsylvania 18834.

                                  BACKGROUND

      1. Commonwealth Bancshares Corporation ("Commonwealth"), formerly a Pennsylvania business corporation having its principal place of business at 101 West Third Street, Williamsport, Pennsylvania 17703, Commonwealth Bank ("Commonwealth Bank"), formerly a Pennsylvania banking corporation having its principal place of business at 101 West Third Street, Williamsport, Pennsylvania 17703 and GNB entered into a Joint Plan of Merger, dated as of April 26, 1993 (the "Plan"), providing for, among other things, the merger of GNB with and into either
(i) Commonwealth Bank, with Commonwealth Bank surviving the merger, or (ii) Meridian Bank, with Meridian Bank surviving the merger, in the event that the then pending merger of Commonwealth Bank and Meridian Bank was completed prior to completion of the proposed merger of GNB and Commonwealth Bank.

      2. Meridian, Meridian Bank, Commonwealth, Commonwealth Bank and GNB entered into a Supplemental Agreement to Joint Plan of Merger, dated as of April 26, 1993 (the "First Supplemental Agreement") (the Plan and the First Supplemental Agreement are hereinafter collectively referred to as the "Merger Agreement"), pursuant to which (i) Meridian agreed, among other things, to acquire all rights and assume all obligations of Commonwealth under the Plan in the event the then pending merger of Meridian and Commonwealth was completed, and (ii) Meridian Bank agreed, among other things, to acquire all rights and assume all obligations of Commonwealth Bank under the Plan in the event the then pending merger of Meridian Bank and Commonwealth Bank was completed.

      3. On August 31, 1993, Commonwealth merged into Meridian and Commonwealth Bank merged into Meridian Bank.

      4. Upon the completion of the respective mergers of Commonwealth and Commonwealth Bank into Meridian and Meridian Bank, respectively, Meridian and Meridian Bank acquired all rights and assumed all obligations of Commonwealth and Commonwealth Bank, respectively, under the Merger Agreement.

      5. Meridian, Meridian Bank and GNB desire to amend the Merger Agreement in certain respects as hereinafter set forth.

                                   AGREEMENT

      NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

      1. Section 2.12 of the Plan. Section 2.12 of the Plan is hereby amended and restated in its entirety as follows:

                  "2.12  Accounting Treatment.
            [Intentionally omitted.]"

      2. Section 2.14 of the Plan. Section 2.14 of the Plan is hereby amended and restated to read in its entirety as follows:

                  "2.14  Employment Agreement.  Agnes
            Jones shall have executed and delivered to Commonwealth Bank a "Change in Control
            Employment Agreement" in substantially the form previously delivered to her by Commonwealth Bank, which agreement provides, in part, for the automatic termination of her employment contract dated July 20, 1989 with GNB and for her employment for up to two years in accordance with such agreement;
            provided, however, that under the terms of such employment agreement Mrs. Jones shall have the option during the second year of such agreement to perform services solely on a consulting basis during normal business hours for up to ten hours per week as requested by the Surviving Bank in consideration of one-half of the base salary provided for under such agreement. Agnes
            Jones shall have also terminated, to the satisfaction of the Surviving Bank, any and all other agreements between herself and GNB in existence on the date hereof, and shall have irrevocably waived and relinquished any and all past, present and future claims to any compensation or payments (except as otherwise provided for in the Change in Control Employment Agreement referred to above) whatsoever resulting from or related to the change of control of GNB in the Merger."

      3. Section 5.3 of the Plan. Section 5.3 of the Plan is hereby amended and restated to read in its entirety as follows:

                  "5.3  Negative Covenants.  Without the
            prior written consent of the Surviving Bank, GNB shall not, prior to the Effective Date, willfully or intentionally cause or permit to occur any action or event that would cause any of its representations or warranties contained in this Plan to be untrue had such representation or warranty been made as of immediately after such action or event;
            provided, however, that (i) GNB may declare and pay a regular cash dividend of $1.00 per common share on April 1, 1994 for the first quarter for 1994; and (ii) GNB may, without the prior written consent of the Surviving
            Bank and without causing its representation and warranty set forth in subclause (c) of
            Section 6.7 hereof to be deemed untrue as of the date hereof or as of the Effective Date, increase the rate of compensation paid to directors, officers and employees of GNB, effective January 1, 1994, in a manner consistent with past practice with respect to the timing and amounts of such increases."

      4. Section 6.7 of the Plan. Section 6.7 of the Plan is hereby amended and restated to read in its entirety as follows:

                  "6.7  Absence of Certain Events.  Except
            as set forth in the Disclosure Letter, since
            December 31, 1992 GNB has not: (a) declared or paid any dividend or distribution to any of its shareholders or combined, purchased, redeemed or otherwise acquired any shares of its capital stock (other than in a fiduciary capacity), except for regular, cash dividends payable on the first day of each calendar quarter to shareholders of record on the fifteenth day of the last month of the immediately preceding calendar quarter in an amount not exceeding $0.60 per common share;
            (b) authorized the creation or issuance of or issued or sold any additional shares of its capital stock, or any warrants, options, calls or commitments relating to its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from GNB, shares of its capital stock; (c) entered into or, except as contemplated by Section 2.14 hereof, modified any employment contract with, increased the rate of compensation of, or paid or agreed to pay any bonus to any of its directors, officers or employees; (d) entered into, or substantially modified or increased its contributions to, any pension, retirement, insurance, profit sharing or other benefit plan or arrangement in respect of any of its present or former directors, officers or employees; (e) amended its Articles of Incorporation or Bylaws; (f) disposed of or discontinued any of its material businesses or properties or acquired any material assets
            (other than cash received in connection with deposits obtained by GNB); (g) conducted its business in any respect otherwise than in the ordinary course of business consistent with past practice; or (h) experienced any material adverse change in its business, financial condition, loan portfolio, properties, operations, prospects, or relations with regulatory authorities.
            Notwithstanding Section 6.7(b), if the
            Effective Date occurs after May 15, 1994, GNB may declare and pay, immediately prior to the Effective Date, a cash dividend in an amount equal to $.32 multiplied by the number of shares of Meridian Common Stock into which each common share of GNB issued and outstanding immediately prior to the
            Effective Date shall be converted in
            accordance with this Agreement."

      5. Further Assurances. Meridian and Meridian Bank shall each use its best efforts in good faith to complete the Merger as expeditiously as possible notwithstanding the effect of any other merger or acquisition agreement to which Meridian or Meridian Bank is a party or may become a party in the future.

      6.    Miscellaneous.

            (a) Except as amended hereby, the Plan and the First Supplemental Agreement are ratified and confirmed in all respects.

            (b) The Plan, the First Supplemental Agreement and this Second Supplemental Agreement contain the entire agreement and understanding of the parties with respect to the transactions contemplated herein and therein and supersede all prior agreements or understandings with respect hereto and thereto, whether written or oral.

            (c) Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

            (d) This Second Supplemental Agreement shall be governed and construed in accordance with the domestic, internal law of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

            (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

      IN WITNESS WHEREOF, the parties have caused this Second
Supplemental Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                    MERIDIAN BANCORP, INC.

                                    By/s/ Michael J. Hughes

(SEAL)                              Attest:/s/ William L. Gaunt


                                    MERIDIAN BANK

                                    By/s/ Wayne R. Huey, Jr.

(SEAL)                              Attest:/s/ William L. Gaunt


                                    THE GRANGE NATIONAL BANK OF
                                    SUSQUEHANNA COUNTY

                                    By/s/ Agnes M. Jones

(SEAL)                              Attest:___________________________

                   OPINION OF McCONNELL, BUDD & DOWNES, INC.

                                                   March 14, 1994

The Board of Directors
The Grange National Bank of Susquehanna County
220 Main Street
New Milford, Pennsylvania  18834


Dear Members of the Board:

      You have requested our opinion as to the fairness from a financial point of view to the holders of common stock of the Grange National Bank of Susquehanna County ("Grange") of the Exchange Ratio, (within the maximum and minimum limits as defined hereinbelow) by which the consideration to be paid by Meridian Bancorp, Inc. ("Meridian") is to be determined, in accordance with the terms of the Joint Plan of Merger as dated April 26, 1993, the Supplemental Agreement to Joint Plan of Merger and a Second Supplemental Agreement to the Joint Plan of Merger as dated February 17, 1994. Under the terms of the Joint Plan of Merger, each outstanding share of Grange common stock, other than shares already held by Meridian, shares held by Grange as treasury stock and shares of Grange as to which dissenters' rights have been perfected, will be converted into that number of shares of Meridian common stock as shall equal the quotient (the "Exchange Ratio") of $185.00 divided by the Closing Value (as defined hereinbelow) but in no event prior to June 1, 1994 shall the Exchange Ratio be less than 5.66 nor more than 6.5. For purposes of the Joint Plan of Merger, Closing Value of Meridian Common Stock means the average of the last quoted per share sales price for the Exchange Common Shares for the twenty Trading Days immediately preceding the Effective Date, as reported by the national securities exchange, if any, on which such shares are then listed for sale or on the NASDAQ, as the case may be, or if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the NASDAQ or such other system then in use for such period. Terms not otherwise defined in this letter shall have the same meanings given them in the Joint Plan of Merger.

      McConnell, Budd & Downes, Inc. as part of its investment banking business is continually engaged in the valuation of Bank Holding Companies, Banks, Thrift Holding Companies and Thrifts and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, market making as a NASDAQ market maker, secondary distributions of listed securities, private placements and valuations for corporate and other purposes. We are familiar with Grange having acted as financial advisor to Grange since October 30, 1992 on a contractual basis, including n the negotiations leading up to the transaction with Meridian. In the course of our acting as financial advisor to Grange in conjunction with this transaction we have received fees for our services and will receive additional fees contingent on certain occurrences. We will receive a fee for tendering this opinion.

      In the ordinary course of our business, we may trade the equity securities of Meridian, for our own account, for the accounts of our customers and for the accounts of individual employees of McConnell, Budd & Downes. Accordingly we may from time to time hold a long or short position in the equity securities of Meridian. As of the date of this opinion letter the aggregate amount of Meridian equity securities held by this firm, its principals and employees and customers is zero.

      In forming our opinion, we have reviewed publicly available business and financial information relating to Grange and Meridian. We also reviewed the Joint Plan of Merger, the Supplemental Agreement to Joint Plan of Merger and a Second Supplemental Agreement to the Joint Plan of Merger. We have also reviewed certain other information including internal reports and documents of Grange and other internal, management prepared financial forecasts or projections provided to us by Grange. Due to its corporate policy, Meridian did not provide us with any specific management prepared financial forecasts or projections concerning Meridian's future performance. Meridian also declined to provide other requested non-public information based on the same policy. We have also met with and had discussions with members of senior management of each of Grange and Meridian regarding their respective past and current business operations and financial condition. We have reviewed and studied the historical stock prices and trading volumes of the common stocks of both Grange and Meridian. We have also reviewed the publicly available terms and conditions of recent acquisitions of commercial banks within Pennsylvania. We have also conducted such other studies, analyses and investigations as we deemed appropriate under the circumstances surrounding this transaction.

      In the course of our review and analysis we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by the management of both Grange and Meridian or publicly available. In reaching our opinion, we have not performed or obtained from any other source, any independent appraisals of the assets of Grange or of Meridian.

      In the course of rendering this opinion, which is being rendered prior to receipt of all required regulatory approvals necessary for the consummation of the transaction, we are assuming that no conditions will be imposed by any regulatory agency in connection with its approval of the transaction that will have a material adverse effect on the results of operations or the financial condition or the prospects of the pro forma company.

      Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio, (including the maximum and minimum ratios permitted) provided for in the Joint Plan of Merger is fair to the holders of Grange common stock from a financial point of view.

                                    Sincerely yours,

                                    /s/McConnell, Budd & Downes, Inc.

                                                                       ANNEX C


















                        EXCERPTS FROM NATIONAL BANK ACT
                        RELATING TO DISSENTERS' RIGHTS

Procedure for Conversion, Merger, or
Consolidation; Vote of Stockholders

            Section 2. A national banking association may, by vote of the holders of at least two-thirds of each class of its capital stock, convert into, or merge or consolidate with, a State bank in the same State in which the national banking association is located, under a State charter, in the following manner:

Approval of Board of Directors; Publication of Notice of Stockholders' Meeting; Waiver of Publication;
Notice by Registered or Certified Mail

            (a) The plan of conversion, merger, or consolidation must be approved by a majority of the entire board of directors of the national banking association. The bank shall publish notice of the time, place, and object of the shareholders' meeting to act upon the plan, in some newspaper with general circulation in the place where the principal office of the national banking association is located, at least once a week for four consecutive weeks: Provided, That newspaper publication may be dispensed with entirely if waived by all the shareholders and in the case of a merger or consolidation one publication at least ten days before the meeting shall be sufficient if publication for four weeks is waived by holders of at least two-thirds of each class of capital stock and prior written consent of the Comptroller of the Currency is obtained. The national banking association shall send such notice to each shareholder of record by registered mail or by certified mail at least ten days prior to the meeting, which notice may be waived specifically by any shareholder.

                       Rights of Dissenting Shareholders

            Section 2(b). A shareholder of a national banking association who votes against the conversion, merger, or consolidation, or who has given notice in writing to the bank at or prior to such meeting that he dissents from the plan, shall be entitled to receive in cash the value of the shares held by him, if and when the conversion, merger, or consolidation is consummated, upon written request made to the resulting State bank at any time before thirty days after the date of consummation of such conversion, merger, or consolidation, accompanied by the surrender of his stock certificates. The value of such shares shall be determined as of the date on which the shareholders' meeting was held authorizing the conversion, merger, or consolidation, by a committee of three persons, one to be selected by majority vote of the dissenting shareholders entitled to receive the value of their shares, one by the directors of the resulting State bank, and the third by the two so chosen. The valuation agreed upon by any two of three appraisers thus chosen shall govern; but, if the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment as provided herein, such shareholder may within five days after being notified of the appraised value of his shares appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made, which shall be final and binding as to the value of the shares of the appellant. If, within ninety days from the date of consummation of the conversion, merger, or consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party, cause an appraisal to be made, which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal, or the appraisal as the case may be, shall be paid by the resulting State bank. The plan of conversion, merger, or consolidation shall provide the manner of disposing of the shares of the resulting State bank not taken by the dissenting shareholders of the national banking association.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

      Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

      The bylaws of Meridian provide for (1) indemnification of directors, officers, employees and agents of the registrant and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

      Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Meridian.

Item 21.  Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

            2.1 Joint Plan of Merger, dated as of April 26, 1993 (included as Annex A to the Proxy
                  Statement/Prospectus).

            2.2 Supplemental Agreement to Joint Plan of Merger, dated as of April 26, 1993 (included as Annex A to the Proxy Statement/Prospectus.

            2.3   Second Supplemental Agreement to Joint Plan of
                  Merger, dated as of February 17, 1994 (included as Annex A to the Proxy Statement/Prospectus.

            4.1 Subordinated Trust Indenture dated as of March 9, 1992, between Meridian Bancorp, Inc. and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.1 to Registration Statement No. 33-45562 on Form S-3 of Meridian Bancorp, Inc.).

            4.2 Senior Trust Indenture dated as of March 9, 1992, between Meridian Bancorp, Inc. and The First National Bank of Chicago, as Trustee (incorporated herein by reference to Exhibit 4.2 to Registration Statement No. 33-45562 on Form S-3 of Meridian Bancorp, Inc.).

            4.3 Indenture dated December 1, 1984, relating to $75,000,000 of floating rate subordinated capital notes of Meridian Bancorp, Inc. due December 1, 1996 (incorporated herein by reference to Exhibit 4.2 to Registration Statement No. 2-94325 on Form S-3 of Meridian Bancorp, Inc.).

            4.4 Form of Meridian Bancorp, Inc. floating rate subordinated capital notes due December 1, 1996 (incorporated herein by reference to Exhibit 4.3 to Registration Statement No. 2-94325 on Form S-3 of Meridian Bancorp, Inc.).

            4.5 Rights Agreement dated July 25, 1989, between Meridian Bancorp, Inc. and Meridian Bank, as Rights Agent (incorporated herein by reference to the Registration Statement on Form 8-A of Meridian Bancorp, Inc. filed August 14, 1989).

            4.6 Meridian Bancorp, Inc. has outstanding long-term debt which does not exceed 10% of the total assets of Meridian Bancorp, Inc. and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. Meridian Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

            5.    Opinion of Stevens & Lee re:  Validity.

            8.    Form of opinion of Stevens & Lee re:  Tax Matters.

            23.1  Consent of Davidson, Fox & Co..

            23.2  Form of Consent of KPMG Peat Marwick.

            23.3  Consent of Stevens & Lee (contained in Exhibit 5).

            23.4  Consent of Stevens & Lee (contained in Exhibit 8).

            23.5  Consent of McConnell, Budd & Downes, Inc.

            24.   Power of Attorney.

            99.1  Opinion of McConnell, Budd & Downes, Inc. dated
                  January 25, 1994 (included as Annex B to the Proxy Statement/Prospectus).

      (b)  Financial Statement Schedules.

            None required.

Item 22.  Undertakings.

      (a)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (2)   The registrant undertakes that every prospectus
      (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (b) Insofar as indemnification for liabilities arising under the Securities act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reading, Commonwealth of Pennsylvania, on January 25, 1994.

                                    MERIDIAN BANCORP, INC.
                                    (Registrant)


                                    By:/s/Samuel A. McCullough
                                          Samuel A. McCullough
                                          Chairman and
                                          Chief Executive Officer

            Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title             Date

/s/ Samuel A. McCullough            Chairman,         January 25, 1994
Samuel A. McCullough                Chief
                                    Executive
                                    Officer and
                                    Director
                                    (Principal
                                    Executive
                                    Officer)

/s/ David E. Sparks                 Vice Chairman     January 25, 1994
David E. Sparks                     Chief
                                    Financial
                                    Officer and
                                    Director
                                    (Principal
                                    Financial
                                    Officer)

/s/ Michael J. Mizak, Jr.           Senior Vice       January 25, 1994
Michael J. Mizak, Jr.               President and
                                    Controller
                                    (Principal
                                    Accounting
                                    Officer

/s/                                 Director          January 25, 1994
Delight E. Breidegam, Jr.

/s/ Thomas F. Burke, Jr.            Director          January 25, 1994
Thomas F. Burke, Jr.
/s/ Robert W. Cardy                 Director          January 25, 1994
Robert W. Cardy

                                    Director          January 25, 1994
Harry Corless

/s/ William D. Davis                Director          January 25, 1994
William D. David

                                    Director          January 25, 1994
Julius Erving

/s/ Fred D. Hafer                   Director          January 25, 1994
Fred D. Hafer

/s/ Joseph H. Jones                 Director          January 25, 1994
Joseph H. Jones

/s/ Lawrence C. Karlson             Director          January 25, 1994
Lawrence C. Karlson

/s/ Ezekiel S. Ketchum              Director          January 25, 1994
Ezekiel S. Ketchum

/s/ Sidney D. Kline, Jr.            Director          January 25, 1994
Sidney D. Kline, Jr.

/s/ George W. Leighow               Director          January 25, 1994
George W. Leighow

                                    Director          January 25, 1994
Joseph F. Paquette, Jr.

/s/ Daniel H. Polett                Director          January 25, 1994
Daniel H. Polett

                                    Director          January 25, 1994
Lawrence R. Pugh

/s/ Paul R. Roedel                  Director          January 25, 1994
Paul R. Roedel

/s/ Wilmer R. Schultz               Director          January 25, 1994
Wilmer R. Schultz

/s/ Robert B. Seidel                Director          January 25, 1994
Robert B. Seidel

/s/ Wilmer R. Schultz               Director          January 25, 1994
Wilmer R. Schultz

/s/ Robert B. Seidel                Director          January 25, 1994
Robert B. Seidel

                                    Director          January 25, 1994
Judith M. von Seldeneck

/s/ George Strawbridge, Jr.         Director          January 25, 1994
George Strawbridge, Jr.

                                    Director          January 25, 1994
Anita A. Summers

/s/ Earle Wootton                   Director          January 25, 1994
Earle Wootton

                                 EXHIBIT INDEX


                                                     Sequentially
                                                       Numbered
Number                  Description                      Page
2.1     Joint Plan of Merger, dated as of
        April 26, 1993 (included as Annex A
        to the Proxy Statement/Prospectus.

2.2     Supplemental Agreement to Joint Plan of
        Merger, dated as of April 26, 1993
        (included as Annex A to the Proxy
        Statement/Prospectus.

2.3     Second Supplemental Agreement to Joint
        Plan of Merger, dated as of February 17, 1994 (included as Annex A to the Proxy
        Statement/Prospectus.

4.1     Subordinated Trust Indenture dated as
        of March 9, 1992, between Meridian
        Bancorp, Inc. and The First National
        Bank of Chicago, as Trustee
        (incorporated herein by reference to
        Exhibit 4.1 to Registration
        Statement No. 33-45562 on Form S-3 of
        Meridian Bancorp, Inc.).

4.2     Senior Trust Indenture dated as of
        March 9, 1992, between Meridian Bancorp,
        Inc. and The First National Bank of
        Chicago, as Trustee (incorporated
        herein by reference to Exhibit 4.2 to
        Registration Statement No. 33-45562
        on Form S-3 of Meridian Bancorp, Inc.).

4.3     Indenture dated December 1, 1984,
        relating to $75,000,000 of floating
        rate subordinated capital notes of
        Meridian Bancorp, Inc. due
        December 1, 1996 (incorporated herein
        by reference to Exhibit 4.2 to
        Registration Statement No. 2-94325
        on Form S-3 of Meridian Bancorp, Inc.).

4.4     Form of Meridian Bancorp, Inc. floating
        rate subordinated capital notes due
        December 1, 1996 (incorporated herein by reference to Exhibit 4.3 to Registration
        Statement No. 2-94325 on Form S-3 of
        Meridian Bancorp, Inc.).

4.5     Rights Agreement dated July 25, 1989,
        between Meridian Bancorp, Inc. and
        Meridian Bank, as Rights Agent
        (incorporated herein by reference to
        the Registration Statement on Form 8-A
        of Meridian Bancorp, Inc. filed
        August 14, 1989).

4.6     Meridian Bancorp, Inc. has outstanding
        long-term debt which does not exceed 10% of the total assets of Meridian Bancorp, Inc. and its consolidated subsidiaries;
        therefore, copies of the constituent
        instruments defining the rights of the
        holders of such debt are not included as exhibits to this Registration Statement.
        Meridian Bancorp, Inc. agrees to furnish copies of such instruments to the Commission upon request.

5.      Opinion of Stevens & Lee re:  Validity.

8.      Form of opinion of Stevens & Lee re:
        Tax Matters.

23.1    Consent of Davidson, Fox & Co..

23.2    Form of Consent of KPMG Peat Marwick.

23.3    Consent of Stevens & Lee (contained in
        Exhibit 5).

23.4    Consent of Stevens & Lee (contained in
        Exhibit 8).

23.5    Consent of McConnell, Budd & Downes, Inc.

24.     Power of Attorney.

99.1    Opinion of McConnell, Budd & Downes, Inc.
        dated January 25, 1994 (included as
        Annex B to the Proxy Statement/Prospectus).